  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1996

                                                      REGISTRATION NO. 333-6621
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                       SUBURBAN OSTOMY SUPPLY CO., INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MASSACHUSETTS                  5047                    04-2675674
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                             75 OCTOBER HILL ROAD
                              HOLLISTON, MA 01746
                                (508) 429-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                                HERBERT P. GRAY
                            CHIEF EXECUTIVE OFFICER
                       SUBURBAN OSTOMY SUPPLY CO., INC.
                             75 OCTOBER HILL ROAD
                              HOLLISTON, MA 01746
                                (508) 429-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
      JAMES WESTRA, ESQUIRE                  JOHN J. HUBER, ESQUIRE
   HUTCHINS, WHEELER & DITTMAR                  LATHAM & WATKINS
    A PROFESSIONAL CORPORATION                     SUITE 1300
        101 FEDERAL STREET         1001 PENNSYLVANIA AVENUE, N.W. WASHINGTON,
   BOSTON, MASSACHUSETTS 02110                      DC 20004
          (617) 951-6600                         (202) 637-2200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are to be offered pursuant to a dividend or interest reinvestment plan, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                     CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                PROPOSED MAXIMUM    AGGREGATE
    SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE      OFFERING          AMOUNT OF
       REGISTERED        REGISTERED(1)    PER SHARE         PRICE(1)     REGISTRATION FEE(1)
- --------------------------------------------------------------------------------------------
Common Stock, no par
 value per share.......    4,485,000        $14.00        $62,790,000          $21,652

- -------------------------------------------------------------------------------

(1) The Registrant has previously registered 4,312,500 shares with a proposed maximum offering price of $62,531,250 for which a filing fee of $21,563 has already been paid. An additional filing fee of $100 is paid herewith.


                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                             CROSS-REFERENCE SHEET
        (PURSUANT TO ITEM 501 OF REGULATION S-K SHOWING THE LOCATION IN
    THE PROSPECTUS OF THE RESPONSES TO THE ITEMS IN PART I OF THE FORM S-1)

 ITEM NUMBER AND HEADING
 ON FORM S-1                               LOCATION IN PROSPECTUS
 -----------------------                   ----------------------
 1. Forepart of the
   Registration Statement
   and Outside Front Cover
   Page of Prospectus.....  Outside Front Cover Page of Prospectus
 2. Inside Front Cover and
   Outside Back Cover       Inside Front Cover and Outside Back Cover Pages of
   Pages of Prospectus....  Prospectus
 3. Summary Information,
   Risk Factors and Ratio
   of Earning to Fixed
   Charges................  Prospectus Summary; Risk Factors
 4. Use of Proceeds.......  Prospectus Summary; Use of Proceeds
 5. Determination of
   Offering Price.........  Outside Front Cover Page of Prospectus; Underwriting
 6. Dilution..............  Risk Factors; Dilution
 7. Selling Security
   Holders................  Not Applicable
 8. Plan of Distribution..  Outside Front Cover Page; Underwriting
 9. Description of
   Securities to be
   Registered.............  Capitalization; Description of Capital Stock
10. Interests of Named
   Experts and Counsel....  Not Applicable
11. Information with
   Respect to the           Outside Front Cover Page of Prospectus; Prospectus
   Registrant.............  Summary; Risk Factors; The Company; Recent
                            Developments; Use of Proceeds; Dividend Policy;
                            Capitalization; Dilution; Selected Consolidated
                            Financial Data; Unaudited Combined Pro Forma
                            Financial Data; Management's Discussion and Analysis
                            of Financial Condition and Results of Operations;
                            Business; Management; Certain Transactions;
                            Principal Stockholders; Description of Capital
                            Stock; Shares Eligible for Future Sale; Consolidated
                            Financial Statements
12. Disclosure of
   Commission Position on
   Indemnification for
   Securities Act
   Liabilities............  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
SUBJECT TO COMPLETION

Dated September 18, 1996

                             3,900,000 SHARES

                                     [LOGO]


                                  COMMON STOCK

                                  -----------

All  of the  shares of  Common Stock offered  hereby (the  "Shares") are  being offered by  Suburban Ostomy Supply  Co., Inc. ("Suburban" or  the "Company").
  Prior to  this offering,  there has  been no public  market for  the Common
   Stock. It is currently anticipated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting." The
    Company has applied to have the Shares approved for quotation on the Nasdaq National Market under the symbol "SOSC."

                                  -----------

 SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     UNDERWRITING
           PRICE TO DISCOUNTS AND  PROCEEDS TO
            PUBLIC  COMMISSIONS(1) COMPANY(2)
- ----------------------------------------------
PER SHARE    $           $             $
TOTAL(3)    $           $             $
- ----------------------------------------------
- ----------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $800,000.

(3) The Company and a certain stockholder have granted the several Underwriters a 30-day option to purchase up to an additional 585,000 shares of Common Stock to cover over-allotments, if any. The Company may, at its election, make available all shares of Common Stock to cover any over-allotments, but in no event will make available fewer than one half of such shares. If all such shares are purchased from the Company, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $   , $    and $   , respectively. See "Underwriting."

                                  -----------

  The Shares are offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject any order in whole or in part and subject to certain other conditions. It is expected that
delivery of the Shares will be made in New York, New York, on or about    ,
1996.

                                  -----------

DEAN WITTER REYNOLDS INC.
          BEAR, STEARNS & CO. INC.
                     WILLIAM BLAIR & COMPANY
                                                      WHEAT FIRST BUTCHER SINGER
    , 1996

        COVER FROM THE WINTER 1995 WHOLESALE CATALOG FEATURING HERBERT
        P. GRAY, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF SUBURBAN, AND CERTAIN REPRESENTATIVE MEDICAL SUPPLIES FROM THE CATALOG.


   The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent public accountants and with quarterly reports for each of the first three quarters of each fiscal year containing unaudited consolidated financial information.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                               ----------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Prospectus Summary.................    4
Risk Factors.......................    7
The Company........................   11
Recent Developments................   11
Use of Proceeds....................   12
Dividend Policy....................   13
Dilution...........................   14
Capitalization.....................   15
Selected Consolidated Financial Da-
 ta................................   16
Unaudited Pro Forma Combined
 Financial Data....................   18
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........   22

                                   PAGE
                                   ----
Business.........................   29
Management.......................   39
Certain Transactions.............   43
Principal Stockholders...........   45
Description of Capital Stock.....   46
Shares Eligible for Future Sale..   48
Underwriting.....................   50
Legal Matters....................   51
Experts..........................   51
Additional Information...........   51
Index to Financial Statements....  F-1

                               ----------------

  UNTIL     , 1996 (25 DAYS FROM THE DATE OF THE PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus: (i) reflects a 3.1 for 1 stock split effected as of June 21, 1996 by means of a stock dividend; and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Capitalization." References to a particular fiscal year of the Company are to the fiscal year of the Company which ends on the Saturday nearest to August 31 of such year. Unless the context requires otherwise, references to "Suburban" or the "Company" are to Suburban Ostomy Supply Co., Inc., and with respect to periods following their respective acquisitions, its subsidiaries, St. Louis Ostomy Distributors, Inc. ("St. Louis Ostomy") and Patient-Care Medical Sales ("Patient-Care").

                                  THE COMPANY

  Suburban is a leading national direct marketing wholesaler of medical supplies and related products to the home health care industry. The Company sells products to over 20,000 customers, including: (i) independent suppliers of home health care products (principally home medical equipment dealers and local and chain pharmacies); (ii) national home health care chains and wholesalers; and (iii) managed care organizations. Through its direct sales and marketing programs, the Company markets a comprehensive selection of more than 5,000 stock keeping units ("SKUs"), comprised primarily of ostomy, incontinence, diabetic and wound care products. The Company's primary product lines fulfill its customers' needs to provide a complete line of products for their home health care patients. The Company believes that its success is attributable to the expertise gained from more than 17 years of focus on its product lines and its commitment to providing superior service and technical support to its customers.

  The Company has positioned itself as a high volume, cost-effective direct marketer of home health care products. The Company's direct marketing materials, particularly its industry-recognized catalog, offer a broad selection of products in an easy to use format, enabling the Company to offer its customers a single source for the Company's product lines. During fiscal 1995, the Company distributed over 500,000 pieces of direct mail, consisting of catalogs, flyers, trade press advertisements and package inserts. This marketing program is supplemented by telemarketing and frequent "fax specials" which provide customers competitive pricing and promotional information. The Company's 40 experienced, highly-trained service representatives located at its headquarters in Holliston, Massachusetts use the Company's proprietary software to fill customer orders, explore additional product needs and respond to customer inquiries. During fiscal 1995, the Company filled over 300,000 customer orders with an average order size of approximately $176. The Company imposes no annual purchase commitments or minimum order requirements. The Company's 20 largest customers accounted in the aggregate for less than 13.1% and 16.2% of the net sales for fiscal 1995 and the thirty-nine weeks ended June 1, 1996, respectively. Suburban provides quick, cost-effective delivery on a national basis, enabling the Company to meet the needs of national home health care and managed care organizations as well as local independent suppliers. Its national distribution network enables the Company to ship over 95% of orders on the day of receipt, with a product fill rate of over 92%, and to deliver product to 94% of the U.S. population within 48 hours. The Company also provides customers with value-added services, such as the Company's stockless inventory program (the "Stockless Inventory Program") in which the Company ships products directly to its customers' patients and provides detailed utilization reporting to customers. The Stockless Inventory Program is designed to assist customers in reducing their inventory levels, controlling costs and managing utilization.

  The Company is committed to meeting the changing needs of manufacturers and customers in the home health care market. Manufacturers are becoming increasingly dependent upon wholesalers to help reduce manufacturers' costs by assuming their small order distribution. The Company achieves volume discounts, rebates and promotional allowances from manufacturers by providing significant value added services to its suppliers through marketing support and information management. Suburban's high degree of service, technical support and outbound telemarketing complements the manufacturers' continuing product support. In addition, Suburban's direct marketing expertise enhances the manufacturers' ability to introduce new products and sustain on-going marketing campaigns. With respect to customers, cost containment efforts are prompting many of the Company's customers to become "one stop shop" suppliers of home health care products. Suburban offers customers a comprehensive selection of products that customers typically are unable to stock cost effectively because of the relatively low volume of sales of such products by these customers. The Company's national distribution network and management information systems ("MIS") enable it to fill a large quantity of the small and broken case orders typically placed by home health care providers and which many other wholesalers have difficulty filling efficiently.

  The Company believes that there are economic and demographic factors that will support the continued growth of home health care and the need for the Company's products. Ongoing efforts to reform the health care system have resulted in greater cost sensitivity on behalf of medical providers and payors. Home delivered health and medical services are increasingly recognized as viable, low-cost alternatives to inpatient care. Industry research indicates that the majority of patients prefer home health care to institutional care, and that patients recover more quickly in the home environment with the close support of family and friends. Technological advancements have also enabled patients who previously would have required hospitalization to be treated at home. In addition, the elderly represent the largest and fastest-growing single consumer segment of health care in the United States. The Company believes that greater utilization of medical services by the elderly will drive growth in the use of medical supplies, including products used in the home setting.

  The Company's growth strategy is to increase sales and profitability by: (i) making strategic acquisitions of health care wholesalers; (ii) increasing sales to national home health care chains; (iii) adding contracts with managed care organizations; and (iv) increasing sales to independent suppliers. Consistent with the Company's acquisition strategy, the Company has recently completed two acquisitions of home health care wholesalers that have enhanced the Company's position as a leading national direct marketing wholesaler by increasing the number of its customers, expanding its geographic markets and product categories and leveraging its existing infrastructure. In January 1996, the Company acquired St. Louis Ostomy, which had approximately $17.0 million in sales in its fiscal 1995, expanding the Company's presence in the Midwest. In June 1996, the Company acquired Patient-Care, based in Santa Fe Springs, California, which had approximately $18.0 million in sales in its fiscal 1996. The Company believes that the acquisition of Patient-Care will expand the Company's market penetration in California as well as enhance its position in the incontinence market.

                                  THE OFFERING

Common Stock Offered............  3,900,000 shares
Common Stock Outstanding After   10,123,250 shares(1)
 the Offering...................
Use of Proceeds................. To repay an aggregate of $35.1 million of senior and subordinated indebtedness, to
                                 redeem $7.5 million in value of Suburban's
                                 outstanding Series A Redeemable Preferred
                                 Stock ("Redeemable Preferred Stock"), and for
                                 general corporate or working capital
                                 purposes. See "Use of Proceeds."
Proposed Nasdaq National Market  "SOSC"
 Symbol.........................

- --------

(1) Excludes: (i) 665,570 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan (the "Stock Option Plan") (of which options to purchase 649,450 shares of Common Stock have been granted and options to purchase 126,377 shares of Common Stock were exercisable at September 1, 1996); and (ii) 86,180 shares of Common Stock reserved for issuance under a warrant (the "Bank Warrant") exercisable on or before January 22, 2006, issued to The First National Bank of Boston (the "Bank") in connection with the Credit Agreement dated as of July 3, 1995, as amended as of January 22, 1996 and further amended as of June 14, 1996 (the "Credit Facility"). See "Use of Proceeds," "Management--Stock Option Plan" and "Certain Transactions."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                     FISCAL YEAR ENDED
                                                                     SEPTEMBER 2, 1995
                                FISCAL YEAR ENDED (1)               (52 WEEKS) (1) (2)         THIRTY-NINE WEEKS ENDED (1)
                    --------------------------------------------- ------------------------ ------------------------------------
                                                                                           JUNE 3, 1995      JUNE 1, 1996
                    AUGUST 31, AUGUST 29, AUGUST 28, SEPTEMBER 3,                          ------------ -----------------------
                       1991       1992       1993        1994                 PRO FORMA                            PRO FORMA
                    (52 WEEKS) (52 WEEKS) (52 WEEKS)  (53 WEEKS)  ACTUAL   AS ADJUSTED (3)    ACTUAL    ACTUAL   AS ADJUSTED(3)
                    ---------- ---------- ---------- ------------ -------  --------------- ------------ -------  --------------
CONSOLIDATED
 INCOME STATEMENT
 DATA:
 Net sales.......    $32,571    $37,921    $42,738     $47,311    $52,667      $87,937       $39,324    $49,302     $70,462
 Cost of goods
  sold...........     24,411     28,599     32,305      35,599     39,872       67,918        29,660     37,476      54,276
                     -------    -------    -------     -------    -------      -------       -------    -------     -------
 Gross profit....      8,160      9,322     10,433      11,712     12,795       20,019         9,664     11,826      16,186
 Operating
  expenses.......      5,333      7,512      6,991       7,627      7,752       12,184         5,684      6,241       9,481
 Depreciation and
  amortization...        267        268        265         270        266          932           195        387         716
 Non-recurring
  executive
  compensation (4)..     --         --       2,111       2,237        --           --            --         --          --
                     -------    -------    -------     -------    -------      -------       -------    -------     -------
 Operating
  income.........      2,560      1,542      1,066       1,578      4,777        6,903         3,785      5,198       5,989
 Interest
  expense........         --         --         --          --        370           30             7      1,841          22
 Other expense
  (income), net..       (238)      (224)      (158)       (132)      (145)        (261)         (125)       (15)        (78)
                     -------    -------    -------     -------    -------      -------       -------    -------     -------
 Income before
  income taxes...      2,798      1,766      1,224       1,710      4,552        7,134         3,903      3,372       6,045
 Provision for
  income taxes...        142        101         69          88        358        1,520           236      1,446       2,616
                     -------    -------    -------     -------    -------      -------       -------    -------     -------
 Net income......    $ 2,656    $ 1,665    $ 1,155     $ 1,622    $ 4,194      $ 5,614       $ 3,667    $ 1,926     $ 3,429
                     =======    =======    =======     =======    =======      =======       =======    =======     =======
 Net income
  applicable to
  common
  stockholders
  (5)............    $ 2,656    $ 1,665    $ 1,155     $ 1,622    $ 4,083      $ 5,614       $ 3,667    $ 1,419     $ 3,429
                     =======    =======    =======     =======    =======      =======       =======    =======     =======
 Supplemental pro
  forma data (6):
 Net income......    $ 1,679    $ 1,060    $   735     $ 1,026    $ 2,955      $ 4,150       $ 2,342    $ 3,047     $ 3,429
                     =======    =======    =======     =======    =======      =======       =======    =======     =======
 Net income per
  share..........                                                 $   .32      $   .39                  $   .28     $   .32
                                                                  =======      =======                  =======     =======
 Weighted average
  common shares
  outstanding....                                                   9,150       10,788                   10,789      10,789
                                                                  =======      =======                  =======     =======
OPERATING DATA:
 Number of
  orders.........    203,573    223,418    247,469     276,056    307,525                    228,028    295,949
 Inventory
  turnover (7)...        8.7x       8.7x       8.4x        9.8x      11.8x                      10.6x      10.9x

                                                        JUNE 1, 1996
                                             -----------------------------------
                                                          PRO       PRO FORMA
                                              ACTUAL   FORMA (8) AS ADJUSTED (9)
                                             --------  --------- ---------------
CONSOLIDATED BALANCE SHEET DATA:
 Working capital............................ $  8,562   $ 9,783      $12,982
 Total assets...............................   26,808    33,522       36,249
 Long-term debt.............................   31,419    35,884          --
 Redeemable preferred stock (2).............    7,268     7,268          --
 Total stockholders' (deficit) equity ......  (18,389)  (18,389)      27,962

- -------
(1) The Company's fiscal year ends on the Saturday nearest to August 31, and is divided into four thirteen-week periods.
(2) In connection with a recapitalization completed in July 1995 (the "Recapitalization"), the Company: (i) issued to certain investors $6.75 million in aggregate principal amount of 12% Junior Subordinated Notes due June 30, 2000 (the "Summit Notes") and $6.65 million stated value of Redeemable Preferred Stock which accretes a dividend of 10% per year; (ii) issued to certain executive officers $2.5 million in aggregate principal amount of 12% Junior Subordinated Promissory Notes (the "Management Notes"); and (iii) borrowed $13.5 million under the Credit Facility.

(3) Pro forma data for the fiscal year ended September 2, 1995 and the thirty-nine weeks ended June 1, 1996 have been adjusted to reflect the acquisitions of St. Louis Ostomy and Patient-Care (the "Recent Acquisitions") and the sale of the 3,900,000 shares of Common Stock offered hereby, at an assumed price of $13.00 per share and the application of the net proceeds therefrom, as if such transactions had been effected September 4, 1994. In connection with the acquisition of St. Louis Ostomy in January 1996, the Company issued to the former sole stockholder of St. Louis Ostomy a $1.235 million 10% Junior Subordinated Promissory Note due January 22, 2001 (the "St. Louis Note"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Data" and "Certain Transactions."
(4) Represents bonuses paid to certain executive officers to facilitate their purchase of stock prior to the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."
(5) Represents net income less the accretion of the Redeemable Preferred Stock during the period.

(6) Prior to the Recapitalization, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes. Supplemental pro forma information has been computed as if the Company had been subject to federal income taxes and all applicable state corporate income taxes for each period presented. With respect to the "Actual " columns above, supplemental pro forma net income and weighted average shares are presented as if, at the beginning of the respective periods, the Company had sold, at an assumed offering price of $13.00 per share, shares of Common Stock sufficient to fund the Recapitalization in 1995 and repay indebtedness incurred in 1996 to finance the acquisition of St. Louis Ostomy.
(7) "Inventory turnover" means the cost of goods sold for the period divided by the average inventory balance for the period (annualized data for the thirty-nine week periods).

(8) Pro forma to reflect the acquisition of Patient-Care as if it had occurred on June 1, 1996.

(9) Pro forma further adjusted to reflect the sale of the 3,900,000 shares of Common Stock offered hereby at an assumed price of $13.00 per share and the application of the net proceeds therefrom, as if it had occurred on June 1, 1996.

                                 RISK FACTORS

  Acquisition Strategy. The Company intends to expand its geographic and market penetration through acquisitions of health care wholesalers. The Recent Acquisitions are the Company's first actions in implementing this strategy as well as its first purchases of other businesses. Factors which the Company considers in evaluating a proposed acquisition include the profitability, customer list, product mix, management and location of the acquisition candidate, as well as the feasability of integrating selected operations of the acquisition candidate with those of the Company. In attempting to make acquisitions, the Company will compete with other potential acquirers, some of which have greater financial or operational resources than the Company. Competition for acquisitions may intensify due to the ongoing consolidation in the industry, which may increase the costs of capitalizing on such opportunities. There can be no assurance that the Company will be able to locate, negotiate, finance and integrate the acquisitions it desires. While the Company routinely evaluates potential acquisitions, and has initiated conversations with several acquisition candidates, at present the Company is not involved in preliminary negotiations with any such candidate, nor has it reached any agreement or understanding with respect to any future acquisition. Such negotiations may, however, commence at any time should the Company identify a potential acquisition. Acquisitions involve numerous short and long term risks, including diversion of management's attention, failure to retain key personnel and customers of the acquired businesses, inability to integrate management information systems of acquired businesses without material disruptions, amortization of acquired intangible assets and the effects of contingent earn-out payments. While the Company has not experienced these risks to date with respect to the Recent Acquisitions, no assurance can be given that the Company will not experience such risks with respect to the Recent Acquisitions or other acquisitions in the future. In addition, health care wholesalers which the Company may acquire may have product lines or operating assets not normally carried or proposed to be used by the Company. These product lines or assets may be difficult to sell, resulting in the Company incurring operating expenses, or writing off any such unsold inventory or unused assets in future periods. The Company may also incur one-time acquisition expenses. Consummation of acquisitions could result in the incurrence or assumption by the Company of additional indebtedness and the issuance of additional equity. There can be no assurance that the Company will be able to finance an acquisition, or if financing is available, that the terms will be favorable to the Company. The issuance of shares of Common Stock to acquire a wholesaler may also result in dilution to the Company's stockholders. See "Business--Growth Strategy."

  Changes in Health Care Industry and Changing Market Conditions. In recent years, the health care industry has undergone significant changes due in part to cost reduction efforts, trends towards managed care, reduction in Medicare reimbursement rates and other government-sponsored programs, collective purchasing arrangements by health care practitioners and potential health care reform. Government imposed limits on reimbursement of providers and cost constraints imposed by private third party reimbursement plans have significantly impacted spending budgets in certain markets. In response to cost containment pressures, third party payors are increasingly developing programs to reduce or control the prices paid for health care products and services. As a consequence of such cost containment efforts and other trends in the health care industry, the nature of the Company's customer base is changing. Independent home medical equipment dealers and pharmacies, which historically have accounted for the substantial majority of the Company's net sales, are consolidating. Sales of certain of the Company's products are dependent on the availability and amount of reimbursement to the Company's customers from third party payors. There can be no assurance that changes in the health care industry, including those affecting reimbursement for purchase and use of the Company's products, will not have a material adverse effect on the results of operations or financial condition of the Company. Reductions in reimbursement rates and the increased buying power of larger suppliers have resulted in competitive pricing pressures and lower gross margins on the part of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Overview" and "-- Government Regulation."

  Intense Competition. Suburban faces intense competition from a variety of local, regional and national wholesalers, a number of which have greater financial and other resources than the Company. Most of the Company's products are available from several sources, and the Company's customers often have relationships with several wholesalers. In addition, manufacturers could increase their efforts to sell directly to suppliers, thereby by-passing wholesalers, such as the Company. Since barriers to entry in the home health care distribution industry are relatively low, there is substantial risk that current competitors will seek to expand their market presence and new competitors will enter the market. There is ongoing consolidation of home health care product wholesalers which could result in existing competitors increasing their market positions through acquisitions, joint ventures or exclusive supply relationships. In response to pressures from current or future competitors, the Company may be required to lower selling prices to maintain or increase market share. Such measures could have a material adverse effect on the results of operations or financial condition of the Company. See "Business--Customers" and "--Competition."

  Risks of Business Growth. While the Company plans to increase sales and profitability by targeting existing and new customers, no assurance can be given that the Company's efforts will result in additional revenues or operating income. The Company's growth plans also could place significant demands upon the Company's management and financial resources. The failure by the Company to manage its growth could have a material adverse effect on the results of operations or financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Overview" and "--Customers."

  Dependence on Manufacturers. The Company distributes more than 5,000 SKUs produced by approximately 200 manufacturers and is dependent on these manufacturers to supply product. Three manufacturers accounted for approximately 43.9% and 41.6% of the Company's total purchases for fiscal 1995 and for the thirty-nine weeks ended June 1, 1996, respectively, and the Company's top ten manufacturers accounted for approximately 67.2% and 65.1%, respectively, of the Company's total purchases during such periods. Substantially all of the ostomy products marketed by the Company, which accounted for 32.5% and 32.4% of the Company's net sales in fiscal 1995 and for the thirty-nine weeks ended June 1, 1996, respectively, are purchased from Hollister Incorporated and Convatec, a division of Bristol-Meyers Squibb Company. The Company regularly searches for and evaluates new sources of supply, but the Company expects that its reliance on a small group of principal manufacturers will continue. While the Company has contracts with one of its top three and seven of its top ten manufacturers, it does not have contracts with the majority of its manufacturers. As a result, the Company may be subject to unanticipated changes in the terms of its arrangements with manufacturers, including pricing, minimum volume and dollar requirements, return policies and promotional allowances. Where the Company has a contract with a manufacturer, it is typically of short duration with a limited number of terms. If any of the Company's principal manufacturers were to experience financial difficulties, quality control problems or delays in the manufacture or delivery of products, or were to raise the price of products substantially, such events could have a material adverse effect on the results of operation or financial condition of the Company. There can be no assurance that the Company's principal manufacturers will not experience such events or that the Company will maintain good relationships with such manufacturers. See "Business--Purchasing."

  Reliance on Efficiency of Distribution Systems. The Company believes that its financial performance is dependent upon its ability to provide products to its customers in a timely, reliable and efficient manner. An interruption in one or more of the Company's computer, telephone, management information, warehouse or delivery systems could adversely affect its ability to receive, process and fill orders and therefore could have a material adverse effect on its results of operations or financial condition. Delivery of orders and marketing material, which is part of the Company's distribution system, is handled by third parties, such as United Parcel Service ("UPS"), the U.S. Postal Service and other common carriers. In fiscal 1995 and during the thirty-nine weeks ended June 1, 1996, substantially all of the Company's sales were delivered by UPS. Labor disruption or strikes by such carriers, particularly UPS, or significant cost increases in delivery expense could have a material adverse effect on the results of operations or financial condition of the Company. See "Business--Order Entry and Fulfillment; Customer Service and Technical Support."

  Government Regulation. The Company, its customers and manufacturers are subject to varying degrees of federal and state regulation. Legislative or regulatory changes which affect its customers or manufacturers may indirectly affect the Company. The Company cannot predict whether state or federal legislative or regulatory changes, such as health care reform, will occur and, if so, the effect that such changes would have on its acquisition strategy or its results of operations or financial condition. See "Business--Government Regulation."

  Dependence on Key Personnel. The success of the Company is dependent upon the efforts and abilities of its executive officers. In July 1995, the Company entered into an employment agreement with each of its executive officers for a term of five years. The loss of service of one or more of these persons could have a material adverse effect on the results of operations or financial condition of the Company. See "Management--Employment Agreements."

  Control by Current Stockholders. After the consummation of this offering, Summit Ventures III, L.P. ("Summit Ventures"), Summit Investors II, L.P. ("Summit Investors") and Summit Subordinated Debt Fund, L.P. ("Summit Debt Fund", and together with Summit Ventures and Summit Investors, "Summit") and the Company's executive officers will own 41.8% and 10.0%, respectively, of the outstanding Common Stock. In addition, two of the four members of the Board of Directors are representatives of Summit. As a result, Summit and the executive officers of the Company will be able to elect all of the Company's directors, to determine the outcome of all corporate actions requiring approval by the Board of Directors or stockholders and to control the business affairs of the Company. See "Management" and "Principal Stockholders."

  Benefits of Offering to Certain Stockholders. Approximately $16.8 million from the sale of the Shares offered hereby will be used to retire the Management Notes and Summit Notes and to redeem the Redeemable Preferred Stock issued in connection with the Recapitalization. See "Use of Proceeds" and "Certain Transactions."

  Immediate and Substantial Dilution. The purchasers of the Shares will experience immediate and substantial dilution in net tangible book value of $11.35 per share of Common Stock as a result of the sale of 3,900,000 shares of Common Stock offered hereby. See "Dilution."

  Potential Adverse Impact of Shares Eligible for Future Sale. 6,223,250 shares representing 61.5% of the number of shares of Common Stock outstanding after the consummation of this offering are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to the exercise of registration rights. Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. See "Dilution," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

  No Prior Market; Potential Volatility. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters and may not be indicative of prices which may prevail in the trading market. See "Underwriting." There has been significant volatility in the stocks of health care and related companies that has often been unrelated to the operating performance of such companies. In addition, the Company believes that certain factors, including legislative and regulatory developments, the response by the investment community and by competitors to such developments, quarterly fluctuations in the actual or anticipated results of operations of the Company, lower revenues or earnings than those anticipated by securities analysts, the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.

  Anti-Takeover Provisions; Possible Issuance of Preferred Stock. The Company's Restated Articles of Organization, as amended ("Articles of Organization") and Amended and Restated Bylaws ("Bylaws") contain provisions that might diminish the likelihood that a potential acquiror would make an offer for the Common Stock, impede a transaction favorable to the interest of the stockholders or increase the difficulty of removing members of the Board of Directors or management. After the consummation of this offering, the Board of Directors will have the authority, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. Furthermore, certain provisions of the Articles of Organization, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Common Stock. In addition, the Company is subject to Chapters 110D and 110F of the Massachusetts General Laws, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of such provisions also could have the effect of delaying or preventing a change of control of the Company. Certain licenses and permits held by the Company also prohibit a change of control of the Company without applicable governmental or regulatory approval. See "Business--Government Regulation" and "Description of Capital Stock--Certain Articles of Organization, Bylaws and Statutory Provisions Affecting Stockholders."

                                  THE COMPANY

  Suburban is a leading national direct marketing wholesaler of medical supplies and related products to the home health care industry. The Company sells products to over 20,000 customers, including: (i) independent suppliers of home health care products (principally home medical equipment dealers and local and chain pharmacies); (ii) national home health care chains and wholesalers; and (iii) managed care organizations. Through its direct sales and marketing programs, the Company markets a comprehensive selection of more than 5,000 SKUs, comprised primarily of ostomy, incontinence, diabetic and wound care products. The Company's primary product lines fulfill its customers' needs to provide a complete line of products for their home health care patients. The Company believes that its success is attributable to the expertise gained from more than 17 years of focus on its product lines and its commitment to providing superior service and technical support to its customers.

  The Company's first catalog was mailed in 1977, and Suburban was incorporated as a Massachusetts corporation in 1979 by Herbert P. Gray. On July 3, 1995, the Company effected the Recapitalization. In addition, the Company acquired St. Louis Ostomy in January 1996 and Patient-Care in June 1996 as part of its strategy to expand its business through the acquisition of wholesalers of health care products. See "Recent Developments" and "Certain Transactions."

  The Company's executive offices are located at 75 October Hill Road, Holliston, Massachusetts 01746, and its telephone number is (508-429-1000).

                              RECENT DEVELOPMENTS

   As part of its growth strategy, Suburban recently completed two acquisitions designed to enhance its position as a leading national direct marketing wholesaler. In January 1996, the Company acquired St. Louis Ostomy for $12.4 million of which $11.2 million was paid in cash and $1.2 million was paid by the issuance of the St. Louis Note. The acquisition has been accounted for using the purchase method of accounting, with $10.9 million of goodwill being amortized on a straight line basis over 25 years. This acquisition has enabled the Company to expand its market penetration in the Midwest. The Company consolidated the operations of St. Louis Ostomy with those of the Company effective July 1, 1996, which consolidation resulted in the closing of the St. Louis distribution center and a reduction in duplicative corporate overhead. As part of the consolidation process, the Company aligned the pricing of Suburban and St. Louis Ostomy and continues to conduct outbound telemarketing to contact customers of St. Louis Ostomy.

  In June 1996, the Company acquired Patient-Care for $4.2 million, of which $3.8 million was paid at closing and $375,000 is payable on the first anniversary of the closing subject to offset with respect to any claims for indemnity which may be asserted by the Company. The acquisition will be accounted for using the purchase method of accounting resulting in approximately $2.9 million of goodwill on a preliminary basis which is expected to be amortized on a straight line basis over 25 years. Suburban expects that the acquisition of Patient-Care will enable the Company to expand its market penetration in California and its position in the incontinence market. The Company is in the process of evaluating Patient-Care to determine whether any of its operations should be integrated with those of Suburban.

  For the thirteen weeks ended August 31, 1996, the Company had net sales of $23.2 million, compared with $13.3 million for the thirteen weeks ended September 2, 1995. Net sales for the thirteen weeks ended August 31, 1996 include results of thirteen weeks of operations of the Company and St. Louis Ostomy and eleven weeks of operations of Patient-Care. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 3,900,000 shares of Common Stock offered hereby, based upon an assumed initial offering price of $13.00 per share, are estimated to be $46.4 million ($53.4 million if the Underwriters exercise the over-allotment option in full and the Company elects to sell all shares purchased upon exercise of such option).

  The Company intends to apply the net proceeds of this offering: (A) to repay all indebtedness and other obligations incurred in connection with the Recapitalization and the Recent Acquisitions as follows: (i) approximately $24.5 million will be used to repay all outstanding indebtedness incurred under the Credit Facility; (ii) approximately $9.3 million will be used to retire in full the Summit Notes and Management Notes; (iii) approximately $7.5 million will be used to redeem all outstanding shares of the Redeemable Preferred Stock; and (iv) approximately $1.3 million will be used to retire in full the St. Louis Note; and (B) to fund general corporate purposes and working capital. After giving effect to the application of the net proceeds of this offering, the Company will have no outstanding long term indebtedness. See "Certain Transactions."

  The Credit Facility provides that the Company may reborrow funds which it has previously borrowed and subsequently re-paid, up to the maximum amount of availability under the Credit Facility, which was $30.0 million as of September 1, 1996, and which amount of available borrowings declines as the Credit Facility approaches its scheduled maturity date of June 30, 2000. To secure the Company's obligations under the Credit Facility, the Company granted the Bank a first priority security interest in all of the Company's assets, including a lien on the stock of St. Louis Ostomy and Patient-Care. That portion of outstanding indebtedness under the Credit Facility which is less than the sum of (A) 80% of the Company's accounts receivable, plus (B) 50% of the Company's inventory (the "Threshold Amount"), accrues interest at an annual rate equal to, at the Company's option, either: (i) the London Interbank Offered Rate ("LIBOR") plus 200 basis points; or (ii) the higher of the annual rate of interest announced by the Bank as its base rate (the "Base Rate") or the overnight Federal Funds Effective Rate as published by the Board of Governors of the Federal Reserve System plus 1/2% (the "Federal Funds Effective Rate"). That portion of outstanding indebtedness under the Credit Facility which exceeds the Threshold Amount, accrues interest at an annual rate equal to, at the Company's option, either: (i) LIBOR plus 250 basis points; or (ii) the higher of the Bank's Base Rate plus 1/2% or the Federal Funds Effective Rate plus 1/2%. In connection with the Credit Facility, the Company issued the Bank Warrant.

  Prior to the consummation of this offering, the Company intends to enter into an amendment to the Credit Facility (the "Amended Credit Facility") with the Bank pursuant to which the Company will have maximum available borrowings thereunder of $30.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Pending such uses, the net proceeds of this offering will be invested in short-term interest-bearing securities.

                                DIVIDEND POLICY

  Other than the stock dividends declared in connection with the Company's 100 for 1 stock split pursuant to the Recapitalization, the 50 for 1 stock split effected April 10, 1996 and the 3.1 for 1 stock split effected June 21, 1996, the Company has not declared or paid dividends since the Recapitalization, nor does it intend to declare or pay any dividends on its Common Stock in the foreseeable future. The Company intends to retain all earnings for the operation and expansion of its business. The declaration and payment of future dividends will be at the sole discretion of the Board of Directors subject to such factors as the Board of Directors may deem relevant, including future earnings, results of operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on the declaration and payment of dividends. The payment of cash dividends on Common Stock is restricted by the Credit Facility and will be restricted by the Amended Credit Facility.

  Prior to the Recapitalization, the Company elected to be treated as a Subchapter S corporation under Section 1361(a) of the Internal Revenue Code of 1986, as amended. In connection with the Company's status as a Subchapter S corporation, on September 3, 1994 and July 1, 1995, the Company distributed to each of its stockholders a proportionate share of the Company's income taxable to such stockholders for fiscal 1994 and fiscal 1995, respectively. The aggregate amount of the distributions were $428,000 in fiscal 1994 and $2.2 million in fiscal 1995. See "Certain Transactions."

                                   DILUTION

  As of June 1, 1996, the Company had a net tangible book value of $(29.6) million, or $(4.76) per share of Common Stock. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company. After giving effect to the sale of the 3,900,000 shares offered hereby and the receipt and application of net proceeds therefrom, the pro forma net tangible book value of the Company at June 1, 1996 would have been approximately $16.7 million, or $1.65 per share. This represents an immediate increase in pro forma net tangible book value of $6.41 per share to existing stockholders and an immediate dilution of $11.35 per share to new investors. The following table illustrates the per share dilution.

   Initial public offering price per share.....................          $13.00
    Net tangible book value per share at June 1, 1996..........  $(4.76)
    Increase in net tangible book value per share attributable
    to new investors...........................................    6.41
                                                                 ------
   Pro forma net tangible book value per share after the offer-
    ing........................................................            1.65
                                                                         ------
   Dilution per share to new investors.........................          $11.35
                                                                         ======

  The following table sets forth, on a pro forma basis, at June 1, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders of Common Stock and by new investors purchasing shares of Common Stock offered hereby:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders..........  6,223,250   61.5% $   161,607    -- %  $  .03
New investors..................  3,900,000   38.5   50,700,000  100.0    13.00
                                ----------  -----  -----------  -----
    Total...................... 10,123,250  100.0% $50,861,607  100.0%
                                ==========  =====  ===========  =====

- --------

  The foregoing tables assume: (i) no exercise of outstanding options under the Stock Option Plan; and (ii) no exercise of the Bank Warrant. At June 1, 1996, there were outstanding options to purchase 626,200 shares of Common Stock at a weighted average exercise price of $0.84 per share. To the extent the Bank Warrant or outstanding or subsequently granted options are exercised, there could be further dilution to new investors. If the Bank Warrant and options outstanding at June 1, 1996 were exercised, new investors purchasing shares of Common Stock in this offering would incur additional dilution in net tangible book value per share of $0.05 per share. See "Management--Stock Option Plan" and Note 8 to the Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of June 1, 1996: (i) on an actual basis; (ii) on a pro forma basis assuming the acquisition of Patient-Care had occurred on June 1, 1996; and
(iii) on a pro forma basis as adjusted to reflect the sale of the Shares offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" and assuming the acquisition of Patient-Care had occurred on June 1, 1996. This table should be read in conjunction with the "Unaudited Pro Forma Combined Financial Data" and the Consolidated Financial Statements and related notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                                                          JUNE 1, 1996
                                                  ------------------------------
                                                     (DOLLARS IN THOUSANDS)
                                                                      PRO FORMA
                                                  ACTUAL   PRO FORMA AS ADJUSTED
                                                  -------  --------- -----------
Long-term debt:
  Credit Facility...............................  $21,058   $25,523    $   --
  Summit Notes and Management Notes(1)..........    9,250     9,250        --
  St. Louis Note(2).............................    1,235     1,235        --
Redeemable Preferred Stock, redeemable; $.01 par
 value, 66,500 shares authorized(3); 66,500
 shares outstanding(4)..........................    7,268     7,268        --
Stockholders' equity:
  Common Stock; no par value; 10,000,000 shares
   authorized(3); 6,223,250 actual shares issued
   and outstanding (10,123,250 Pro Forma as Ad-
   justed shares issued and outstanding)(5).....      162       162     46,513
Additional paid-in capital......................
Retained earnings...............................  (18,551)  (18,551)   (18,551)
                                                  -------   -------    -------
  Total stockholders' equity (deficit)..........  (18,389)  (18,389)    27,962
                                                  -------   -------    -------
  Total capitalization..........................  $20,422   $24,887    $27,962
                                                  =======   =======    =======

- --------
(1) In connection with the Recapitalization, the Company issued the Summit Notes and the Management Notes.
(2) In connection with the St. Louis Ostomy acquisition, the Company issued the St. Louis Note.
(3) Immediately prior to the consummation of this offering, the Company will amend its Articles of Organization to increase the number of authorized shares of Common Stock to 40,000,000 and to provide for authorized shares of preferred stock of 1,000,000. See "Description of Capital Stock."

(4) Represents an accretion in value of the Redeemable Preferred Stock of $618,000 since the Recapitalization.

(5) Excludes: (i) 665,570 shares of Common Stock reserved for issuance under the Stock Option Plan (of which options to purchase 626,200 shares of Common Stock have been granted and options to purchase 94,085 shares of Common Stock were exercisable at June 1, 1996); and (ii) 86,180 shares of Common Stock reserved for issuance upon exercise of the Bank Warrant. See "Management--Stock Option Plan."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following Selected Consolidated Financial Data as of and for each fiscal year in the five year period ended September 2, 1995 and for the thirty-nine weeks ended June 1, 1996 have been derived from the Consolidated Financial Statements. These financial statements have been audited by Arthur Andersen LLP, independent public accountants. The Selected Consolidated Financial Data of the Company as of and for the thirty-nine weeks ended June 3, 1995 are derived from unaudited consolidated financial statements of the Company and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data set forth herein. The results of operations for the thirty-nine weeks ended June 1, 1996 are not necessarily indicative of results that may be expected for any other interim period or for the full year. The data should be read in conjunction with "Recent Developments," "Unaudited Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                     SELECTED CONSOLIDATED FINANCIAL DATA

              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                         THIRTY-NINE
                                             FISCAL YEAR ENDED (1)                     WEEKS ENDED (1)
                          ------------------------------------------------------------ ----------------
                          AUGUST 31, AUGUST 29, AUGUST 28, SEPTEMBER 3,  SEPTEMBER 2,
                             1991       1992       1993        1994          1995      JUNE 3,  JUNE 1,
                          (52 WEEKS) (52 WEEKS) (52 WEEKS)  (53 WEEKS)  (52 WEEKS) (2)  1995    1996(2)
                          ---------- ---------- ---------- ------------ -------------- -------  -------
CONSOLIDATED INCOME
 STATEMENT DATA:
 Net sales..............   $32,571    $37,921    $42,738     $47,311       $52,667     $39,324  $49,302
 Cost of goods sold.....    24,411     28,599     32,305      35,599        39,872      29,660   37,476
                           -------    -------    -------     -------       -------     -------  -------
 Gross profit...........     8,160      9,322     10,433      11,712        12,795       9,664   11,826
 Operating expenses.....     5,333      7,512      6,991       7,627         7,752       5,684    6,241
 Depreciation and
  amortization..........       267        268        265         270           266         195      387
 Non-recurring executive
  compensation (3)......       --         --       2,111       2,237           --          --       --
                           -------    -------    -------     -------       -------     -------  -------
 Operating income.......     2,560      1,542      1,066       1,578         4,777       3,785    5,198
 Interest expense.......       --         --         --          --            370           7    1,841
 Other expense (income),
  net...................      (238)      (224)      (158)       (132)         (145)       (125)     (15)
                           -------    -------    -------     -------       -------     -------  -------
 Income before income
  taxes.................     2,798      1,766      1,224       1,710         4,552       3,903    3,372
 Provision for income
  taxes.................       142        101         69          88           358         236    1,446
                           -------    -------    -------     -------       -------     -------  -------
 Net income.............   $ 2,656    $ 1,665    $ 1,155     $ 1,622       $ 4,194     $ 3,667  $ 1,926
                           =======    =======    =======     =======       =======     =======  =======
 Net income applicable
  to common
  stockholders (4) .....   $ 2,656    $ 1,665    $ 1,155     $ 1,622       $ 4,083     $ 3,667  $ 1,419
                           =======    =======    =======     =======       =======     =======  =======
 Supplemental pro forma
  data (5):
 Net income.............   $ 1,679    $ 1,060    $   735     $ 1,026       $ 2,955     $ 2,342  $ 3,047
                           =======    =======    =======     =======       =======     =======  =======
 Net income per common
  share.................                                                   $   .32              $   .28
                                                                           =======              =======
 Weighted average common
  shares outstanding....                                                     9,150               10,789
                                                                           =======              =======
OPERATING DATA:
 Number of orders.......   203,573    223,418    247,469     276,056       307,525     228,028  295,949
 Inventory turnover
  (6)...................       8.7x       8.7x       8.4x        9.8x         11.8x       10.6x    10.9x
CONSOLIDATED BALANCE
 SHEET DATA:
 Working capital........   $ 6,337    $ 4,849    $ 6,491     $ 7,838       $ 7,467     $ 9,294  $ 8,562
 Total assets...........    10,471     10,359     12,248      12,849        13,832      14,730   26,808
 Long-term debt.........       --         --         --          --         21,830         --    31,419
 Redeemable preferred
  stock (2).............       --         --         --          --          6,761         --     7,268
 Total stockholders'
  (deficit) equity......     7,392      6,179      7,868       9,061       (19,926)     10,692  (18,389)

- --------
(1) The Company's fiscal year ends on the Saturday nearest to August 31, and is divided into four thirteen-week periods.
(2) In July 1995, the Company effected the Recapitalization, in connection with which the Company: (i) issued $6.75 million in aggregate value of Summit Notes; (ii) issued $2.5 million in aggregate principal amount of Management Notes; (iii) issued $6.65 million in stated value of Redeemable Preferred Stock; and (iv) borrowed $13.5 million under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."
(3) Represents bonuses paid to certain executive officers to facilitate their purchase of stock prior to the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

(4) Represents net income less the accretion in value of the Redeemable Preferred Stock during the period.

(5) Prior to the Recapitalization, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes. Supplemental pro forma information has been computed as if the Company had been subject to federal income taxes and all applicable state corporate income taxes for each period presented. Supplemental pro forma net income and weighted average shares are presented as if, at the beginning of the respective periods, the Company had sold, at an assumed offering price of $13.00 per share, shares of Common Stock sufficient to fund the Recapitalization in 1995 and repay indebtedness incurred in 1996 to finance the acquisition at St. Louis Ostomy.
(6) "Inventory turnover" means the cost of goods sold for the period divided by the average inventory balance for the period (annualized data for the thirty-nine week periods).

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following Unaudited Pro Forma Combined Balance Sheet as of June 1, 1996 and Unaudited Pro Forma Combined Statements of Income for the year ended September 2, 1995 and for the thirty-nine weeks ended June 1, 1996, are based on the Consolidated Financial Statements and the notes related thereto. The Pro Forma Combined Balance Sheet is adjusted to give effect to (i) the acquisition of Patient-Care and (ii) the consummation of this offering and application of the estimated net proceeds therefrom as if these transactions had occurred on June 1, 1996. The Unaudited Pro Forma Combined Statements of Operations are adjusted to give effect to: (i) the Recent Acquisitions; and
(ii) the consummation of this offering and the application of the estimated net proceeds therefrom as if these transactions had occurred as of September 4, 1994. The Unaudited Pro Forma Combined Statements of Income combine the Unaudited Pro Forma Consolidated Financial Statements with the historical operations of the Recent Acquisitions prior to the dates the Company made such acquisitions, using the purchase method of accounting. The pro forma operating results are not necessarily indicative of the operating results that would have been achieved had the acquisitions actually occurred at September 4, 1994, nor do they purport to indicate the results of future operations.

  The Unaudited Pro Forma Combined Financial Data is based on the assumptions set forth in the notes to such statements and should be read in conjunction with the related Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The pro forma adjustments are based on available information and certain adjustments that the Company believes are reasonable. In the opinion of the Company, all adjustments have been made that are necessary to fairly present the pro forma data.

                        PRO FORMA COMBINED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                               AS OF JUNE 1, 1996

                                HISTORICAL
                         -------------------------   ACQUISITION                 OFFERING      PRO FORMA
                          SUBURBAN   PATIENT-CARE     PRO FORMA      PRO         PRO FORMA        AS
                         JUNE 1,1996 MARCH 31,1996 ADJUSTMENTS (A)  FORMA    ADJUSTMENTS(B)(C) ADJUSTED
                         ----------- ------------- --------------- --------  ----------------- ---------
         ASSETS
Current Assets:
 Cash and cash
  equivalents...........  $  1,715      $   84         $  (275)    $  1,524       $ 2,727       $ 4,251
 Accounts receivable,
  net...................     7,192       1,894             --         9,086           --          9,086
 Inventories............     5,466       1,412             --         6,878           --          6,878
 Prepaid expenses and
  other.................       243         252             --           495           --            495
 Deferred income taxes..       380          90             --           470           --            470
                          --------      ------         -------     --------       -------       -------
  Total current assets..    14,996       3,732            (275)      18,453         2,727        21,180
Fixed assets, at cost,
 net:...................       884         324             --         1,208           --          1,208
Other assets............       194          27             --           221           --            221
Goodwill................    10,734         --            2,906       13,640           --         13,640
                          --------      ------         -------     --------       -------       -------
                          $ 26,808      $4,083         $ 2,631     $ 33,522       $ 2,727       $36,249
                          ========      ======         =======     ========       =======       =======
LIABILITIES AND
 STOCKHOLDERS'
 (DEFICIT) EQUITY
Current Liabilities:
 Current maturities of
  long term debt........  $    124      $  455         $  (275)    $    304       $  (124)      $   180
 Bank line of credit....       --          890            (890)         --            --            --
 Patient-Care deferred
  payment...............       --          --              375          375           --            375
 Accounts payable and
  accrued expenses......     6,310       1,481             200        7,991          (348)        7,643
                          --------      ------         -------     --------       -------       -------
  Total current
   liabilities..........     6,434       2,826            (590)       8,670          (472)        8,198
Long-term Liabilities:
 Long-term debt, less
  current maturities....    21,058         --            4,465       25,523       (25,523)          --
 St. Louis Note.........     1,111         --              --         1,111        (1,111)          --
 Management Notes.......     2,500         --              --         2,500        (2,500)          --
 Summit Notes...........     6,750         --              --         6,750        (6,750)          --
 Deferred income taxes..        76          13             --            89           --             89
                          --------      ------         -------     --------       -------       -------
  Total long-term
   liabilities..........    31,495          13           4,465       35,973       (35,884)           89
 Redeemable Preferred
  Stock, $.01 par value,
  $100 redemption value
  plus 10% cumulative
  return--
  Authorized, issued and
  outstanding--66,500
  shares................     7,268         --              --         7,268        (7,268)          --
Stockholders' (deficit)
 equity:
 Common stock, no par
  value--
  Authorized--40,000,000
  shares
  issued and
  outstanding--
  6,223,250 actual
  shares at June 1, 1996
  (10,123,250 shares
  outstanding for Pro
  Forma
  as Adjusted purposes)
  ......................       162         --              --           162        46,351        46,513
 (Accumulated deficit)
  retained earnings.....   (18,551)      1,244          (1,244)     (18,551)          --        (18,551)
                          --------      ------         -------     --------       -------       -------
  Total stockholders'
   (deficit) equity.....   (18,389)      1,244          (1,244)     (18,389)       46,351        27,962
                          --------      ------         -------     --------       -------       -------
  Total liabilities and
   stockholders'
   (deficit) equity.....  $ 26,808      $4,083         $ 2,631     $ 33,522       $ 2,727       $36,249
                          ========      ======         =======     ========       =======       =======

                             See Accompanying Notes

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                          YEAR ENDED SEPTEMBER 2, 1995

                                    ST. LOUIS OSTOMY                                 PATIENT-CARE
                              ---------------------------------                -------------------------
                                YEAR ENDED JULY 29, 1995                       YEAR ENDED JUNE 30, 1995
                              ---------------------------------                -------------------------
                   HISTORICAL                      PRO FORMA            PRO                 PRO FORMA      PRO
                    SUBURBAN   HISTORICAL         ADJUSTMENTS          FORMA   HISTORICAL ADJUSTMENTS(A)  FORMA
                   ---------- ---------------    --------------       -------  ---------- -------------- -------
Net sales........   $52,667    $        17,235      $         --      $69,902   $18,035       $ --       $87,937
Cost of goods
 sold............    39,872             13,756                --       53,628    14,290         --        67,918
                    -------    ---------------      -------------     -------   -------       -----      -------
Gross profit.....    12,795              3,479                --       16,274     3,745         --        20,019
Operating
 expenses........     7,752              1,972               (758)(d)   8,966     3,218         --        12,184
Depreciation and
 amortization....       266                 57                435 (d)     758        58         116 (d)      932
                    -------    ---------------      -------------     -------   -------       -----      -------
Operating
 income..........     4,777              1,450                323       6,550       469        (116)       6,903
Interest
 expense.........       370                 91              1,125 (e)   1,586       114         352(e)     2,052
Other expense
 (income), net...      (145)               (13)               --         (158)     (103)        --          (261)
                    -------    ---------------      -------------     -------   -------       -----      -------
Income before
 income taxes....     4,552              1,372               (802)      5,122       458        (468)       5,112
Pro Forma data
 (g):
 Provision for
  income taxes...     1,821                515               (147)      2,189       127        (141)       2,175
                    -------    ---------------      -------------     -------   -------       -----      -------
 Net income......   $ 2,731    $           857      $        (655)    $ 2,933   $   331       $(327)     $ 2,937
                    =======    ===============      =============     =======   =======       =====      =======
 Net income
  applicable to
  common
  stockholders
  (h)............
 Net income per
  common share...
 Weighted average
  common shares
  outstanding....
                        OFFERING      PRO FORMA
                       PRO FORMA         AS
                   ADJUSTMENTS (B)(C) ADJUSTED
                   ------------------ -----------
Net sales........        $  --         $87,937
Cost of goods
 sold............           --          67,918
                   ------------------ -----------
Gross profit.....           --          20,019
Operating
 expenses........           --          12,184
Depreciation and
 amortization....           --             932
                   ------------------ -----------
Operating
 income..........           --           6,903
Interest
 expense.........        (2,022)(f)         30
Other expense
 (income), net...           --            (261)
                   ------------------ -----------
Income before
 income taxes....         2,022          7,134
Pro Forma data
 (g):
 Provision for
  income taxes...           809          2,984
                   ------------------ -----------
 Net income......        $1,213        $ 4,150
                   ================== ===========
 Net income
  applicable to
  common
  stockholders
  (h)............                      $ 4,150
                                      ===========
 Net income per
  common share...                      $   .39
                                      ===========
 Weighted average
  common shares
  outstanding....                       10,788(i)
                                      ===========

                      THIRTY-NINE WEEKS ENDED JUNE 1, 1996

                                    ST. LOUIS OSTOMY                                 PATIENT-CARE
                              ---------------------------------                -------------------------
                                     FOR THE PERIOD
                                   SEPTEMBER 1, 1995                              THIRTY-NINE WEEKS
                              THROUGH JANUARY 22, 1996 (J)                      ENDED MARCH 31, 1996(J)
                              ----------------------------                     -------------------------
                   HISTORICAL                      PRO FORMA            PRO                 PRO FORMA      PRO
                    SUBURBAN   HISTORICAL         ADJUSTMENTS          FORMA   HISTORICAL ADJUSTMENTS(A)  FORMA
                   ---------- ---------------    --------------       -------  ---------- -------------- -------
Net sales........   $49,302    $         7,511      $         --      $56,813   $13,649       $ --       $70,462
Cost of goods
 sold............    37,476              5,969                --       43,445    10,831         --        54,276
                    -------    ---------------      -------------     -------   -------       -----      -------
Gross profit.....    11,826              1,542                --       13,368     2,818         --        16,186
Operating
 expenses........     6,241              1,043               (437)(d)   6,847     2,634         --         9,481
Depreciation and
 amortization....       387                 22                167 (d)     576        53          87 (d)      716
                    -------    ---------------      -------------     -------   -------       -----      -------
Operating
 income..........     5,198                477                270       5,945       131         (87)       5,989
Interest
 expense.........     1,841                 13                433(e)    2,287       112         264(e)     2,663
Other expense
 (income) net....       (15)                (4)               --          (19)      (59)        --           (78)
                    -------    ---------------      -------------     -------   -------       -----      -------
Income before
 income taxes....     3,372                468               (163)      3,677        78        (351)       3,404
Provision for
 income taxes....     1,446                187                  2       1,635        31        (106)       1,560
                    -------    ---------------      -------------     -------   -------       -----      -------
Net income.......   $ 1,926    $           281      $        (165)    $ 2,042   $    47       $(245)     $ 1,844
                    =======    ===============      =============     =======   =======       =====      =======
Net income
 applicable to
 common
 stockholders(h)..
Net income per
 common share....
Weighted average
 common shares
 outstanding.....
                        OFFERING      PRO FORMA
                       PRO FORMA         AS
                   ADJUSTMENTS(B)(C)  ADJUSTED
                   ------------------ -----------
Net sales........        $  --         $70,462
Cost of goods
 sold............           --          54,276
                   ------------------ -----------
Gross profit.....           --          16,186
Operating
 expenses........           --           9,481
Depreciation and
 amortization....           --             716
                   ------------------ -----------
Operating
 income..........           --           5,989
Interest
 expense.........        (2,641)(f)         22
Other expense
 (income) net....           --             (78)
                   ------------------ -----------
Income before
 income taxes....         2,641          6,045
Provision for
 income taxes....         1,056          2,616
                   ------------------ -----------
Net income.......        $1,585        $ 3,429
                   ================== ===========
Net income
 applicable to
 common
 stockholders(h)..                     $ 3,429
                                      ===========
Net income per
 common share....                      $   .32
                                      ===========
Weighted average
 common shares
 outstanding.....                       10,789(i)
                                      ===========

                             See Accompanying Notes

             NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(a) Represents adjustments for the acquisition of Patient-Care based on a purchase price of $4.2 million including expenses of $200,000. The acquisition has been accounted for using the purchase method. The purchase price has been allocated on a preliminary basis, subject to revision to the net assets acquired based on the fair values of such assets which are estimated to equal their book value. The $2.9 million balance of the purchase price was allocated to goodwill which will be amortized on a straight-line basis over 25 years. The Company expects to perform a complete allocation of purchase price in the near future and does not anticipate material changes to the preliminary allocation.

(b) Reflects the issuance of 3,900,000 shares of Common Stock offered hereby and the receipt and application of the net proceeds therefrom as follows:

                                                                 (IN THOUSANDS)
                                                                 --------------
   Gross proceeds from this offering............................    $ 50,700
   Underwriting discounts and commissions.......................      (3,549)
   Estimated expenses of this offering..........................        (800)
                                                                    --------
   Net proceeds.................................................      46,351
   Repayment of long-term debt, including current portion, and
    Redeemable Preferred Stock and related accrued interest and
    dividend accretion..........................................     (43,624)
                                                                    --------
   Net increase in cash and cash equivalents....................    $  2,727
                                                                    ========

(c) The non-recurring charge to write off deferred financing charges and a debt discount, net of related income tax effects, have been excluded from the Offering Pro Forma Adjustments. Deferred financing charges amounted to approximately $192,000 and $162,000 at September 2, 1995 and June 1, 1996, respectively. The debt discount amounted to approximately $69,000 at June 1, 1996. Related income tax savings would have been approximately $77,000 and $92,000 for the year ended September 2, 1995 and the thirty-nine weeks ended June 1, 1996, respectively.

(d) The adjustment to operating expenses represents a reduction for compensation paid to a former employee of St. Louis Ostomy which ended effective May 31, 1996 as well as a one time bonus paid to another St. Louis Ostomy employee during the period from September 1, 1995 through January 22, 1996 net of the amortization over a 25-year period of $13.8 million of costs in excess of net assets acquired by Suburban, as if the Recent Acquisitions occurred at September 4, 1994.

(e) Represents interest expense on amounts borrowed to finance the Recent Acquisitions as if such borrowings had occurred at the beginning of the periods presented. Assumes the entire purchase prices and related transaction fees for St. Louis Ostomy ($12.4 million) and Patient-Care ($4.2 million) were financed with the St. Louis Note ($1.2 million) at an interest rate of 10%, the $375,000 Patient-Care deferred payment at an interest rate of 8.0% and the balance under the Credit Facility at an interest rate of 9.0%.

(f) The adjustment to interest expense reflects the retirement of certain outstanding debt of the Company by applying a portion of the estimated net proceeds of this offering as described under "Use of Proceeds", as if such transaction had ocurred at September 4, 1994.

(g) Prior to July 3, 1995, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes. Pro forma information has been subject to federal income taxes and all applicable state corporate income taxes for the period presented.

(h) See Note 2 to the Consolidated Financial Statements.

(i) Shares used in the computation of pro forma net income per share, as adjusted, give effect to the issuance and sale of the 3,900,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. Stock options and warrants granted within a 12-month period preceding the date of this Prospectus are included as if they were outstanding for all periods presented. The dilutive effect (688,169 shares and 681,325 shares at September 2, 1995 and June 1, 1996, respectively), of all options and warrants outstanding was calculated using the treasury stock method and the anticipated public offering price. See "Dilution" and "Capitalization."

(j) The Company's results include the operations of St. Louis Ostomy from January 22, 1996, the date of acquisition.

(k) Represents the thirty-nine week period ended March 31, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's consolidated financial condition and consolidated results of operations should be read in conjunction with the Unaudited Pro Forma Combined Financial Data and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company is a leading national direct marketing wholesaler of medical supplies and related products to the home health care industry. While the Company's growth has historically been internally generated, the consolidation of the health care industry has created an opportunity for the Company also to grow through strategic acquisitions. A key component of the Company's growth strategy is to expand its geographic penetration and product lines through acquisitions of health care product wholesalers, and pursuant to this strategy, the Company has consummated the Recent Acquisitions. In January 1996, the Company acquired St. Louis Ostomy for $12.4 million, of which $11.2 million was paid in cash and $1.2 million was paid by the issuance of the St. Louis Note. In June 1996, the Company acquired Patient-Care for $4.2 million, of which $3.8 million was paid at closing, and $375,000 is payable on the first anniversary of the closing, subject to offset with respect to any claims for indemnity which may be asserted by the Company. The Company borrowed $11.5 million and $5.0 million under the Credit Facility to fund the cash payments made in connection with the acquisitions of St. Louis Ostomy and Patient-Care, respectively, and to fund the payment of related transactional expenses. The Company intends to repay the entire outstanding balance of the Credit Facility and the St. Louis Note with a portion of the net proceeds of this offering.

  The Company operates in an environment impacted by cost containment efforts and consolidation of health care companies. This environment has led to the Company's strategic decision to price its products competitively and offer volume based pricing programs to its customers. As a result, while the Company's gross profit increased from $8.2 million in fiscal 1991 to $12.8 million in fiscal 1995 and to $11.8 million for the thirty-nine weeks ended June 1, 1996, the Company's gross profit as a percentage of net sales ("gross margin") decreased from 25.1% in fiscal 1991 to 24.3% in fiscal 1995 and to 24.0% for the thirty-nine weeks ended June 1, 1996. The Company has sought to mitigate the decline in gross margins through: (i) the negotiation of volume discounts, rebates, promotional allowances and other favorable terms with suppliers; (ii) the application of the Company's MIS capabilities to enhance its inventory management; and (iii) regular evaluation of alternate suppliers to ensure it receives competitive pricing and quality products. The Company expects that as it continues to increase its net sales, its ability to negotiate volume based incentives with suppliers will be enhanced. While the Company believes that cost containment efforts and consolidation of health care companies will continue to exert downward pressure on the Company's gross margins, it also believes that the utilization of the foregoing programs will mitigate the effects of these pressures such that the Company will not experience any further significant decreases in its gross margins from their current levels. Notwithstanding this belief, there can be no assurance that the Company will be able to maintain or increase its gross margins.

  The Company has successfully implemented a business strategy which has enabled it to increase operating income as a percentage of net sales from 7.9% in fiscal 1991 to 9.1% in fiscal 1995 and to 10.5% for the thirty-nine weeks ended June 1, 1996 through decreasing operating expenses as a percentage of net sales. Suburban's operating expenses decreased as a percentage of net sales from 16.4% in fiscal 1991 to 14.7% in fiscal 1995 and to 12.7% for the thirty-nine weeks ended June 1, 1996, although such expenses have increased in total dollar amount due to the support required for higher sales volume over this period. The principal components of the Company's strategy to improve its operating income margin include leveraging its existing operating infrastructure over a larger base of sales and the establishment of the Company's budget and expense programs designed to control expense levels. The Company has historically offered management incentives for the achievement of cost reduction goals and intends to continue to offer such incentives, as well as invest additional funds in its MIS infrastructure. In addition, operating expenses decreased due to the reduction in compensation levels related to the Recapitalization. Based on the fact that approximately 20% of the aggregate space in the Company's regional distribution centers is not currently utilized, the Company believes that it can increase sales significantly without the need to make material investments in additional distribution facilities.

  As part of its acquisition strategy, after the Company completes an acquisition, it typically operates the acquired company for a period of time as a subsidiary. During this period, the Company decides whether, and under what conditions, any of the acquired company's operations, including MIS functions, should be integrated with those of the Company. The Company may incur costs, such as additional rental costs, while operating an acquired company prior to possible consolidation with the Company. Consistent with this strategy, the Company has operated St. Louis Ostomy as a subsidiary since its acquisition although it consolidated the operations of St. Louis Ostomy with those of the Company effective July 1, 1996. During the first five months of calendar 1996, the Company incurred the expense of additional rent for the St. Louis Ostomy facility and additional personnel and overhead expenses in connection with the St. Louis Ostomy acquisition. The Company has incurred costs associated with the closing of the St. Louis Ostomy distribution center and will continue to incur costs associated with the integration of St. Louis Ostomy with the Company, such as severance payments and the elimination of redundant corporate overhead. The Company charged $109,000 to expense in the second and third quarters of fiscal 1996 for inventory and receivable write-offs. In addition, $225,000 of costs associated with the closure of the St. Louis distribution center were reserved as of the date of the St. Louis Ostomy acquisition. The Company estimates that further consolidation costs of approximately $75,000 will be expensed in the fourth quarter of fiscal 1996.

  The gross margins of St. Louis Ostomy and Patient-Care were 20.2% and 20.4%, respectively, for their fiscal 1995. The Company believes that St. Louis Ostomy and Patient-Care had lower gross margins than the Company in 1995 because they were unable to purchase product on terms as favorable as those negotiated by the Company and were unable to offer the level of service, technical assistance and timely delivery the Company offers, and, therefore, were required to compete principally on the basis of price. As a result, the Company's pro forma gross margin for fiscal 1995 was 22.8%, which is lower than the Company's actual gross margin of 24.3% for the same period. As part of the process of integrating the Recent Acquisitions into the Company, the Company is negotiating new supply arrangements and adjusting prices. While the Company believes that the implementation of these measures will improve the gross margins of the Recent Acquisitions, there can be no assurance that these measures will result in increased gross margins of the Company on a consolidated basis.

  The acquisition of St. Louis Ostomy has been accounted for using the purchase method of accounting, and accordingly, the results of operations of St. Louis Ostomy are included within those of the Company subsequent to the dates of its acquisition. In connection with the acquisition of St. Louis Ostomy, the Company recorded $10.9 million of goodwill which is being amortized on a straight line basis over 25 years and which has resulted in a significant increase in the Company's amortization expense beginning in the second quarter of fiscal 1996. In connection with the acquisition of Patient-Care, the Company expects to record approximately $2.9 million of goodwill which will be amortized on a straight line basis over 25 years. See Note 2 to the Consolidated Financial Statements.

  Prior to the Recapitalization, the Company elected to be treated as a Subchapter S corporation for income tax purposes and accordingly did not pay federal and certain state income taxes during such period. In addition, the amount of certain compensation and other expenses incurred prior to the Recapitalization are not expected to be made in similar amounts following the Recapitalization.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated information derived from the consolidated statements of income of the Company expressed as a percentage of net sales. The Company's past operating results are not necessarily indicative of future operating results.

                                            PERCENTAGE OF NET SALES

                                                                 THIRTY-NINE
                                       YEAR ENDED                WEEKS ENDED
                          ------------------------------------ ---------------
                          AUGUST 28, SEPTEMBER 3, SEPTEMBER 2, JUNE 3, JUNE 1,
                             1993        1994         1995      1995    1996
                          ---------- ------------ ------------ ------- -------
Net sales................   100.0%      100.0%       100.0%     100.0%  100.0%
Cost of goods sold.......    75.6        75.2         75.7       75.4    76.0
                            -----       -----        -----      -----   -----
Gross profit.............    24.4        24.8         24.3       24.6    24.0
Operating expenses.......    16.4        16.1         14.7       14.5    12.7
Depreciation and amorti-
 zation..................     0.6         0.6          0.5        0.5     0.8
Non-recurring compensa-
 tion expense............     4.9         4.7          --         --      --
                            -----       -----        -----      -----   -----
Operating income.........     2.5         3.4          9.1        9.6    10.5
Interest expense.........     --          --           0.7        --      3.7
Other (income) expense,
 net.....................    (0.4)       (0.2)        (0.2)      (0.3)    --
                            -----       -----        -----      -----   -----
Pre-tax (pro forma)......     2.9         3.6          8.6        9.9     6.8
Net income (pro forma)...     1.7         2.2          5.2        6.0     3.9

THIRTY-NINE WEEKS ENDED JUNE 1, 1996 AND JUNE 3, 1995

  Net sales increased by $10.0 million, or 25.4%, to $49.3 million for the thirty-nine weeks ended June 1, 1996 from $39.3 million for the thirty-nine weeks ended June 3, 1995. The number of customer orders filled increased 29.8% to approximately 296,000 orders for the thirty-nine weeks ended June 1, 1996 from approximately 228,000 orders for the thirty-nine weeks ended June 3, 1995. Of the $10.0 million increase in net sales, $7.0 million, or 70.0%, was attributable to the acquisition of St. Louis Ostomy, and $3.0 million, or 30.0%, was attributable to a 7.6% growth rate in net sales to existing customers for the thirty-nine weeks ended June 1, 1996. Same store growth in net sales was primarily attributable to increases in sales to national home health care chains and managed care organizations. The average order size decreased to $171 for the thirty-nine weeks ended June 1, 1996 from $176 for the same period ended June 3, 1995, primarily as a result of the lower order size of sales made to customers of St. Louis Ostomy.

  Gross profit increased by $2.2 million, or 22.4%, to $11.8 million for the thirty-nine weeks ended June 1, 1996 from $9.7 million for the thirty-nine weeks ended June 3, 1995, while gross margin decreased to 24.0% from 24.6% over the same period. The decrease in gross margin was primarily attributable to competitive pricing of products sold by the Company to maintain or increase market share, particularly with respect to volume based pricing programs offered by the Company.

  Operating expenses increased by $557,000, or 9.8%, to $6.2 million for the thirty-nine weeks ended June 1, 1996 from $5.7 million for the thirty-nine weeks ended June 3, 1995, and, as a percentage of net sales, decreased to 12.7% from 14.5% during the same period. The increase in operating expenses was due to the support required for higher sales volume and the costs associated with the operations of St. Louis Ostomy. The decrease in operating expenses as a percentage of net sales was primarily attributable to the leveraging of the Company's operating infrastructure over a larger base of sales and the effect of Company's established budget and expense programs.

  Depreciation and amortization expense increased by $192,000 to $387,000 for the thirty-nine weeks ended June 1, 1996 from $195,000 for the thirty-nine weeks ended June 3, 1995 due to the amortization of expenses associated with the acquisition of St. Louis Ostomy.

  Operating income increased by $1.4 million, or 37.4%, to $5.2 million for the thirty-nine weeks ended June 1, 1996 from $3.8 million for the thirty-nine weeks ended June 3, 1995. Operating income increased as a percentage of net sales to 10.5% for the thirty-nine weeks ended June 3, 1996 from 9.6% for the thirty-nine weeks ended June 1, 1995. The increase in operating income as a percentage of net sales was primarily attributable to increased sales and decreased operating expenses as a percentage of net sales, offset by declining gross margins.

  Interest expense for the thirty-nine weeks ended June 1, 1996 was $1.8 million, due to borrowings to fund in part the Recapitalization and the acquisition of St. Louis Ostomy. The Company did not have any interest expense for the thirty-nine weeks ended June 3, 1995.

  Income taxes increased by $1.2 million to $1.5 million, or 42.9% of pre-tax income, for the thirty-nine weeks ended June 1, 1996 from $236,000, or 6.0% of pre-tax income, for the thirty-nine weeks ended June 3, 1995. This increase is primarily attributable to the fact that prior to July 3, 1995, the Company operated as a Subchapter S corporation.

YEARS ENDED SEPTEMBER 2, 1995 (52 WEEKS) AND SEPTEMBER 3, 1994 (53 WEEKS)

  Net sales increased by $5.4 million, or 11.3%, to $52.7 million in fiscal 1995 from $47.3 million in fiscal 1994. The number of customer orders filled increased 11.6% to approximately 308,000 orders in fiscal 1995 from approximately 276,000 orders in fiscal 1994. The net sales growth in fiscal 1995 was primarily attributable to increased sales to independent home health care suppliers pursuant to volume based pricing programs and increased penetration of national home health care chains. The average order size remained constant in fiscal

1994 and fiscal 1995 at approximately $176, due to a larger volume of small dollar amount orders under the Stockless Inventory Program in fiscal 1995 which offset the effect of price increases and inflation.

  Gross profit increased by $1.1 million, or 9.2%, to $12.8 million in fiscal 1995 from $11.7 million in fiscal 1994, while gross margin decreased to 24.3% from 24.8% over the same period. The decrease in gross margin was primarily attributable to competitive pricing of products sold by the Company to maintain or increase market share, particularly with respect to volume based pricing programs offered by the Company.

  Operating expenses increased by $125,000, or 1.6%, to $7.8 million in 1995 from $7.6 million in fiscal 1994, and, as a percentage of net sales, decreased to 14.7% from 16.1% for the same period. The decrease in operating expenses as a percentage of net sales was primarily attributable to the reduction in compensation levels related to the Recapitalization.

  There was no non-recurring compensation expense in fiscal 1995, as compared to non-recurring compensation expense of $2.2 million in fiscal 1994 representing 4.7% of net sales in fiscal 1994.

  Operating income increased by $3.2 million, or 202.7%, to $4.8 million for fiscal 1995 from $1.6 million for fiscal 1994. The increase in operating income was primarily attributable to the absence of bonus payments of $2.2 million in fiscal 1995 and is also attributable to increased sales and decreased operating expenses as a percentage of net sales, offset by declining gross margins. Excluding the effect of the non-recurring compensation, operating income would have increased to $4.8 million in fiscal 1995 from $3.8 million in fiscal 1994, representing 9.1% of net sales in fiscal 1995 and 8.1% of net sales in fiscal 1994.

  Interest expense for fiscal 1995 was $370,000 due to the incurrence of debt under the Management Notes, the Summit Notes and the Credit Facility in connection with the Recapitalization, including $188,000 of interest under the Management Notes and Summit Notes and $176,000 of interest under the Credit Facility.

  Income taxes increased by $270,000 to $358,000 in fiscal 1995 from $88,000 in fiscal 1994, representing 7.9% of pre-tax income in fiscal 1995. Prior to July 3, 1995, the Company operated as a Subchapter S corporation and accordingly was not responsible for federal and certain state income taxes. If the Company had not elected Subchapter S corporation status for this period, the Company's pro forma income tax expense for would have been $684,000 and $1.8 million for fiscal 1994 and fiscal 1995, respectively.

YEARS ENDED SEPTEMBER 3, 1994 (53 WEEKS) AND AUGUST 28, 1993 (52 WEEKS)

  Net sales increased by $4.6 million, or 10.7%, to $47.3 million in fiscal 1994 from $42.7 million in fiscal 1993. The number of customer orders filled increased by approximately 29,000, or 11.7%, to approximately 276,000 orders in fiscal 1994 from approximately 247,000 orders in fiscal 1993. The net sales growth in fiscal 1994 was primarily attributable to increased penetration of national home health care chains and to increased sales to home medical equipment dealers pursuant to volume based pricing programs.

  Gross profit increased by $1.3 million, or 12.3%, to $11.7 million in fiscal 1994 from $10.4 million in fiscal 1993, while gross profit increased to 24.8% from 24.4% over the same period. The increase in gross profit was primarily attributable to selective forward buying of product by the Company, effective price management, especially with respect to products sold by the Company in broken case orders, and more favorable pricing that became available from suppliers pursuant to volume based incentives.

  Operating expenses increased $636,000, or 9.1%, to $7.6 million in fiscal 1994 from $7.0 million in fiscal 1993, and as a percentage of net sales decreased to 16.1% from 16.4% for the same period. The increase in expenses was primarily attributable to additional personnel hired to support the increased level of sales.

  The Company incurred a non-recurring compensation expense of $2.2 million in fiscal 1994 and $2.1 million in fiscal 1993.

  Operating income increased by $512,000, or 48.0%, to $1.6 million for fiscal 1994 from $1.1 million for fiscal 1993. Operating income as a percentage of net sales increased to 3.3% for fiscal 1994 from 2.5% for fiscal 1993. The increase in operating income was primarily attributable to the increased sales and gross margins offset by increased operating expenses as a percentage of net sales.

  Income taxes increased to $88,000 in fiscal 1994 from $69,000 in fiscal 1993. During both periods the Company operated as a Subchapter S corporation and accordingly was not responsible for federal and certain state income taxes. If the Company had not elected Subchapter S corporation status for these periods, the Company's pro forma income tax expense for fiscal 1994 and fiscal 1993 would have been $684,000 and $490,000, respectively.

QUARTERLY RESULTS

  The following table sets forth summary unaudited quarterly financial information for each quarter in fiscal 1994 and 1995 and the fiscal quarters ended December 2, March 2 and June 1, 1996. In the opinion of the Company, such information has been prepared on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus and reflects all necessary adjustments (consisting of only normal, recurring adjustments) for fair presentation of such unaudited quarterly results when read in conjunction with the audited financial statements and related notes. The operating results for any quarter are not necessarily indicative of results for any future period, and there can be no assurance that any trends reflected in such results will continue in the future. The Company does not believe that its business is seasonal.

                                                                                               FISCAL 1996
                               FISCAL 1994 PERIOD ENDED        FISCAL 1995 PERIOD ENDED       PERIOD ENDED
                          ---------------------------------- ---------------------------- ---------------------
                          11/27/93 2/26/94 5/28/94 9/3/94(1) 12/3/94 2/9/95 5/3/95 9/2/95 12/2/95 3/2/96 6/1/96
                          -------- ------- ------- --------- ------- ------ ------ ------ ------- ------ ------
                                                          (DOLLARS IN MILLIONS)
Net sales...............   $11.1    $11.5   $11.7    $13.0    $12.9  $13.4  $13.0  $13.3   $13.5  $16.5  $19.3
Cost of goods sold......     8.4      8.6     8.8      9.8      9.7   10.1    9.8   10.2    10.2   12.6   14.6
Gross profit............     2.7      2.9     2.9      3.2      3.2    3.3    3.2    3.1     3.3    3.8    4.7
Operating expenses......     1.7      1.8     1.8      2.3      1.9    1.9    1.9    2.1     1.6    2.0    2.6
Depreciation and
 amortization...........     0.1      0.1     0.1      0.1      0.1    0.1    0.1    0.1     0.1    0.1    0.2
Operating income........     0.9     (0.1)    1.0     (0.3)     1.2    1.3    1.3    1.0     1.6    1.7    1.8
Interest expense........     --       --      --       --       --     --     --     0.4     0.5    0.6    0.7
Pre-tax (pro forma).....     0.9       *      1.0     (0.3)     1.2    1.4    1.3    0.6     1.1    1.1    1.1
Net income (pro forma)..     0.6       *      0.6     (0.2)     0.7    0.8    0.8    0.4     0.7    0.7    0.6

- -------
(1) Fourth quarter of fiscal 1994 consists of 14 weeks.
 * Under $49,000.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to the Recapitalization, the Company's principal cash requirements were to fund working capital in order to support growth of net sales and to fund dividends required as a result of the Company's Subchapter S corporation status. The Company funded such working capital and dividend requirements principally with cash generated from operations. Cash flows generated from operations were $900,000, $1.5 million, and $4.1 million for fiscal 1993, 1994 and 1995, respectively. For the thirty-nine weeks ended June 1, 1996, the Company used cash of $31,000.

  On July 3, 1995, the Company effected the Recapitalization pursuant to which the Company redeemed an aggregate of 70.0% of the shares of Common Stock then outstanding for total consideration of $29.5 million, of which $27.0 million was paid in cash and $2.5 million was paid in the form of the Management Notes. To finance the Recapitalization, the Company issued an aggregate of $6.7 million Redeemable Preferred Stock and issued the Summit Notes in the aggregate principal amount of $6.75 million. The Company also entered into the Credit Facility with the Bank and borrowed $13.5 million thereunder. See "Certain Transactions." These transactions resulted in a significant increase in the Company's interest expense beginning in the fourth quarter of fiscal 1995.

  Following the Recapitalization, the Company's principal cash requirements have been to fund acquisitions and debt service and provide working capital to support growth of net sales. The Company has funded these requirements with cash generated from operations and with borrowings under the Credit Facility.

  Borrowing capacity under the Credit Facility is $30.0 million, and borrowings bear interest at either the Bank's Base Rate or LIBOR plus an applicable margin, depending on the Company's earnings. The outstanding borrowings under the Credit Facility are secured by substantially all of the assets of the Company, including a pledge of all of the capital stock of its subsidiaries. The Credit Facility contains covenants which require the Company to maintain certain financial ratios and impose certain limitations and prohibitions on the Company with respect to: (i) incurring additional indebtedness; (ii) the creation of security interests on the assets of the Company; and (iii) the payment of cash dividends on the Common Stock. At August 31, 1996, the Company was in compliance with such covenants. The terms of the Credit Facility provide for reductions in the amount available for borrowing thereunder at six month intervals until such time as availability reaches $17.75 million at June 30, 2000, the maturity date of the Credit Facility. Borrowings outstanding under the Credit Facility were $12.6 million at September 2, 1995 as compared to $21.0 million at June 1, 1996 and $24.4 million at August 31, 1996.

  Prior to the consummation of this offering, the Company intends to enter into the Amended Credit Facility which will provide the Company with a maximum borrowing availability of $30.0 million. The entire $30.0 million of revolving credit will be available for borrowing by the Company upon consummation of this offering to fund working capital needs and acquisitions. Interest on amounts borrowed under the Amended Credit Facility will bear interest, at the Company's option, at either the Bank's Base Rate or at LIBOR plus an applicable margin, depending upon the Company's earnings. All obligations under the Amended Credit Facility will be required to be repaid by June 30, 2000. The Amended Credit Facility will contain customary covenants, including, restrictions on the incurrence of indebtedness and liens, capital expenditures, certain mergers and acquisitions, certain distributions on the Company's capital stock and transactions with affiliates. The Amended Credit Facility will also require that the Company satisfy certain financial covenants. The ability of the Company to meet its debt service requirements and to comply with such financial covenants will be dependent upon the Company's future performance, which is subject to financial, economic, competitive and other factors affecting the Company, some of which are beyond its control. The Company's obligations under the Amended Credit Facility will be secured by a first priority security interest in substantially all of the assets and properties of the Company, including a pledge of all of the stock of St. Louis Ostomy and Patient-Care. The Company expects that upon maturity of the Amended Credit Facility, indebtedness thereunder will be repaid with borrowings under a replacement credit facility or with proceeds of future equity or debt financings.

  The net proceeds of this offering will be used to repay in full the Management Notes, the Summit Notes, the St. Louis Note, the Redeemable Preferred Stock and borrowings under the Credit Facility. See "Use of Proceeds." As a result, after giving effect to this offering and the application of the net proceeds therefrom, the Company will have no long-term indebtedness other than amounts which the Company may reborrow under the Amended Credit Facility in order to fund working capital and future acquisitions. In connection with the repayment of this debt, the Company will write-off approximately $162,000 of deferred financing costs associated with the incurrence of the obligations which are being repaid, which write-off will be reflected in the fourth quarter of fiscal 1996.

  The Company made capital expenditures totaling $213,000, $136,000, $293,000 and $229,000 in fiscal 1993, 1994, 1995 and for the thirty-nine weeks ended June 1, 1996, respectively. The Company expects to make total capital expenditures of $350,000 in fiscal 1996 and $450,000 in fiscal 1997, primarily to expand its MIS capabilities. Such amounts may be increased due to acquisitions and other expenditures required to expand the Company's operations.

  Other expenses of the Company include the cost of carrying inventory. During the Company's last five fiscal years, the Company had negligible inventory write-offs. Companies which Suburban may acquire may have product lines or operating assets which are not readily saleable, which may lead to increased inventory write-offs in the future. At June 1, 1996, the Company maintained an investment in inventory of approximately $5.5 million, of which approximately $526,000 (9.6%) was over 120 days. The Company's inventory turnover was approximately 11.8 times during fiscal 1995, as compared to 9.8 times in fiscal 1994, and was 10.9 times for the thirty-nine weeks ended June 1, 1996, as compared to 10.6 times for the comparable period in fiscal 1995.

  Following consummation of this offering, the Company's long-term liquidity needs will consist of working capital and capital required to fund future acquisitions. The Company believes that the net proceeds from this offering, together with funds generated from its operations and borrowings available under the Amended Credit Facility, will be sufficient to fund its operations and possible acquisitions through fiscal 1997. In the event the Company requires additional funds for such purposes, it intends to raise such funds through future equity or debt financings.

  The Company does not believe inflation had a material adverse effect on the financial statements for the periods presented.

                                   BUSINESS
GENERAL

  Suburban is a leading national direct marketing wholesaler of medical supplies and related products to the home health care industry. The Company sells products to over 20,000 customers, including: (i) independent suppliers of home health care products (principally home medical equipment dealers and local and chain pharmacies); (ii) national home health care chains and wholesalers; and (iii) managed care organizations. Through its direct sales and marketing programs, the Company markets a comprehensive selection of more than 5,000 SKUs, comprised primarily of ostomy, incontinence, diabetic and wound care products. The Company's primary product lines fulfill its customers' needs to provide a complete line of products for their home health care patients. The Company believes that its success is attributable to the expertise gained from more than 17 years of focus on its product lines and its commitment to providing superior service and technical support to its customers. Through its product knowledge and ability to efficiently process a high volume of orders without a minimum order amount, the Company fills an important need in the fragmented and diverse home health care industry.

INDUSTRY OVERVIEW

  Home Health Care Market. Home health care encompasses a broad spectrum of both health and social services and products which can be delivered to the recovering, disabled or chronically ill person in the home. The Company believes that the following economic and demographic factors will support the continued growth of home health care and the need for the Company's products:

    . Cost-Containment Efforts. Ongoing efforts to reform the health care system in light of increasing medical costs have resulted in greater cost sensitivity on behalf of medical providers and payors. Home health care services are increasingly recognized as viable, cost-effective alternatives to inpatient health care.

    . Patient Preference/Increased Acceptance. Industry research indicates that the majority of patients prefer home health care to institutional care, and that patients recover more quickly in the home environment with the close support of family and friends. In addition, the Company believes that people today are more health conscious than prior generations, and that they more readily acknowledge their medical conditions, home health care needs and their use of the products which the Company markets.

    . Technological Advances. Technological advancements enable patients who previously would have required hospitalization to be treated at home. For example, advances in wound care products enable many persons with chronic wounds to be treated at home, rather than in a hospital. The use of minimally invasive surgical procedures has also reduced the length of hospital stays and increased the incidence and length of recovery in the home setting.

    . Changing Demographics. The elderly represent the largest and fastest-growing single consumer segment of health care in the United States. The Company believes that greater utilization of medical services by the elderly will drive the growth in the use of medical supplies, including products used in the home setting.

  Home Health Care Products Distribution Channels. The home health care distribution industry is highly fragmented, with a large number of local and a limited number of national wholesalers carrying a broad range of products and serving similar customers. Increasingly, local and regional wholesalers are consolidating in response to pressure from both customers and manufacturers. To minimize costs while maintaining high service levels, health care payors have demonstrated a preference for home health care chains which serve as a cost-effective "one stop shop" source of a comprehensive range of home health products and services. Due to the complexity of supporting the wide variety of home health care products and the geographically dispersed nature of home health care patients, the Company believes that such national home health care chains are seeking wholesalers which can quickly and efficiently provide supplies for all of their patients on a nationwide basis. In addition to such pressures from their own customers, home health care wholesalers face increasing pressure from manufacturers which, to reduce their distribution costs, prefer to sell higher volumes of product to a reduced number of larger wholesalers. This evolving marketplace provides an opportunity for wholesalers with national distribution capabilities and sophisticated management information systems to offer value added services to meet the needs of manufacturers and customers.

BUSINESS STRENGTHS

  The Company believes its position as a leading national direct marketer to the home health care industry is principally attributable to the following factors:

  National Distribution Network. The Company's distribution network provides quick, cost-effective delivery on a national basis. This network enables the Company to meet the needs of national home health care chains and managed care organizations, as well as local independent suppliers. The Company's MIS is designed to coordinate inventory with order fulfillment so that the Company is able to fill orders from any of its five regional distribution centers located in Holliston, Massachusetts; Atlanta, Georgia; Dallas, Texas; South Bend, Indiana; and Rancho Cucamonga, California. Its national distribution network enables the Company to ship over 95% of orders on the day of receipt, with a product fill rate of over 92%, and to deliver product to 94% of the U.S. population within 48 hours. Given existing capacity, the Company believes that it can increase sales significantly without the need to make material investments in additional facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

  Superior Customer Service and Technical Support. The Company provides superior customer service and technical support through extensive training and systems support. All of the Company's new service representatives receive at least four continuous weeks of specialized training, two of which precede any customer contact. In addition, the Company regularly conducts sales and product training to ensure that all service representatives and marketing and purchasing staff have current knowledge of products and their applications. Service representatives are available to offer technical advice and support to customers to assist them in product selection. Additionally, the Company performs daily outbound telemarketing to welcome new customers, including those added through acquisitions, to extend special pricing to customers and to implement new programs with chain customers. To augment its service representatives, the Company also employs two registered nurses, including an enterostomal therapist, who are available to respond to more complex inquiries about the Company's products. The Company provides a toll-free number and uses its call center and automated call routing technology to process an average of 2,500 calls per day during the hours of 8:00 a.m. and 7:00 p.m. eastern time, with service representatives answering 95% of calls within thirty seconds. Utilizing the Company's proprietary software, service representatives have access to the customer's profile which includes information on product availability, prices, order history, shipping address and billing information. The software assists service representatives in fulfilling customer orders, as well as in exploring additional, complementary product needs and handling customer inquiries.

  Comprehensive Catalog and Direct Marketing. The Company's direct marketing program is designed to provide customers with frequent access to the Company's products. The Company believes that direct marketing is the most cost-effective and convenient distribution method to reach the Company's customers. In fiscal 1995, the Company's marketing staff produced in-house and distributed to the Company's customers over 500,000 pieces of direct mail, consisting of catalogs, flyers, trade press advertisements and package inserts. This marketing program is supplemented by direct telemarketing and frequent "fax specials" which provide its customers timely pricing and promotional information. Suburban's comprehensive wholesale product catalog has been continually published since 1977 and is published two or three times a year. This catalog strengthens the Company's position as a leader in its markets by serving as a valuable reference source for its products, facilitating the ordering process and providing a complete description of products and a listing of manufacturers and prices for all ordering quantities. In addition, Suburban publishes and sells a retail catalog to its customers which can be customized with their name and logo for use in marketing the Company's products. The Company has also developed and maintains a proprietary customer and product database which it uses to target its direct mailings. The Company believes that this database, which contains the names of more than 20,000 customers and 13,000 prospects, provides a significant competitive advantage to Suburban. This database contains detailed information about each customer, including purchase history by product, pricing history, shipping address and billing information.

  Focused Product Offering. The Company's broad product offering within its ostomy, incontinence, diabetic and wound care product categories enables Suburban to provide "one stop shopping" within these lines. In addition, the Company sells a large assortment of other products for use in home health care and which are frequently used by purchasers of its principal products. The Company continually evaluates new product lines within the home health care market to meet the evolving needs of its customers and to take advantage of changes in medical technologies.

  Stockless Inventory Program. The Company markets its Stockless Inventory Program to its customers to enhance their service capability and to promote their ability to be a "one stop shop" provider to managed care organizations. This is accomplished by shipping products on the customer's behalf directly to the customer's patients. The transaction is transparent to the patient as only the names of the Company's customer and the recipient of the product appear in the shipping materials received. Because its customers, particularly the national home health care chains, do not have to carry product inventory, this program eliminates the customer's inventory costs for the product and reduces its handling costs, improving the customer's cash flow and space utilization. The program also provides to the customer the benefits of detailed utilization reporting and accelerated billing cycles.

GROWTH STRATEGY

  The Company's strategy is to expand sales to existing and new customers by continuing to focus on its business strengths and by implementing the following growth strategy:

  Acquisitions. The Company believes that the consolidation in the home health care industry provides an opportunity for the Company to expand its business through acquisitions. The Company intends to enhance its position as a leading national direct marketing wholesaler by increasing its number of customers, expanding its geographic markets and product categories and leveraging its existing infrastructure. As part of this strategy, the Company has completed the Recent Acquisitions. The Company's acquisition of St. Louis Ostomy enabled the Company to expand its presence in the Midwest, and the Patient-Care acquisition enabled the Company to expand its presence in California, as well as increase its sales of incontinence products. After making an acquisition, the Company operates the acquired company as a subsidiary for a period of time, which allows the Company to decide whether to consolidate any of the operations of the acquired company with those of Suburban. Where appropriate, the Company will consolidate the operations of an acquired company with its own and may close facilities of acquired businesses and transfer operations to the Company's facilities. Consistent with this strategy, the Company closed the St. Louis Ostomy facility effective July 1, 1996 and fully integrated its operations with those of Suburban. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

  Increase Sales to National Home Health Care Chains. With the continued growth of national home health care chains, the Company has increasingly focused on marketing to these larger, national companies. The Company has supply arrangements with 22 national chains, including exclusive supply arrangements with two of these chains. Sales to national home health care chains were $6.8 million for fiscal 1995 and $7.6 million for the thirty-nine weeks ended June 1, 1996, representing approximately 15% of net sales for each period. Suburban believes its Stockless Inventory Program is particularly attractive to national home health care chains. Suburban intends to establish additional relationships with national home health care chains to become their preferred or exclusive provider of specialty product lines.

  Add Contracts with Managed Care Organizations. The Company believes that there are significant growth opportunities in marketing its products to managed care organizations. Sales of products to managed care organizations accounted for less than 1% of the Company's net sales in fiscal 1995 and increased to 1.9% of the Company's net sales for the thirty-nine weeks ended June 1, 1996. To meet the cost containment and informational needs of managed care organizations, the Company has developed a detailed reporting and utilization system which allows for reduced product acquisition costs and better management and control of utilization.

  Expand Penetration of Independent Supplier Base. The Company believes that there exists an opportunity to leverage its existing customer relationships and to expand the number of independent suppliers to which it sells products. In fiscal 1995, the Company sold products to over 20,000 independent home medical equipment dealers and local and chain pharmacies. The Company believes there are approximately 50,000 additional such suppliers to which it does not currently sell its products. The Company intends to expand its penetration of the independent provider base by: (i) implementing its acquisition strategy;
(ii) expanding the Company's outbound telemarketing effort, direct mail coverage and frequent "fax specials" program; and (iii) expanding the Company's product line offering. See "Business--Customers."

PRODUCTS

  The Company supplies more than 5,000 SKUs, primarily in the ostomy, incontinence, diabetic and wound care categories. These four product categories accounted for approximately 81.5% of Suburban's net sales for the thirty-nine weeks ended June 1, 1996.

                                         NET SALES FOR  PERCENTAGE
                                          THIRTY-NINE     OF NET
                                             WEEKS      SALES FOR
                                             ENDED     THIRTY-NINE
                                         JUNE 1, 1996     WEEKS     NO. OF SKUS
                                          (DOLLARS IN     ENDED          AT
PRODUCT CATEGORIES                        THOUSANDS)   JUNE 1, 1996 JUNE 1, 1996
- ------------------                       ------------- ------------ ------------
Ostomy..................................    $16,539        33.5%       1,562
Incontinence............................      9,344        19.0        1,021
Diabetic Care...........................      6,824        13.8          109
Wound Care..............................      7,503        15.2          671
Other...................................      9,092        18.5        1,665
                                            -------       -----        -----
Total...................................    $49,302       100.0%       5,028
                                            =======       =====        =====

  Ostomy Products. Suburban has developed an expertise in the ostomy market and markets a broad spectrum of related products, primarily one and two piece ostomy appliances, accessories, adhesives, pastes, skin barriers and odor control products. A common reason for ostomy surgery is cancer. An ostomy is usually conducted when a patient's condition requires that a surgeon disconnect or remove part or all of the patient's colon. The surgeon constructs a new elimination route to replace the function of the colon. The surgeon brings a portion of the patient's intestine through the abdominal wall, folds it over, and sutures it to the skin, forming a stoma. The stoma provides an exit for waste material that is drained into a disposable pouch, commonly referred to as an ostomy appliance. Ostomy appliances come in numerous shapes and sizes, including one-piece and two-piece models, and reusable or disposable systems. Depending on the manufacturer and the system, patients may replace their ostomy dressing as frequently as daily, or as infrequently as once per week.

  According to a leading industry source, in 1995 there were an estimated 750,000 to 1,000,000 ostomates (persons with an ostomy) living in the U.S. and Canada. Based upon industry data, the Company estimates that in 1996 the wholesale market for ostomy and related products in the U.S. was approximately $228.0 million. Industry sources estimate that there are approximately 95,000 ostomy surgeries each year, 60% resulting in temporary stomas, which typically range from one to six months, and 40% resulting in permanent stomas. In response to its customers' individual needs and preferences, the Company offers a large number of SKUs within the ostomy category which the Company believes acts as a barrier to entry to those competitors unable to stock a complete assortment of these products on a cost-effective basis.

  The market for ostomy products is closely related to that for incontinence/urological and wound/skin care products. Due to the nature of their condition, ostomates commonly purchase incontinence products in conjunction with ostomy supplies. In addition, ostomates also purchase wound care products. Since the fecal discharge has not been subject to enzyme neutralization, which would normally occur in the colon, the area surrounding the stoma can become irritated and damaged if left unprotected, and therefore must be cared for as a wound.

  Incontinence Products. The Company markets a broad selection of incontinence and urological products, including disposable and reusable adult diapers and undergarments, irrigation trays, intermittent and external catheters, and drainage and leg bags. According to industry statistics, urinary incontinence ("UI") affects 15%-30% of non-institutionalized persons over the age of 60. UI can be caused by pathologic, anatomic, or physiologic factors affecting the urinary tract as well as by external factors. The UI market is generally segmented into three distinct usage categories--light, moderate and severe. The severely incontinent tend to use 50% more product than either other segment and are usually older than those in the other two categories. The severely incontinent generally prefer to purchase in an easy and discreet manner, and generally purchase in case quantity rather than by the package.

  Diabetic Care Products. The American Diabetes Association estimates that there were 11.0 million diabetics in the U.S., 1.1 million of whom must test themselves four to seven times daily to control the potentially degenerative effects of diabetes. The Company markets a broad selection of products for the treatment of diabetes, including test strips, blood-glucose meters, lancets and accessories. Based on the American Diabetes Association's estimates and the average price of monitoring devices prevailing in the market, the Company estimates that the annual wholesale market for blood glucose monitoring products will be approximately $1.4 billion in calendar 1996.

  Wound Care Products. According to industry sources, approximately five million Americans suffered from chronic wounds in 1995 that required wound care. Based on industry statistics, the Company believes that the total U.S. market for wound care and related products of the type marketed by the Company was approximately $400 million in 1995. Wound care products marketed by the Company include traditional tapes, gauze, bandages and sponges and advanced dressings such as hydrocolloid, calcium alginates, hydrogel and transplant dressings. The most common types of treatable chronic wounds are venous stacis ulcers, pressure sores, vessel disease wounds, surgery wound breakdown, spinal injury wounds, burns as a result of radiation treatment and chemical wounds, usually resulting from chemotherapy. Since wound treatment programs have improved technologically and become more individualized, the number of SKUs which the Company carries relating to wound care has increased to 671 SKUs as of June 1, 1996.

  Other Products. The Company sells a large assortment of products for home health care other than those in its principal four product categories. These products are frequently ordered by its customers and include respiratory, convalescent care, skin care, home diagnostic and enteral feeding products. The Company continually evaluates new product categories within the home health care market to meet the evolving needs of its customers and to take advantage of changes in medical technologies.

CUSTOMERS

  The Company's three market segments consist of over 20,000 customers, including: (i) independent suppliers of home health care products, principally home medical equipment dealers and local and chain pharmacies; (ii) national home health care chains and wholesalers; and (iii) managed care organizations. Sales to independent suppliers, national home health care chains and wholesalers and managed care organizations accounted for approximately 86.4%, 12.9% and 0.7%, respectively, of net sales in fiscal 1995, and 83.0%, 15.2% and 1.8%, respectively, of net sales for the thirty-nine weeks ended June 1, 1996. While the number of independent home medical equipment dealers and pharmacies continues to decline due to consolidation, the Company continues to add new customers in this market. Of Suburban's broad customer base, only two customers accounted for more than 1% of the Company's net sales for each of fiscal 1995 and the thirty-nine weeks ended June 1, 1996, and the twenty largest customers accounted, in the aggregate, for less than 13.1% and 16.2% of net sales for fiscal 1995 and for the thirty-nine weeks ended June 1, 1996, respectively. See "Business--Sales and Marketing."

SALES AND MARKETING

  The Company's direct marketing program is designed to provide its customers with frequent exposure to the Company's comprehensive product categories on a cost-effective basis. The Company's direct marketing program consists of the following components: (i) a wholesale catalog for customer orders; (ii) a retail catalog sold to customers for their use as a marketing tool; (iii) monthly flyers; (iv) frequent "fax specials" to targeted customer segments;
(v) package inserts; (vi) general advertising; (vii) trade press literature; and (viii) trade show materials. The components of this program enable the Company to determine the market acceptance of new products prior to the Company making a significant inventory investment or including such products in its catalog. The Company continually evaluates these direct marketing components to arrive at the optimal mix of marketing techniques.

  The Company's comprehensive wholesale catalog has been continually published since 1977 and is published two or three times a year. This catalog strengthens the Company's position as a leader in its markets by serving as a valuable reference tool for the its products, facilitating the ordering process and providing a complete description of products and listing of manufacturers and prices for all ordering quantities. In fiscal 1995, the Company circulated approximately 120,000 wholesale catalogs. Unlike most wholesalers, the Company produces each component of the direct marketing program using its in-house marketing staff, which provides the Company with greater flexibility in timing its production and updates and enables it to control quality and reduce production costs. The Company has invested in desk-top publishing hardware and software to produce direct marketing materials and maintains a library of product photos that can be varied in size and color. The costs of the Company's direct marketing programs are partially offset by cooperative advertising support from manufacturers which have their products included in the catalog.

  The Company also publishes and sells a retail catalog to its customers which can be customized with their name and logo for use in marketing the Company's products. The Company publishes retail catalogs approximately every eighteen months and has sold 250,000 of its most recent catalog since its date of publication. The Company has also developed and maintains a proprietary customer and prospect database. The Company believes this database, which contains the names of more than 20,000 customers and 13,000 prospects, provides a significant competitive advantage to Suburban. The customer database contains detailed information about each customer, including purchase history by product, pricing history, shipping address and billing information. Using this proprietary database, the Company cost-effectively targets its directed mailings of monthly flyers, frequent "fax specials" and package inserts.

ORDER ENTRY AND FULFILLMENT; CUSTOMER SERVICE AND TECHNICAL SUPPORT

 Order Entry and Fulfillment. Suburban makes purchasing its products as convenient as possible. All of the Company's service operations are centralized at its Holliston facility. Because the substantial majority of orders are placed by telephone, the efficient and timely handling of calls is key to the Company's business. The Company provides a toll-free number and uses its call center and automated call routing technology to process an average of 2,500 calls per day between 8:00 a.m. and 7:00 p.m. eastern time, with service representatives answering approximately 95% of all calls within thirty seconds. The Company's 40 service representatives use the Company's proprietary software to fill customer orders, explore additional product needs and respond to customer inquiries. Each service representative has access to the customer's profile, which contains information on product availability, prices, order history, shipping address and billing information. Service representatives are also trained and incentivized to cross-sell selected products, to suggest the purchase of complementary products and to highlight special product promotions sponsored by manufacturers. Senior service representatives assume the additional responsibility of managing certain large volume customers and are incentivized to exceed specified sales and margin goals. In addition, the Company has a four person team which focuses primarily on large, national accounts, particularly home health care chains and managed care organizations. Members of this team visit customer locations, exhibit products at trade shows and develop and negotiate contracts with leading home health care companies. Outbound programs involve all 40 representatives and consist primarily of follow-up with new customers, including those obtained through acquisitions, national chain customer contact and new program introductions.

  Once an order is entered into the system, a credit check is performed, and if the credit is approved, the order is electronically sent to the appropriate distribution center where a packing slip and invoice are printed for order fulfillment. Approximately 85% of the Company's customers purchase on an open-account basis, while the remainder are cash on delivery and credit card purchases. For each of the Company's past five fiscal years, the Company's bad debt experience has not exceeded 1/2 of 1% of net sales. Each of the Company's distribution centers is a full-service facility capable of receiving, preparing and shipping orders for customers. Given existing capacity, the Company believes that it can increase sales significantly without the need to make material investments in additional facilities. The Company's order placement policy includes no minimum requirements and free freight for orders over a specified dollar amount. The Company's MIS and national distribution network enable the Company to ship over 95% of orders on the day of receipt, with a product fill rate of over 92%, and to deliver product to 94% of the U.S. population within 48 hours. In the event that an item is not in stock at one distribution center, the Company's MIS immediately discloses to the service representative the product's availability at an alternate distribution center. Once the order is filled and packaged, substantially all orders are shipped by UPS. For orders shipped through the Stockless Inventory Program, customers are invoiced for merchandise promptly after shipment.

 Customer Service and Technical Support

  The Company provides its customers with a high level of customer service and technical support, the principal bases of which are accurate and complete order fulfillment and prompt product delivery. All new service representatives receive at least four weeks of consecutive, specialized training, two of which precede any customer contact. Thereafter, service representatives regularly receive at least three hours per week of sales and product training. In addition to in-house training, sales representatives regularly receive from manufacturers technical training regarding various products. To augment its service representatives, the Company employs two registered nurses, including an enterostomal therapist, who are accessible to respond to more complex customer inquiries regarding the Company's products.

  The Company markets its Stockless Inventory Program to all its customers to enhance their service capability and to promote their ability to be a "one stop shop" provider. This is accomplished by shipping products on the customer's behalf directly to the customer's patients. The transaction is transparent to the patient as only the names of the Company's customer and the recipient of the product appear in the shipping materials received. Because the customer does not have to carry product inventory, this program eliminates the customer's inventory costs for these products and reduces its handling costs, improving the customer's cash flow and space utilization. The Stockless Inventory Program also enables both the Company and the customer to record a sale at the time the order is shipped by the Company. The Company shipped 7.6% and 8.4% of its net sales through its Stockless Inventory Program for fiscal 1995 and the thirty-nine weeks ended June 1, 1996, respectively. National home health care chains have been the most frequent users of the Stockless Inventory Program.

  With the Stockless Inventory Program, the Company also provides additional value-added services for its larger customers, such as detailed reporting with respect to the patient's payor and clinician as well as the products shipped to the patient's home. This type of in-depth reporting is particularly helpful in managed care settings where there is frequently limited data available on utilization and patient populations of ostomy, diabetic and incontinent members. Within this reporting system is a Medicare compatibility database that assists the customer with its billing efforts. While the Company does no third party billing, it does have an extensive support database that ties all 5,000 SKUs for which reimbursement is available to the correct Health

Care Financing Administration code and reimbursement information. This is particularly helpful to suppliers under on-going pressure to manage costs.

MANAGEMENT INFORMATION SYSTEMS

  The Company operates a sophisticated proprietary management information system that allows centralized management of key functions, including: (i) accounts receivable and inventory management; (ii) communication links between distribution centers; (iii) customized customer reporting; (iv) purchasing;
(v) pricing; (vi) order entry and fulfillment; (vii) mail list management; and
(viii) the preparation of daily management reports which provide timely information regarding key aspects of the business. The system enables the Company to ship customer orders on a same-day basis and respond to order changes and supports a high level of customer service. See "Management Discussion and Analysis of Financial Results and Operations--Liquidity and Capital Resources."

PURCHASING

  The Company purchases products from over 200 manufacturers and regularly evaluates its relationships and considers alternative suppliers to ensure competitive costs and product quality. The Company's top ten manufacturers accounted for approximately 67.2% and 65.1%, of the Company's total purchases in fiscal 1995 and the thirty-nine weeks ended June 1, 1996, respectively. Three of these manufacturers, Hollister Incorporated, Convatec, a division of Bristol Meyers Squibb, and Lifescan, Inc., a subsidiary of Johnson & Johnson, accounted for 18.5%, 15.7% and 9.7%, respectively, of the Company's total purchases in fiscal 1995. These three manufacturers accounted for 18.6%, 15.6% and 7.3%, respectively of the Company's total purchases for the thirty-nine weeks ended June 1, 1996, as compared to 18.5%, 15.9% and 9.6%, respectively, for the thirty-nine weeks ended June 3, 1995. The Company is able to achieve volume discounts, rebates and promotional allowances from manufacturers by providing significant value added services through marketing support and information management.

  While the Company has contracts with seven of its top ten manufacturers, it does not have contracts with the majority of its manufacturers, and instead relies on terms contained in purchase orders. As a result, the Company may be subject to unanticipated changes in its arrangements with manufacturers, including pricing, minimum volume and dollar requirements, return policies and promotional allowances. Where the Company has a contract with a manufacturer, it is typically of short duration with a limited number of terms. See "Risk Factors--Dependence on Manufacturers."

  The Company's purchasing function is centralized at its corporate headquarters in Holliston, Massachusetts and includes a manager and four buyers, each of whom is responsible for approximately 50 vendor relationships, plus expediting special orders. Each buyer's performance is measured periodically against goals set for inventory turns, service level and gross margins. Purchases from the Company's primary vendors occur on a weekly basis, while purchases from smaller vendors occur bi-weekly or on an as needed basis. Forward purchasing decisions are made on a selected, limited basis, such as when the price discount exceeds the cost of carrying incremental inventory. Forward purchasing typically is a function of expectations of price increases, taking advantage of promotions and return on the Company's invested capital. Purchasing is closely tied to the inventory management controls of the Company. Due to the Company's effective inventory management, the Company's inventory write-offs during the last five fiscal years have been negligible.

COMPETITION

  Suburban faces intense competition from a variety of local, regional and national wholesalers. In addition to home health care wholesalers, Suburban's competition includes drug wholesalers and distributors to hospitals and long term care providers. Most of the Company's products are available from several sources, and the Company's customers often have relationships with several wholesalers. Since barriers to entry in the home health care distribution industry are relatively low, there is substantial risk that current competition will expand their market presence and new competitors will enter the market. Certain of the Company's current competitors have substantially greater capital resources, sales and marketing experience and distribution capabilities than the Company. The ongoing consolidation of home health care wholesalers could result in existing competitors improving their market positions through acquisitions or joint ventures. In addition, the Company faces competition from manufacturers that may increase their efforts to sell directly to suppliers, thus bypassing wholesalers such as Suburban. In response to competitive pressures from current or future competitors, the Company may be required to lower selling prices to maintain or increase market share. Such measures could have a material adverse effect on the results of operations or the financial condition of the Company. See "Management Discussion and Analysis of Financial Condition and Results of Operation."

  The Company competes on the basis of its: (i) order and delivery capabilities; (ii) product knowledge; (iii) product breadth; (iv) technical support; (v) customer relationships with service representatives; and (vi) price. The Company believes that its customers base their purchasing decisions upon such factors and that the Company competes favorably with respect to each of these factors. In particular, the Company believes that it differentiates itself from other wholesalers with which it competes on the basis of a high fill rate of its product line, knowledgeable service representatives, the Stockless Inventory Program and its MIS capabilities.

GOVERNMENTAL REGULATION

  Suburban is subject to regulation under the Federal Food, Drug and Cosmetic Act, as well as under certain state regulations, because of its storage and handling of certain medical devices and products. The amount of sales of products that are subject to such regulation is not material to the Company's results of operations. The Company believes that it is in compliance with all applicable federal and state requirements and that it possesses all licenses and permits required for the conduct of its business. In addition, certain licenses and permits of the Company prohibit a change of control without relevant regulatory approval.

PRODUCT LIABILITY INSURANCE

  The Company maintains product liability insurance of $10.0 million, and is named as an additional insured under policies maintained by approximately 95% of its manufacturers whose products represent approximately 98% of the Company's net sales. While the Company believes that such coverage will be adequate, no assurance can be given that such coverage will be adequate to cover all future claims or will be available in adequate amounts or at a reasonable cost or that such indemnification agreements will provide adequate protection to the Company.

STATE SALES TAX

  The Company collects sales tax or other similar tax only with respect to those states in which the Company maintains facilities. Although various other state agencies have attempted to impose on direct marketers the burden of collecting state sales taxes on the sale of products shipped to residents of these states, no state has initiated any action to collect state sales taxes from the Company. The Company does not believe that state sales tax collection is material to the Company, in part because substantially all products marketed by the Company are purchased for resale and in part because a large portion of its products are exempt from state sales tax.

PROPRIETARY RIGHTS

  The Company holds a service mark for the name "Home Health Direct" which it uses in certain of its direct marketing programs.

EMPLOYEES

  As of August 31, 1996, the Company had 159 full time employees and 18 part time employees. There are 62 employees within the sales, marketing and customer service area, 45 employees within the financial, administrative and purchasing area, and 70 employees within the distribution, operations and MIS area.

  The Company considers its employee relations to be good. None of the Company's employees are covered by a collective bargaining agreement.

PROPERTIES

  The Company currently conducts its operations from six leased distribution centers. See Note 7 to Consolidated Financial Statements. The Holliston, Massachusetts location also serves as the Company's corporate headquarters. The Company's leases include:

      LOCATION                                 SQUARE FOOTAGE  EXPIRATION DATE
      --------                                 -------------- ------------------
     Holliston, MA(1).........................     58,000      December 31, 2006
     Atlanta, GA (1)..........................     48,000         August 4, 2006
     Dallas, TX...............................     24,000           July 1, 2001
     South Bend, IN(1)........................     30,000          July 31, 2003
     Rancho Cucamonga, CA.....................     23,000     September 30, 2000
     Santa Fe Springs, CA.....................     33,500           May 31, 1998

- --------
(1) See "Management--Certain Transactions."

LEGAL MATTERS

  The Company is party to certain claims and litigation in the ordinary course of business. The Company is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect on its financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

   NAME                     AGE                  POSITION WITH THE COMPANY
   ----                     ---                  -------------------------
   Herbert P. Gray.........  62 Chairman of the Board of Directors; Chief Executive Officer
   Donald H. Benovitz......  55 President; Chief Operating Officer and Director
   Stephen N. Aschettino...  46 Vice President; Chief Financial Officer and Treasurer
   Patrick Bohan...........  40 Vice President--Sales and Marketing
   John G. Manos...........  40 Vice President--MIS and Operations
   Martin J. Mannion.......  37 Director
   Joseph F. Trustey.......  34 Director

  Herbert P. Gray has served as the Chairman of the Board of Directors and Chief Executive Officer of Suburban since 1979. Mr. Gray, who was a practicing pharmacist before forming Suburban's predecessor in 1962, has delivered numerous seminars and lectures in the home health care industry.

  Donald H. Benovitz has served as Suburban's President and Chief Operating Officer since 1987. Prior to that time, Mr. Benovitz, a pharmacist with over 25 years experience in the distribution of health care products, worked for Medi-Mart Drug Stores, a regional drug store chain, serving in various capacities, including Vice President of Corporate Pharmacy Operations and President.

  Stephen N. Aschettino has served as Chief Financial Officer of Suburban since 1991 and as Vice President and Treasurer since 1992. Prior to that time, he served as Vice President and General Manager for Woodcraft Supply Company, a national direct marketer and distributer of specialty woodworking tools and equipment.

  Patrick Bohan has served as Vice President--Sales and Marketing since 1990. Prior to that time, Mr. Bohan was the Vice President-Sales and Marketing for H.L. Moore, a national direct marketing wholesaler of pharmaceuticals, over-the-counter and home health care products.

  John G. Manos has served as Vice President--MIS and Operations since 1992. Prior to that time, he served as Director of Management Information Systems at National Medical Care, a division of W.R. Grace.

  Martin J. Mannion has served as a director of the Company since July 1995. Since 1985, Mr. Mannion has been employed by Summit Partners, where he has been a general partner since 1987. Mr. Mannion currently serves and has served as a director of numerous private companies.

  Joseph F. Trustey has served as a director of the Company since July 1995. Mr. Trustey has been employed by Summit Partners since June 1992, where he has been a Vice President from December 1994 to January 1996 and as general partner since January 1996. Prior to that time, Mr. Trustey was a strategy consultant with Bain & Co., Inc., a management consultant firm. Mr. Trustey also serves as a director of Home Health Corporation of America, Inc.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the total compensation paid or accrued by the Company, for services rendered during the fiscal year ended September 2, 1995, to the Company's Chief Executive Officer and certain other officers whose total 1995 salary and bonus exceeded $100,000 during such year.

                                                                       LONG-TERM
                                ANNUAL COMPENSATION                   COMPENSATION
                                ----------------------                ------------
                                                            OTHER      SECURITIES
                         FISCAL                             ANNUAL     UNDERLYING       ALL OTHER
NAME                      YEAR  SALARY ($)   BONUS ($)   COMPENSATION OPTIONS (#)  COMPENSATION ($)(1)
- ----                     ------ ----------   ---------   ------------ ------------ -------------------
Herbert P. Gray.........  1995   324,722(2)       --         --         186,000            --
Donald H. Benovitz......  1995   192,907(2)       --         --         124,000            --
Stephen N. Aschettino...  1995   115,000          --         --         155,000            --
Patrick Bohan...........  1995   130,000          --         --             --             --
John Manos..............  1995   100,000      300,000(3)     --         155,000            --

- --------
(1) Does not include other benefits that did not exceed in the aggregate $50,000 or 10% of total annual salary and bonus reported for the named executive officer.

(2) Does not include compensation paid to the spouses of Messrs. Gray and Benovitz, each of whom is an employee of the Company.

(3) Includes a $300,000 bonus paid by the Company to Mr. Manos at the time of the Recapitalization with proceeds from capital contributions from certain stockholders.

  The following table sets forth certain information regarding the option grants made during the fiscal year ended September 2, 1995, to each of the Company's officers named in the Summary Compensation Table above:

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE
                                                                                         APPRECIATION FOR
                                               INDIVIDUAL GRANTS                         OPTION TERM(1)(3)
                         ------------------------------------------------------------- ---------------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING  PERCENT OF TOTAL
                          OPTIONS   OPTIONS GRANTED TO  EXERCISE OR BASE
                          GRANTED   EMPLOYEES IN FISCAL  PRICE ($) PER    EXPIRATION
NAME                      (1) (#)        YEAR (%)        SHARE (1), (2)      DATE        5% ($)    10% ($)
- ----                     ---------- ------------------- ---------------- ------------- ---------- ----------
Herbert P. Gray.........  186,000            30%              .81        June 30, 2005  3,480,060  5,978,000
Donald H. Benovitz......  124,000            20%              .81        June 30, 2005  2,320,040  3,985,360
Stephen N. Aschettino...  155,000            25%              .81        June 30, 2005  2,900,050  4,981,700
John Manos..............  155,000            25%              .81        June 30, 2005  2,900,050  4,981,700

- --------

(1) After giving effect to the Company's 50 for 1 split of its Common Stock on April 10, 1996 and its 3.1 for 1 split of Common Stock on June 21, 1996.
(2) All options were granted at exercise prices equal to the fair market value of a Common Stock on the date of grant.

(3) Potential realizable value is based on the difference between the option exercise price and the initial public offering price of the Common Stock (based upon an assumed initial offering price to the public of $13.00) multiplied by the number of shares of Common Stock underlying the option. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock or to take into account the immediate increase in potential realizable value that will occur. The actual value realized from the options could be higher or lower than the values reported above, depending on the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options.

  Year End Option Table. The following table sets forth information regarding exercise of options and the number and value of options held at September 2, 1995, by each of the officers named in the Summary Compensation Table above. No options were exercised during fiscal 1995 by such executives.

           AGGREGATE UNEXERCISED OPTIONS AND YEAR-END OPTION VALUES

                                           NUMBER OF UNEXERCISED OPTIONS         VALUE OF UNEXERCISED
                          SHARES                        AT                       IN-THE-MONEY OPTIONS
                         ACQUIRED                  YEAR END (#)                   AT YEAR-END ($)(1)
                            ON     VALUE   --------------------------------    -------------------------
NAME                     EXERCISE REALIZED  EXERCISABLE      UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
- ----                     -------- -------- -------------    ---------------    ----------- -------------
Herbert P. Gray.........   --       --                6,211            179,789   75,712      2,191,627
Donald H. Benovitz......   --       --                4,141            119,859   50,478      1,461,081
Stephen N. Aschettino...   --       --                5,176            149,824   63,095      1,826,354
Patrick Bohan...........   --       --                  --                 --       --             --
John Manos..............   --       --                5,176            149,824   63,095      1,826,354

- --------

(1) Value is based on the difference between the option exercise price and the initial public offering price of the Common Stock (based upon an assumed initial offering price to the public of $13.00) multiplied by the number of shares of Common Stock underlying the option. No market existed for the Common Stock prior to this offering.

EMPLOYMENT AGREEMENTS

  Effective July 3, 1995, the Company entered into five year employment agreements with each of Messrs. Gray, Benovitz, Aschettino, Bohan and Manos. Mr. Gray's agreement provides for his employment as Chairman of the Board of Directors and Chief Executive Officer at a base annual salary of $150,000. Mr. Benovitz' agreement provides for his employment as President and Chief Operating Officer of Suburban at a base annual salary of $195,000. Mr. Aschettino's agreement provides for his employment as Vice President, Chief Financial Officer, Treasurer and Clerk of Suburban at a base annual salary of $115,000. Mr. Bohan's agreement provides for his employment as Vice President--Sales and Marketing of Suburban at a base annual salary of $130,000. Mr. Manos' agreement provides for his employment as Vice President-- MIS and Operations of Suburban at an annual base salary of $100,000. Each of the foregoing agreements provides for annual salary increases (i) to reflect increases in the applicable consumer price index and (ii) in such other amounts, if any, as determined by the Compensation Committee. In addition, Messrs. Gray, Benovitz, Aschettino, Bohan and Manos are eligible to receive bonuses upon the achievement by the Company of certain financial targets determined by the Compensation Committee. Each of the employment agreements extends until July 1, 2000, with annual renewals thereafter unless terminated prior thereto in accordance with their respective terms.

STOCK OPTION PLAN

  Under the Stock Option Plan, which was adopted in July 1995, 665,570 shares are reserved for issuance upon exercise of stock options. The Stock Option Plan is designed to attract, retain and motivate key employees and investors. The Board of Directors is responsible for the administration and interpretation of the Stock Option Plan and is authorized to grant options thereunder to all eligible employees and directors of the Company, except that no director who is not also an employee of the Company is eligible to receive incentive stock options (as defined in Section 422 of the Internal Revenue
Code).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee was established July 3, 1995 and currently consists of Messrs. Gray, Mannion and Trustey. Mr. Gray participated in deliberations of the Compensation Committee regarding compensation of other executive officers, but did not participate in deliberations relating to his own compensation. See "Certain Transactions."

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify the directors and officers of the Company against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company or arising from certain other actions taken by the indemnitee), to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. The Company believes that the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Articles of Organization limit the personal liability of directors to the Company, and the Bylaws provide that the Company shall indemnify the Company's directors and officers, in each case, to the full extent permitted by the Massachusetts General Laws. See "Description of Capital--Certain Articles of Organization, Bylaws and Statutory Provisions Affecting Stockholders."

                             CERTAIN TRANSACTIONS

RECAPITALIZATION

  The Company completed the Recapitalization on July 3, 1995 to provide liquidity to Messrs. Aronson, Gray, Benovitz, Aschettino and Bohan (collectively, the "Recapitalization Participants"). By aligning the organizational and capital structure of the Company with that of other private companies with professional investors, the Recapitalization was intended to allow the Company to (i) attract experienced and qualified outside directors such as Mr. Trustey and Mr. Mannion, who could assist management with operational as well as strategic advice, and (ii) facilitate raising additional capital, if necessary, by making the Company more attractive to other professional investors who would not ordinarily invest in a closely-held company. Pursuant to the Recapitalization, the Company redeemed an aggregate of 70.0% of the then outstanding shares of Common Stock from the Recapitalization Participants for total consideration of $29,500,000, which was allocated to the Recapitalization Participants in the following amounts:
Mr. Gray ($11,800,000), Mr. Aronson ($11,800,000), Mr. Benovitz ($4,425,000),
Mr. Aschettino ($737,500) and Mr. Bohan ($737,500). Of such amount, $27,000,000 was paid in cash and $2,500,000 was paid in Management Notes. Each of the Recapitalization Participants received a pro rata share of the cash and note consideration. To finance these redemptions and related expenses, the
Company: (i) issued an aggregate of $6,650,000 of Redeemable Preferred Stock to Summit Ventures ($6,323,544), Summit Investors ($129,052) and The Bear Stearns Companies, Inc. ("BSC") ($197,404), an affiliate of which served as the Company's financial advisor in connection with the Recapitalization; (ii) issued an aggregate of $100,000 of Common Stock at a price of $.02 per share to Summit Ventures ($83,113), Summit Investors ($1,948), Summit Debt Fund ($12,343) and BSC ($2,596); (iii) issued an aggregate of $6,750,000 in principal amount of Summit Notes to Summit Debt Fund ($6,615,000) and Summit Investors ($135,000); and (iv) borrowed $13,500,000 under the Credit Facility. See "Use of Proceeds." Messrs. Mannion and Trustey, who are general partners of Summit, became members of the Board of Directors at the time of the Recapitalization.

  In connection with the Recapitalization, the Company entered into a Shareholders' Agreement dated July 3, 1995 (the "Shareholders' Agreement") which will be terminated upon consummation of this offering, and a Registration Rights Agreement dated July 3, 1995 (the "Registration Rights Agreement") with Summit and the Recapitalization Participants. The Shareholders' Agreement provides for, among other things, restrictions on transfer of shares, rights of first refusal, rights of participation in sales, take along rights and election of directors. Pursuant to the Registration Rights Agreement, holders of at least 25% of the shares of Common Stock subject to the Registration Rights Agreement may require the Company to effect the registration of shares of Common Stock held by such parties for sale to the public on any two occasions, subject to certain conditions and limitations. In addition, under the terms of the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act whether for its own account or otherwise, the parties to the Registration Rights Agreement are entitled to receive notice of such registration and to include their shares therein, subject to certain conditions and limitations. The Company has agreed to pay the fees, costs and expenses of any registration effected on behalf of the parties to the Registration Rights Agreement (other than underwriting discounts and commissions.) All rights to register Common Stock in connection with this offering have been waived by the parties to the Registration Rights Agreement. See "Shares Eligible for Future Sale--Registration Rights."

  In connection with the Recapitalization, the Recapitalization Participants made certain representations and warranties to Summit with respect to the business, operations and financial condition of the Company, and agreed to indemnify Summit for losses incurred as a result of a breach of such representations and warranties; provided that the aggregate liability of the Recapitalization Participants shall not exceed $2.5 million. Such indemnification obligations will expire upon the earlier of receipt of financial statements for the Company's fiscal year ended August 31, 1996 and December 31, 1996; provided that such obligations will continue with respect to certain matters, including certain tax matters, until expiration of the applicable statute of limitations. Summit has agreed to assign to the Company its rights to indemnification upon the effectiveness of this offering.

  Also in connection with the Recapitalization, Messrs. Gray and Aronson each made a $150,000 capital contribution to the Company which was used to pay a one-time bonus to Mr. Manos.

AFFILIATED LEASES

  The Company leases a distribution center in Atlanta, Georgia from the Suburban Grayson Atlanta Partnership, a Georgia general partnership in which Messrs. Gray and Aronson each has a 50.0% interest. In May 1995, the Company exercised an option to renew the lease covering this property through August 4, 2006. The monthly rent payable under the lease is $13,333. See "Business-- Properties."

  The Company leases its distribution center in Holliston, Massachusetts from the GBA Realty Trust a Massachusetts realty trust in which Messrs. Gray, Aronson and Benovitz have a 40%, 40% and 20% interest, respectively. This lease, which expires in December 31, 2006, provides for monthly rental payments equal to 110% of the amounts due and payable each month under a promissory note between GBA Realty Trust and United of Omaha Life Insurance, provided that the minimum annual rent is $329,037. The rent paid to GBA Realty Trust was $330,000 during fiscal 1995 and $247,500 for the thirty-nine weeks ended June 1, 1996. Such promissory note is the obligation solely of GBA Realty Trust and is not guaranteed by, or otherwise an obligation of, the Company. See "Business--Properties."

  In addition, the Company leases its South Bend, Indiana distribution center from GBA Realty Corp., an Indiana corporation in which Messrs. Gray, Aronson, Benovitz, Aschettino and Bohan and Mr. Doug Gray own 20%, 30%, 20%, 10%, 10%, and 10%, respectively, of the outstanding capital stock. The lease, which expires on July 31, 2003, provides for an annual rent of $108,000, subject to periodic adjustments, at the option of GBA Realty Corp. The rent paid to GBA Realty Corp was $108,000 in fiscal 1995 and $81,000 for the thirty-nine weeks ended June 1, 1996.

  The Company believes that the terms of the leases with each of the affiliated real estate entities are comparable to those which would be available from an unaffiliated entity on the basis of an arms-length negotiation.

OTHER RELATED PARTY ARRANGEMENTS

  The Company provides general business insurance to GBA Realty Corp., GBA Realty Trust and Suburban Grayson Atlanta Partnership under its umbrella policy.

LIFE INSURANCE POLICIES

  On June 30, 1995, life insurance policies in the amount of $2.5 million for each of Messrs. Gray and Aronson, which had previously been carried by the Company were transferred to each of them. In the event of either individual's death, the proceeds of this insurance were to be used to repurchase the individual's stock in the Company at book value. In return for the transfer of the insurance, the executives exchanged certain notes payable to them from the Company and issued notes payable to the Company of $129,520, an amount equal to the difference between the old notes payable and the cash surrender value of the insurance, plus prepaid insurance premiums at the date of transfer. These notes were paid in full by Messrs. Gray and Aronson on September 2, 1995. See Note 11 to the Consolidated Financial Statements.

  The Company maintains life insurance policies in the amount of $1.0 million on each of Messrs. Gray and Benovitz. Under the terms of the Credit Facility, in the event of either individual's death, the proceeds from the applicable policy must be used to pay down outstanding principal under Credit Facility.

AUTOMOBILE PURCHASE

  In December, 1995, Mr. Gray bought an automobile from the Company for a purchase price of $20,000.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of September 1, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director or executive officer of the Company who beneficially owns any shares, of Common Stock; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them.

                                                                            PERCENT AFTER
NAME OF BENEFICIAL OWNER(1)(2)  NUMBER OF SHARES(1) PERCENT BEFORE OFFERING   OFFERING
- ------------------------------  ------------------- ----------------------- -------------
Herbert P. Gray.........               669,624               10.7%               6.6%
Melvin Aronson(3).......               372,000                6.0%               3.7%
Donald H. Benovitz(4)...               312,083                5.0%               3.1%
Stephen N. Aschettino...                87,854                1.4%                 *
Patrick Bohan(5)........               129,166                2.1%               1.3%
John Manos..............                41,354                  *                  *
Summit(6)(7)............             4,227,332               67.9%              41.8%
Martin J.
 Mannion(6)(7)..........             4,227,332               67.9%              41.8%
Joseph F.
 Trustey(6)(7)..........             4,227,332               67.9%              41.8%
All directors and execu-
 tive officers as a
 group (7 persons)......             5,426,080               84.7%              52.6%

- --------
* Less than one percent
(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission") and includes general voting power or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within sixty (60) days of June 14, 1996 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise specified below, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Unless otherwise indicated, the address of each of the beneficial owners identified is 75 October Hill Road, Holliston, MA 01746. See "Management-- Executive Officers and Directors," "Management--Employment Agreements and Certain Transactions" for a discussion of any material relationship which any person named in the table has had with the Company for the last three years.
(3) The address for this stockholder is 25 Dartmouth Drive, Framingham, MA
    01701.

(4) Includes 33,634 shares of Common Stock held in separate trusts for two children of Mr. Benovitz, as to which Mr. Benovitz retains general voting power and investment power.

(5) Includes options currently exercisable to purchase 82,666 shares of Common Stock.

(6) Reflects the following shares held by Summit: Summit Ventures (3,607,099.5 shares), Summit Investors (84,546.3 shares) and Summit Debt Fund (535,686.2 shares). Messrs. Mannion and Trustey, as general partners of these funds may be deemed to be beneficial owners of such shares, but disclaim beneficial ownership of these shares. Does not reflect the sale of up to 292,500 shares representing one half of the shares subject to the Underwriters' over-allotment option, which shares may be sold upon the exercise of such option by the Underwriters and the election of the Company. In such event, Summit would beneficially own 3,934,832 shares or 38.9% of the outstanding shares of Common Stock.
(7) The address of this stockholder is 600 Atlantic Avenue, Suite 2800, Boston, MA 02210.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, no par value, and 66,500 shares of Redeemable Preferred Stock, par value $.01 per share. As of June 1, 1996, an aggregate of 6,223,250 shares of Common Stock were held of record by fifteen stockholders, and 66,500 shares of Redeemable Preferred Stock were outstanding and held of record by three stockholders. The Company will redeem all shares of Redeemable Preferred Stock upon the consummation of this offering. See "Use of Proceeds." Copies of the proposed Articles of Organization and Bylaws have been filed as exhibits to the Registration Statement and are incorporated by reference herein. Prior to the effectiveness of this offering, the Company will amend its Articles of Organization to authorize 1,000,000 shares of preferred stock and increase the number of authorized shares of Common Stock to 40,000,000.

COMMON STOCK

  All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders and may not cumulate votes. Subject to the rights of holders of any future series of undesignated preferred stock where defined which may be designated, each share of the outstanding Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in the liquidation, dissolution or winding up of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences.

PREFERRED STOCK

  The net proceeds of this offering will be used, in part, to redeem all of the Redeemable Preferred Stock as soon as is practicable after the consummation of the offering. See "Use of Proceeds." After the consummation of this offering, the Board of Directors will have the authority, without further stockholder approval, to issue 1,000,000 shares of preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of the Common Stock. No shares of preferred stock will be outstanding immediately following the consummation of this offering. The Company has no present plans to issue any shares of preferred stock. See "Risk Factors--Anti-takeover Provisions; Possible Issuance of Preferred Stock."

CERTAIN ARTICLES OF ORGANIZATION, BYLAWS AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

  Classified Board and Other Matters. The Board of Directors will be divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected each year. Under the Massachusetts General Laws, in the case of a corporation having a classified board of directors, stockholders may remove a director only for cause. In order for a stockholder to bring business properly before a meeting of stockholders, such stockholder must provide the Clerk of the Company sixty days' prior written notice with respect to a general or special meeting in lieu of annual meeting of stockholders or ten days' prior written notice with respect to a special meeting in lieu of annual meeting of stockholders. The Articles of Organization provide that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the President. The Articles of Organization as well as applicable provisions of the Massachusetts General Law provide that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, unless the unanimous consent of stockholders entitled to vote thereon is obtained. The affirmative vote of the holders of at least 80% of the combined voting power of then outstanding voting stock of the Company will be required to alter, amend or repeal the foregoing provisions that might diminish the likelihood that a potential acquiror would make an offer for the Common Stock, impede a transaction favorable to the interest of the stockholders or increase the difficulty of removing Board of Directors or management. See "Risk Factors--Anti-Takeover Provisions; Possible Issuance of Preferred Stock."

  Chapters 110D and 110F of Massachusetts General Laws. The Company is subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation with sufficient ties to Massachusetts from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either: (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder; (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he becomes an interested stockholder; or (iii) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholder. Holders of a majority of the Company's voting stock may at any time amend the Articles of Organization or Bylaws to elect not to be governed by Chapter 110F, but such an amendment would not be effective for twelve months after the date of the amendment and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.

  The Company is also subject to the provisions of Chapter 110D of the Massachusetts General Laws, entitled "Regulation of Control Share Acquisitions." This statute provides, in general, that any stockholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the stockholders of the corporation so authorize. In addition, Chapter 110D permits a corporation to provide in its articles of organization or bylaws that the corporation may redeem (for fair value) all the shares thereafter acquired in a control share acquisition if voting rights for those shares were not authorized by the stockholders or if no control share acquisition statement was delivered. The Bylaws include a provision which permits the Company to effect such redemptions. See "Risk Factors--Anti-Takeover Provisions; Possible Issuance of Preferred Stock."

  Directors Liability. The Articles of Organization provide that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the directors's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct;
(iii) pursuant to Chapter 156B, Section 61 or Section 62 of The Massachusetts General Laws; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws. The Articles of Organization provide that the Company shall, to the full extent permitted by the Massachusetts General Laws as currently in effect, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents arising in connection with their acting in such capacities. See "Management--Limitation of Liability; Indemnification of Directors and Officers."

TRANSFER AGENT

  The transfer agent and registrar of the Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on such market price.

  Upon consummation of this offering, the Company will have 10,123,250 shares of Common Stock outstanding, based upon the number of shares outstanding as of June 1, 1996. Of these shares, the 3,900,000 shares sold in this offering (4,485,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates").

SALES OF RESTRICTED SHARES

  There are 6,223,250 shares of Common Stock (the "Restricted Shares"), which are deemed "restricted securities" under Rule 144 under the Securities Act and may not be sold unless they are registered under the Securities Act or unless an exemption, such as the exemption provided by Rule 144, is available. All Restricted Shares are subject to the agreements with the Underwriters, pursuant to which certain principal stockholders and executive officers agree not to sell or otherwise transfer any shares of Common Stock or options to purchase Common Stock for a period of 180 days following the consummation of the offering (the "No-Sale Period") described below (the "Agreements with Underwriters Regarding Restrictions on Sales"). All of these shares may be eligible for sale in the public market in accordance with Rule 144 under the Securities Act, subject to the terms of the agreements with Underwriters. Certain stockholders have the right to have their Restricted Shares registered by the Company under the Securities Act as described below.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 101,233 shares after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned the Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The Commission has proposed to amend the holding periods under Rule 144 by reducing the two year period referred to above to one year, the three year period referred to above to two years. The proposed amendments have not yet been adopted by the Commission.

OPTIONS

  As of September 1, 1996, options to purchase a total of 626,200 shares of Common Stock were outstanding. Of these shares, 596,750 shares are subject to agreements pursuant to which certain of the Company's stockholders agree not to sell or otherwise transfer their shares of Common Stock for a period of 180 days following the consummation of this offering. Options to purchase the remaining 29,450 shares were granted to various employees of the Company. An additional 39,370 shares are available for future grants under the Stock Option Plan. Pursuant to Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the Company becoming subject to the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and which were otherwise granted pursuant to Rule 701 are entitled to sell such shares in reliance upon Rule 144 commencing 90 days after the date of this offering without regard to the holding period, volume limitations or other restrictions of Rule 144, if such persons are not Affiliates, and without regard to the holding period requirements of Rule 144, if such persons are Affiliates. Additionally, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to then outstanding stock options and Common Stock issuable pursuant to the Stock Option Plan. The Company expects to file these registration statements promptly following the consummation of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Agreements with Underwriters Regarding Restrictions on Sale, to the extent applicable. See "Management."

BANK WARRANT

  In connection with the Credit Facility, the Company issued to the Bank the Bank Warrant. The exercise price of the Bank Warrant is $0.81 per share. The Bank Warrant grants the Bank the right to cause the Company to redeem the Bank Warrant upon the repayment in full of all borrowings under the Credit Facility and expires on January 22, 2006. The difference between the $1.61 fair value per share at the grant date and the exercise price has been treated as a debt discount, which is being amortized during the term of the Credit Facility. The Bank, at any time, may convert the Bank Warrant, in whole or in part, into the number of shares of Common Stock determined by multiplying the number of shares subject to the Bank Warrant (for which the conversion right is being exercised) by a fraction, the numerator of which is the difference between the market price of one share of Common Stock and the per share exercise price of the Bank Warrant and the denominator of which is the market price of one share of Common Stock. For purpose of the Bank Warrant, the market price of one share of Common Stock at the Company shall be determined either according to the trading price of the Common Stock during the ten days preceding the exercise of the warrant, or, if the Common Stock does not trade on a national securities exchange and is not quoted on the Nasdaq National Market, by agreement between the Company and the Bank. See Note 4 to the Consolidated Financial Statements.

AGREEMENTS WITH UNDERWRITERS REGARDING RESTRICTIONS ON SALE

  The Company and holders of all 6,223,250 outstanding shares of Common Stock of the Company as of June 1, 1996, and options to purchase 596,750 shares of Common Stock, have agreed, not to directly or indirectly, without the prior written consent of Dean Witter Reynolds Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exercisable for or convertible into Common Stock for a period of 180 days following the date of consummation of this offering.

REGISTRATION RIGHTS

  The holders of an aggregate of 6,200,000 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of a Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include such shares of Common Stock in the registration. The rights are subject to certain conditions and limitations. In connection with this offering, the rights of the holders to have shares of Common Stock registered under the Securities Act as part of this offering were waived pursuant to the terms of the Registration Rights Agreement.

  No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities. See "Risk Factors--Potential Adverse Impact of Shares Eligible for Future Sale."

                                 UNDERWRITING

  The Underwriters named below, for whom Dean Witter Reynolds Inc., Bear, Stearns & Co. Inc., William Blair & Company, L.L.C. and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (a copy of which has been filed as an exhibit to the Registration Statement), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names in the table below:

                                                                        NUMBER
   NAME                                                                OF SHARES
   ----                                                                ---------
   Dean Witter Reynolds Inc...........................................
   Bear, Stearns & Co. Inc............................................
   William Blair & Company, L.L.C.....................................
   Wheat, First Securities, Inc.......................................
                                                                          ---
       Total..........................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the shares (other than those subject to the over-allotment option) if any are purchased.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in making such determination are prevailing market conditions, the market capitalization of publicly traded companies which the Company and the Representatives believe to be comparable to the Company, the revenues and earnings of the Company in recent periods, the experience of the Company's management, the economic characteristics of the business in which the Company competes, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  The Underwriters have advised the Company that they propose to offer the shares of Common Stock directly to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such public offering price less a concession not
to exceed $    per share. Such dealers may reallow a concession not to exceed
$   per share to other dealers. After the initial public offering, the public offering price may be reduced and concessions and reallowances to dealers may be changed by the underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority. The Representatives intend to make a market in the Common Stock after consummation of this offering.

  The Company and Summit have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 585,000 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. The Company may, at its election, sell up to all of the shares of Common Stock sold upon exercise of the over-allotment option, but will in no event sell less than half of such shares. Summit will sell shares of Common Stock necessary to satisfy the exercise of the over-allotment option to the extent such shares are not sold by the Company. After the commencement of this offering, the Underwriters may confirm sales subject to the over-allotment option.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Bear, Stearns & Co. Inc., an affiliate of BSC, served as the Company's financial advisor in connection with the Recapitalization. In consideration of its financial advisory services, BSC received a fee of $450,000 from the Company of which $250,000 was paid in cash and the balance was paid in the form of 112,668 (post-April 10, 1996 and June 21, 1996 stock splits) shares of Common Stock and 1,974.04 shares of Redeemable Preferred Stock. The Company also reimbursed the financial advisor for its out-of-pocket expenses. See "Certain Transactions."

  The Company, certain principal Stockholders and the executive officers and directors of the Company have agreed that they will not offer, sell, or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Dean Witter Reynolds Inc. except, in the case of the Company, under certain limited circumstances.

  At the Company's request, the Representatives have reserved up to 191,100 shares of Common Stock for sale at the initial public offering price to the Company's employees and other persons having certain business relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby. Reserved shares purchased by individuals will, except as restricted by applicable securities laws, be available for resale following this offering.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation. Certain legal matters relating to the offering will be passed upon for the Underwriters by Latham & Watkins.

                                    EXPERTS

  The consolidated financial statements included in this Prospectus and the selected supplemental schedule of the Company incorporated by reference in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document field as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 1004, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                         INDEX TO FINANCIAL STATEMENTS

SUBURBAN OSTOMY SUPPLY CO., INC.
  Report of Independent Public Accountants................................ F- 2
  Consolidated Balance Sheets at September 3, 1994, September 2, 1995 and
   June 1, 1996........................................................... F- 3
  Consolidated Statements of Income for the Years Ended August 28, 1993,
   September 3, 1994, September 2, 1995 and the Thirty-Nine Weeks Ended
   June 1, 1996........................................................... F- 4
  Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
   the Years Ended August 28, 1993, September 3, 1994 and September 2,
   1995 and the Thirty-Nine Weeks Ended June 1, 1996...................... F- 5
  Consolidated Statements of Cash Flows For the Years Ended August 28,
   1993, September 3, 1994, September 2, 1995 and the Thirty-Nine Weeks
   Ended June 1, 1996..................................................... F- 6
  Notes to Consolidated Financial Statements.............................. F- 7
ST. LOUIS OSTOMY DISTRIBUTORS, INC.
  Report of Independent Public Accountants................................ F-19
  Balance Sheets at July 30, 1994 and July 29, 1995....................... F-20
  Statements of Income For the Years Ended July 31, 1993, July 30, 1994
   and July 29, 1995 and the Period from July 30, 1995 through January 22,
   1996................................................................... F-21
  Statements of Changes in Stockholders' (Deficit) Equity for the Years
   Ended July 31, 1993, July 30, 1994 and July 29, 1995 and the Period
   from July 30, 1995 through January 22, 1996............................ F-22
  Statements of Cash Flows for the Years Ended July 31, 1993, July 30,
   1994 and July 29, 1995 and the Period from July 30, 1995 through
   January 22, 1996....................................................... F-23
  Notes to Financial Statements........................................... F-24
PATIENT-CARE MEDICAL SALES
  Report of Independent Public Accountants................................ F-28
  Balance Sheets at March 31, 1995 and 1996 and May 31, 1996 (Unaudited).. F-29
  Statements of Income for the Years Ended March 31, 1994, 1995 and 1996
   and the two months ended May 31, 1995 and 1996 (Unaudited)............. F-30
  Statements of Changes in Stockholders' Equity for the Years Ended March
   31, 1994, 1995 and 1996 and the two months ended May 31, 1995 and 1996
   (Unaudited)............................................................ F-31
  Statements of Cash Flows for the Years Ended March 31, 1994, 1995 and
   1996 and the two months ended May 31, 1995 and 1996 (Unaudited)........ F-32
  Notes to Financial Statements........................................... F-33

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Suburban Ostomy Supply Co., Inc.:

  We have audited the accompanying consolidated balance sheets of Suburban Ostomy Supply Co., Inc. (a Massachusetts corporation) as of September 3, 1994, September 2, 1995 and June 1, 1996, and the related consolidated statements of income, changes in stockholders' equity (deficit) and cash flows for the years ended August 28, 1993, September 3, 1994, September 2, 1995 and for the thirty-nine weeks ended June 1, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suburban Ostomy Supply Co., Inc. as of September 3, 1994, September 2, 1995 and June 1, 1996, and the results of its operations and its cash flows for the years ended August 28, 1993, September 3, 1994, September 2, 1995, and for the thirty-nine week period ended June 1, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
June 21, 1996

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                          CONSOLIDATED BALANCE SHEETS

                                        SEPTEMBER 3, SEPTEMBER 2,    JUNE 1,
                                            1994         1995          1996
                                        ------------ ------------  ------------
                ASSETS
Current Assets:
 Cash and cash equivalents............  $ 4,133,807  $  3,970,113  $  1,714,889
 Accounts receivable, net of allowance
  for doubtful accounts of $25,000 in
  1994 and 1995 and $175,000 in 1996..    4,243,810     4,766,991     7,191,679
 Merchandise inventory................    3,082,047     3,659,499     5,465,948
 Prepaid expenses and other...........      165,162       153,145       242,946
 Deferred income taxes................          --         50,750       380,137
                                        -----------  ------------  ------------
  Total current assets................   11,624,826    12,600,498    14,995,599
                                        -----------  ------------  ------------
Fixed assets, at cost:
 Equipment and fixtures...............    1,234,792     1,270,335     1,501,528
 Leasehold improvements...............       72,994       206,918       245,531
                                        -----------  ------------  ------------
                                          1,307,786     1,477,253     1,747,059
  Less--Accumulated depreciation......      600,205       739,630       863,230
                                        -----------  ------------  ------------
 Total fixed assets, net..............      707,581       737,623       883,829
                                        -----------  ------------  ------------
 Other Assets:
 Goodwill.............................          --            --     10,734,163
 Other assets.........................      516,157       494,189       194,583
                                        -----------  ------------  ------------
  Total other assets..................      516,157       494,189    10,928,746
                                        -----------  ------------  ------------
  Total assets........................  $12,848,564  $ 13,832,310  $ 26,808,174
                                        ===========  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current Liabilities:
 Current portion of St. Louis Note
  payable.............................          --            --   $    123,500
 Accounts payable and accrued ex-
  penses..............................  $ 2,876,501  $  3,302,710     5,244,725
 Notes payable to officers............      221,926           --            --
 Accrued compensation and related
  items...............................      676,769       370,791       328,369
 Accrued common stock dividends pay-
  able................................          --        900,000           --
 Accrued interest.....................          --        329,235       348,267
 Income taxes payable.................       12,011       230,448       388,786
                                        -----------  ------------  ------------
  Total current liabilities...........    3,787,207     5,133,184     6,433,647
                                        -----------  ------------  ------------
Long-term Liabilities:
 Long-term debt.......................          --     12,580,000    21,058,450
 Subordinated debt to related par-
  ties................................          --      6,750,000     6,750,000
 Notes payable to officers............          --      2,500,000     2,500,000
 St. Louis Note payable, less current
  portion.............................          --            --      1,111,500
 Deferred income taxes................          --         34,719        76,475
                                        -----------  ------------  ------------
  Total long-term liabilities.........          --     21,864,719    31,496,425
                                        -----------  ------------  ------------
Redeemable Preferred Stock:
 $.01 par value, $100 redemption value
  plus 10% cumulative return--
 Authorized, issued and outstanding--
  66,500 shares.......................          --      6,760,833     7,267,893
Stockholders' Equity (Deficit):
 Authorized--10,000,000 shares
 Issued and outstanding--22,000 shares
  in 1994, 6,200,000 shares in 1995
  and 6,223,250 shares in 1996........    2,402,700       142,857       161,607
 Additional paid-in capital...........       21,772           --            --
 Retained earnings (accumulated defi-
  cit)................................    6,636,885   (20,069,283)  (18,551,398)
                                        -----------  ------------  ------------
  Total stockholders' equity (defi-
   cit)...............................    9,061,357   (19,926,426)  (18,389,791)
                                        -----------  ------------  ------------
  Total liabilities and stockholders'
   equity (deficit)...................  $12,848,564  $ 13,832,310  $ 26,808,174
                                        ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    THIRTY-NINE
                              YEAR ENDED   YEAR ENDED   YEAR ENDED     WEEKS
                              AUGUST 28,  SEPTEMBER 3, SEPTEMBER 2, ENDED JUNE 1,
                                 1993        1994         1995         1996
                              ----------  ------------ ------------ -------------
Net Sales..................  $42,737,715  $47,310,992  $52,667,379  $49,301,866
Cost of Goods Sold.........   32,304,359   35,598,531   39,872,671   37,475,443
                             -----------  -----------  -----------  -----------
    Gross profit...........   10,433,356   11,712,461   12,794,708   11,826,423
Operating Expenses.........    6,990,928    7,627,408    7,752,234    6,241,450
Depreciation and
 Amortization..............      266,212      269,990      265,771      386,561
Non-recurring Executive
 Compensation..............    2,110,530    2,236,857          --           --
                             -----------  -----------  -----------  -----------
    Operating income.......    1,065,686    1,578,206    4,776,703    5,198,412
Interest Expense...........          --           --       369,575    1,840,885
Other Expense (Income),
 net.......................     (158,912)    (131,662)    (144,582)     (14,648)
                             -----------  -----------  -----------  -----------
    Income before income
     taxes.................    1,224,598    1,709,868    4,551,710    3,372,175
Provision for Income
 Taxes.....................       69,252       88,128      357,422    1,446,010
                             -----------  -----------  -----------  -----------
    Net income.............    1,155,346    1,621,740    4,194,288    1,926,165
Accretion of Preferred
 Stock.....................          --           --       110,833      507,060
                             -----------  -----------  -----------  -----------
    Net income applicable
     to common
     stockholders..........  $ 1,155,346  $ 1,621,740  $ 4,083,455  $ 1,419,105
                             ===========  ===========  ===========  ===========
Supplemental Pro Forma
 (unaudited):
  Net income...............                            $ 2,954,576  $ 3,046,943
                                                       ===========  ===========
  Net income per share.....                            $       .32  $       .28
                                                       ===========  ===========
  Weighted average common
   shares outstanding......                              9,149,706   10,788,621
                                                       ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                        SUBURBAN OSTOMY SUPPLY CO., INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                         SHARES OF                             RETAINED                   TOTAL
                          COMMON       COMMON     ADDITIONAL   EARNINGS               STOCKHOLDERS'
                         STOCK NO   STOCK, NO PAR  PAID-IN   (ACCUMULATED  TREASURY      EQUITY
                         PAR VALUE      VALUE      CAPITAL     DEFICIT)      STOCK      (DEFICIT)
                         ---------  ------------- ---------- ------------  ---------  -------------
Balance, August 29,
 1992...................    21,900   $    98,000   $ 21,772  $  6,591,020  $(532,000) $  6,178,792
  Net income............       --            --         --      1,155,346        --      1,155,346
  Treasury stock
   retired..............    (1,900)      (95,000)       --       (437,000)   532,000           --
  Shares issued under
   Stock Option Plan....     2,000     1,200,000        --            --         --      1,200,000
  Dividends paid ($32
   per share of common
   stock)...............       --            --         --       (666,392)       --       (666,392)
                         ---------   -----------   --------  ------------  ---------  ------------
Balance, August 28,
 1993...................    22,000     1,203,000     21,772     6,642,974        --      7,867,746
  Shares retired........    (2,000)         (300)       --     (1,199,700)       --     (1,200,000)
  Shares issued under
   Stock Option Plan....     2,000     1,200,000        --            --         --      1,200,000
  Dividends on common
   stock ($21 per
   share)...............       --            --         --       (428,129)       --       (428,129)
  Net income............       --            --         --      1,621,740        --      1,621,740
                         ---------   -----------   --------  ------------  ---------  ------------
Balance, September 3,
 1994...................    22,000     2,402,700     21,772     6,636,885        --      9,061,357
  Shares retired........    (2,000)         (300)       --     (1,199,700)       --     (1,200,000)
  Dividends on common
   stock ($110 per
   share)...............       --            --         --     (2,199,929)       --     (2,199,929)
  Capital contribution..       --            --         --        300,000        --        300,000
  Redemption of 19,880
   shares of common
   stock................   (19,880)   (2,359,543)   (21,772)  (27,689,994)       --    (30,071,309)
  Effect of stock
   splits............... 1,859,880           --         --            --         --            --
  Issuance of 4,340,000
   shares of common
   stock................ 4,340,000       100,000        --            --         --        100,000
  Accretion of preferred
   stock................       --            --         --       (110,833)       --       (110,833)
  Net income............       --            --         --      4,194,288        --      4,194,288
                         ---------   -----------   --------  ------------  ---------  ------------
Balance, September 2,
 1995................... 6,200,000       142,857        --    (20,069,283)       --    (19,926,426)
  Shares issued under
   stock option plan....    23,250        18,750        --            --         --         18,750
  Capital contribution..       --            --         --         98,780        --         98,780
  Accretion of preferred
   stock................       --            --         --       (507,060)       --       (507,060)
  Net income............       --            --         --      1,926,165        --      1,926,165
                         ---------   -----------   --------  ------------  ---------  ------------
Balance, June 1, 1996... 6,223,250      $161,607   $    --   $(18,551,398) $     --   $(18,389,791)
                         =========   ===========   ========  ============  =========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUBURBAN OSTOMY SUPPLY CO., INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   THIRTY-NINE
                           YEAR ENDED   YEAR ENDED   YEAR ENDED       WEEKS
                           AUGUST 28,  SEPTEMBER 3, SEPTEMBER 2,  ENDED JUNE 1,
                              1993         1994         1995          1996
                           ----------  ------------ ------------  -------------
Cash Flows from Operating
 Activities:
  Net income.............  $1,155,346   $1,621,740  $  4,194,288  $  1,926,165
  Adjustments to
   reconcile net income
   to net cash provided
   by (used in) operating
   activities--
    Depreciation and
     amortization........     266,212      269,990       265,771       386,561
    Provision for bad
     debt losses.........         --        25,000           --         45,058
    Net loss on sale of
     fixed assets........         --        50,959        34,056        21,102
    Deferred income tax
     benefit, net........         --           --        (16,031)      (92,116)
    Change in assets and
     liabilities net of
     effects from
     purchase of St.
     Louis Ostomy--
      Accounts
       receivable........    (187,021)    (901,139)     (523,181)     (684,184)
      Merchandise
       inventory.........    (593,462)   1,082,488      (577,452)     (963,574)
      Prepaid expenses
       and other.........      82,150      (86,226)       12,017       (89,801)
      Accounts payable
       and accrued
       expenses..........     200,369     (593,334)      667,903      (580,202)
                           ----------   ----------  ------------  ------------
        Net cash provided
         by (used in)
         operating
         activities......     923,594    1,469,478     4,057,371       (30,991)
                           ----------   ----------  ------------  ------------
Cash Flows from Investing
 Activities:
  Purchase of fixed
   assets................    (213,447)    (135,828)     (293,421)     (228,701)
  Proceeds from sale of
   fixed assets..........         --         3,484         9,563       109,968
  Payment for purchase of
   St. Louis Ostomy, net
   of cash acquired......         --           --            --    (10,709,366)
  (Increase) decrease in
   other assets..........     (99,617)     (35,671)      (53,760)      317,433
                           ----------   ----------  ------------  ------------
        Net cash used in
         investing
         activities......    (313,064)    (168,015)     (337,618)  (10,510,666)
                           ----------   ----------  ------------  ------------
Cash Flows from Financing
 Activities:
  Net decrease in notes
   receivable from
   officers..............       3,995       21,706           --        129,520
  Capital contribution
   from shareholders.....         --           --        300,000        98,780
  Issuance of common
   stock.................   1,200,000    1,200,000       100,000        18,750
  Issuance of preferred
   stock.................         --           --      6,650,000           --
  Dividends paid to
   stockholders..........    (666,392)    (428,129)   (1,299,929)          --
  Repurchase and
   retirement of common
   stock.................         --    (1,200,000)  (28,200,000)          --
  Capitalization of
   financing costs.......         --           --       (192,209)          --
  Expenses of
   recapitalization......         --           --       (571,309)          --
  Proceeds from issuance
   of long-term bank
   debt..................         --           --     13,580,000    12,517,517
  Principal repayment of
   long-term bank debt...         --           --     (1,000,000)   (4,478,134)
  Proceeds from issuance
   of subordinated debt..         --           --      6,750,000           --
                           ----------   ----------  ------------  ------------
        Net cash provided
         by (used in)
         financing
         activities......     537,603     (406,423)   (3,883,447)    8,286,433
                           ----------   ----------  ------------  ------------
Net Increase (Decrease)
 in Cash and Cash
 Equivalents.............   1,148,133      895,040      (163,694)   (2,255,224)
Cash and Cash
 Equivalents, beginning
 of period...............   2,090,634    3,238,767     4,133,807     3,970,113
                           ----------   ----------  ------------  ------------
Cash and Cash
 Equivalents, end of
 period..................  $3,238,767   $4,133,807  $  3,970,113  $  1,714,889
                           ==========   ==========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 1, 1996

(1) ORGANIZATION AND RECAPITALIZATION

  Suburban Ostomy Supply Co., Inc. (the "Company") is a leading national direct marketing wholesaler of home health care products. The Company's principal location is in Holliston, Massachusetts, with additional distribution centers in Atlanta, Georgia; Los Angeles, California; Dallas, Texas; and South Bend, Indiana. The Company has a subsidiary operation in St. Louis, Missouri (see Note 3).

  On July 3, 1995, the Company completed a series of transactions to effect a recapitalization of the Company (the "Recapitalization"). The terms and provisions of the Recapitalization are set forth in the Stock Purchase and Redemption Agreement dated July 3, 1995 (the "Stock Purchase and Redemption Agreement").

  The Company sold for $100,000 cash 4,340,000 shares of its common stock to Summit Ventures III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. (collectively, "Summit") and The Bear Stearns Companies, Inc. ("BSC"), and borrowed $6.75 million in exchange for subordinated debt (the "Summit Notes"). The terms of this debt are discussed in Note 4 to the consolidated financial statements.

  The Company also issued to Summit and BSC 66,500 shares of Series A Redeemable Preferred Stock, $.01 par value, for $6.65 million (the "Redeemable Preferred Stock"). The Company may redeem, at any time, all or a portion of the Redeemable Preferred Stock for an amount equal to $100 per share plus a 10% cumulative annual return since the July 3, 1995 issuance date through the redemption date (the "Redemption Price"). Notwithstanding the Company's redemption option, one third of the shares outstanding on July 1, 2000 will be mandatorily redeemed on July 1 of each of the years 2000, 2001 and 2002. The occurrence of a liquidity event (as defined in the Stock Purchase and Redemption Agreement) would require 100% redemption of the outstanding stock at the redemption price. Annually, the Company accretes the value of the Redeemable Preferred Stock by charging retained earnings/accumulated deficit until the Redeemable Preferred Stock reaches its redemption value.

  The Company entered into a $16.0 million credit agreement (the "Credit Facility") with The First National Bank of Boston (the "Bank"), of which $13.5 million was drawn down to facilitate the stock repurchase discussed below. The terms of the Credit Facility are further discussed in Note 4 to the consolidated financial statements.

  The proceeds of the above transactions were used by the Company to repurchase 19,880 shares or 70% of the then outstanding shares of Common Stock from certain stockholders for a total purchase price of $29.5 million. An amount of $27.0 million was paid in cash and $2.5 million in notes were issued to the stockholders (the "Management Notes"). The Management Notes carry a 12% annual rate of interest which is payable quarterly in arrears. Principal repayment is due on June 30, 2000, and mandatory prepayment of the Management Notes is required upon the occurrence of a liquidity event.

  The Company incurred approximately $571,000 in professional fees related to the above stock repurchase transactions, which have been reflected as a reduction of retained earnings. Of these professional fees, $450,000 was paid to BSC, $250,000 of which was paid in cash and $200,000 of which was paid in the form of 112,668 shares of Common Stock and 1,974.04 shares of Redeemable Preferred Stock. Costs incurred in connection with obtaining debt financing of approximately $192,000 have been capitalized as deferred financing costs. They are included in other assets in the accompanying consolidated balance sheets and are being amortized over the lives of the underlying respective debt agreements. Accumulated amortization at September 2, 1995 and June 1, 1996 is approximately $3,000 and $30,000, respectively.

  Subsequent to the above transactions, the Company effected a 100-for-1 Common Stock split. In April 1996, the Company further effected a 50-for-1 Common Stock split. On June 21, 1996, the Company further effected a 3.1-to-1 Common Stock split. For periods subsequent to the Recapitalization all references to common shares in the consolidated financial statements, including these accompanying notes, retroactively reflects these splits.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

  The Company's fiscal year ends on the Saturday nearest to August 31. The year ending September 3, 1994 contains 53 weeks and the years ending August 28, 1993, and September 2, 1995 contain 52 weeks.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Disclosure of Fair Value of Financial Instruments

  The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, notes payable and debt. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. Certain of the Company's debt bears interest at a variable market rate, and thus has a carrying amount that approximates fair value. The remainder of the debt carries a fixed rate of interest which also approximates fair value based on rates available to the Company for debt with similar terms and maturities.

 Accounting for Stock-Based Compensation

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires that an entity account for employee stock compensation under a fair value-based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Effective for fiscal years beginning after December 15, 1995, entities electing to remain with accounting under APB 25 are required to make pro forma disclosures of net income and net income per share as if the fair value-based method of accounting under SFAS 123 had been applied. The Company will continue to account for employee stock-based compensation under APB 25 and will make the pro forma disclosures required under SFAS 123.

 Merchandise Inventory

  Inventory is stated at the lower of cost or market and is accounted for using the weighted moving-average cost method, which approximates the first-in, first-out (FIFO) method.

 Fixed Assets

  The cost of property and equipment is depreciated and amortized over the estimated useful lives of the related assets, as follows:

      Equipment, computers and fixtures................. 5-7 years Straight-line
      Leasehold improvements............................ 4-5 years Straight-line

  Repairs and maintenance are expensed as incurred.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Long-Lived Assets

  During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards, No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any impairment currently exists related to its long-lived assets.

 Goodwill

  The Company has classified as goodwill the cost in excess of fair value of the net assets acquired in the purchase of St. Louis Ostomy (see Note 3). Goodwill is being amortized on a straight-line basis over an estimated useful life not exceeding 25 years. The carrying value of goodwill is evaluated whenever events or changes in circumstances indicate that the current useful life has diminished. If undiscounted cash flows over the remaining amortization period indicate that goodwill may not be recoverable, the carrying value of goodwill will be reduced.

 Cash and Cash Equivalents

  For the accompanying consolidated statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

 Other Assets

  Other assets include an intangible asset for an agreement not to compete, which is being amortized on a straight-line basis over the 82-month agreement life, which expired in January 1996. Accumulated amortization as of September 2, 1995 and June 1, 1996 amounted to approximately $238,000 and $256,000, respectively.

 Income Taxes

  Effective July 3, 1995, the Company's tax status changed from a Subchapter S corporation to a C corporation, and accordingly, it is subject to federal and state income taxes. The Company accounts for taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which is an asset and liability method. Under the asset and liability method, deferred taxes are established for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities at currently enacted tax laws and rates.

 Common Stock Equivalents

  The Common Stock equivalents used to calculate supplemental pro forma net income per share represent, in periods in which they have a dilutive effect, the effect of common shares contingently issuable from stock options and warrants using the treasury-stock method. Additionally, stock, options and warrants issued within one year prior to the anticipated filing of the Registration Statement (see Note 12) are considered issued and outstanding for the periods presented using the treasury stock method.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Supplemental Pro Forma Net Income Per Share

  Prior to the Recapitalization on July 3, 1995, the Company elected to be taxed as a Subchapter S corporation, and accordingly, was not subject to federal income taxes and certain state income tax jurisdictions. Further, the Company plans to repay borrowings under the Credit Facility, the Summit Notes, the Management Notes, the St. Louis Note and related accrued interest thereon with a portion of the net proceeds from the public offering of Common Stock.

  Supplemental pro forma net income per share for the year ended September 2, 1995 and the thirty-nine weeks ended June 1, 1996 has been calculated (1) as if the Company had been subject to federal and state income taxes for 1995 and
(2) as if, at the beginning of the respective periods, the Company had sold, at an assumed offering price of $13.00 per share, shares of Common Stock sufficient to fund the July 3, 1995 Recapitalization and repay indebtedness incurred in 1996 to finance the acquisition of St. Louis Ostomy.

  The weighted average number of shares is the actual weighted average number of shares of Common Stock or equivalents thereof outstanding effected for the Recapitalization as if it had occurred September 4, 1994, plus (1) for the year ended September 2, 1995, the additional shares of Common Stock sufficient to fund the Recapitalization (2,261,537) and (2) for the thirty-nine weeks ended June 1, 1996 the 3,900,000 shares of Common Stock that are expected to be sold (see Note 12).

  Supplemental pro forma net income per share has been calculated as follows (in thousands):

                                                                     THIRTY-NINE
                                                         YEAR ENDED  WEEKS ENDED
                                                        SEPTEMBER 2,   JUNE 1,
                                                            1995        1996
                                                        ------------ -----------
    Historical income before taxes....................    $ 4,552      $ 3,372
    Provision for income taxes........................     (1,821)      (1,446)
    Reversal of interest charges and amortization of
     deferred financing costs relating to debt treated
     as being repaid, net of tax......................        224        1,121
                                                          -------      -------
    Net income........................................    $ 2,955      $ 3,047
                                                          =======      =======
    Net income per share..............................    $   .32      $   .28
                                                          =======      =======
    Weighted average shares outstanding...............      9,150       10,789
                                                          =======      =======

  Supplemental pro forma net income per share for the fiscal 1993 and 1994 has not been presented as it is not meaningful due to the Company's Subchapter S Corporation status and the Recapitalization on July 3, 1995.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Stock Splits

  The Company effected a 100-for-1 Common Stock split in July 1995. In April 1996, the Company further effected a 50-for-1 Common Stock split. On June 21, the Company further effected a 3.1-for-1 Common Stock split. All references to shares of Common Stock in the consolidated financial statements, including these accompanying notes retroactively reflect these splits for periods subsequent to the Recapitalization.

 Reclassifications

  Certain reclassifications have been made to the 1993, 1994 and 1995 consolidated financial statements to conform to the 1996 presentation.

(3) ACQUISITION

  On January 22, 1996, the Company acquired all of the outstanding common stock of St. Louis Ostomy Distributors, Inc., a Missouri corporation ("St. Louis Ostomy"), for an aggregate purchase price, including expenses, of approximately $12,364,000, of which $1,235,000 was paid through the issuance of a subordinated promissory note (the "St. Louis Note") (see Note 4). The acquisition was accounted for as a purchase and, accordingly, the results of operations of St. Louis Ostomy are included in the consolidated financial statements from January 22, 1996. The purchase price was allocated to the net assets acquired and identified based on their respective estimated fair values, which resulted in approximately $10,888,000 of goodwill (See Note 2). The acquisition was financed using bank debt (see Note 4). On an unaudited pro forma basis, assuming St. Louis Ostomy had been acquired at September 3, 1995, the Company's net sales and net income would have been approximately $56,813,000, and $1,526,000, respectively. Had the acquisition occurred on September 4, 1994, the Company's unaudited pro forma net sales and net income would have been approximately $69,900,000 and $2,798,000, respectively.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996


(4) DEBT

  Debt consisted of the following at September 2, 1995 and June 1, 1996:

                                                           1995        1996
                                                        ----------- -----------
Secured loans, payable to The First National Bank of
 Boston, interest rates at June 1, 1996 ranging from
 7.5% to 8.75%......................................... $12,580,000 $21,058,450
Summit Notes due June 30, 2000, interest payable quar-
 terly at 12% .........................................   6,750,000   6,750,000
Management Notes due June 30, 2000, interest payable
 quarterly at 12%......................................   2,500,000   2,500,000
St. Louis Note.........................................         --    1,235,000
                                                        ----------- -----------
                                                        $21,830,000 $31,543,450
                                                        =========== ===========

  The Company had no debt at September 3, 1994.

  On July 3, 1995, the Company entered into the Credit Facility with the Bank for $16,000,000. Of the $13,580,000 initial drawdown by the Company, $13,500,000 was used to repurchase certain outstanding common stock in connection with the Recapitalization (discussed in Note 1), and $80,000 represents the Bank's facility fee. In January 1996, the Credit Facility was increased by $9,000,000 to facilitate the Company's acquisition of St. Louis Ostomy (see Note 3). In connection with the Credit Facility amendment, the Company provided the Bank with warrants to purchase 86,180 shares of the Company's Common Stock at $.81 per share (the "Bank Warrant"). The Bank Warrant may also be converted into that number of shares of Common Stock determined by multiplying the number of shares subject to the Bank Warrant (for which the conversion right is being exercised) by a fraction, the numerator of which is the difference between the market price of one share Common Stock and the per share exercise price of the Bank Warrant and the denominator of which is the market price of one share of Common Stock. For purpose of the Bank Warrant, the market price of one share of Common Stock of the Company shall be determined either according to the trading price of the Common Stock during the ten days preceding the exercise of the warrant, or, if the Common Stock does not trade on a national securities exchange and is not quoted on the Nasdaq National Market, by agreement between the Company and the Bank. Should the Company prepay the outstanding borrowings and terminate the related Credit Facility, the Bank may request that the Company redeem the warrants from the Bank for $90,000. The warrants expire in January 2006. The difference between the $1.61 fair value per share at the grant date and the exercise price has been treated as a debt discount. This amount of approximately $69,000 is being amortized using the effective interest method during the term of the Credit Facility. The outstanding borrowings are secured by substantially all of the assets of the Company. Advances made under the Credit Facility bear interest at either the Bank's base rate (8.25% at June 1, 1996) plus 1/2%, or the LIBOR rate (5 21/32% at June 1, 1995) plus an applicable margin. The applicable margin for the LIBOR advances ranges from 2.0% to 2.5% based on the amount of the borrowings relative to the Company's eligible accounts receivable and inventory (as defined in the Credit Facility). Interest is payable monthly in arrears. The average daily unused line bears a commitment fee of .375% per annum payable quarterly. The total commitment may be irrevocably reduced by the Company at any time in an amount equal to $250,000 or an integral multiple of $100,000 in excess thereof. If not accelerated by option of the Company, the commitment reduces in approximate six-month intervals to $17,750,000 until the June 30, 2000 maturity date.

  Subsequent to June 1, 1996, the Credit Facility was further amended to provide for an additional $5,000,000 of borrowings to facilitate the Company's acquisition of Patient-Care (see Note 12).

  On July 3, 1995, the Company issued at face value, the Summit Notes. The proceeds were used to fund the Recapitalization, as discussed in Note 1. The Summit Notes are subordinate to the Bank debt and are secured by substantially all of the assets of the Company. Principal repayment is due on June 30, 2000, and

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996

(4) DEBT (CONTINUED)

early payments may be made from time to time at the option of the Company without penalty. Interest of 12% per annum is payable quarterly in arrears beginning September 30, 1995.

  Also in connection with the Recapitalization, the Company issued the Management Notes for the repurchase of a portion of their outstanding stock. The Management Notes carry a 12% annual rate of interest which is payable quarterly in arrears. Principal repayment is due on June 30, 2000, optional prepayments may be made without penalty, and mandatory prepayment of the notes is required upon the occurrence of a liquidity event (as defined in the Stock Purchase and Redemption Agreement).

  In connection with the acquisition of St. Louis Ostomy (see Note 3), the Company issued the St. Louis Note. The St. Louis Note bears interest at 10% per annum and requires annual principal payments of approximately $123,500 in each of January 1997 and 1998 and approximately $329,400 in each of January 1999, 2000 and 2001.

  The Company is required to comply with a number of affirmative and negative covenants under the Credit Facility and the terms of the Summit Notes. Among other things, the Company is required to satisfy certain financial tests and ratios (including debt service coverage, minimum net income and leverage ratio). As of June 1, 1996, the Company is in full compliance with all debt covenants.

  Should the Company not make any optional principal prepayments on its indebtedness, aggregate minimum maturities would be as follows at June 1, 1996:

                                                AMOUNT
                                              -----------
            June 1 through August 31, 1996... $       --
            1997.............................     123,500
            1998.............................     181,950
            1999.............................   2,329,333
            2000.............................  28,579,333
            2001.............................     329,334
                                              -----------
                                              $31,543,450
                                              ===========

(5) INCOME TAXES

  Effective July 3, 1995, the Company's tax status changed from a Subchapter S corporation to a C corporation, and accordingly, it is subject to federal and state income taxes. Deferred tax assets and liabilities were not material at the conversion date. The Company accounts for taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which is an asset and liability method.

  The provision (benefit) for income taxes for the years ended August 28, 1993, September 3, 1994, September 2, 1995 and the thirty-nine weeks ended June 1, 1996 consisted of the following:

                                                                    THIRTY-NINE
                                                                    WEEKS ENDED
                                          1993    1994     1995    JUNE 1 , 1996
                                         ------- ------- --------  -------------
U.S. Federal--
  Current............................... $   --  $   --  $ 88,242   $1,145,358
  Deferred..............................     --      --   (12,083)     430,494
State--
  Current...............................  69,252  88,128  285,211      (93,203)
  Deferred..............................     --      --    (3,948)     (36,640)
                                         ------- ------- --------   ----------
                                         $69,252 $88,128 $357,422   $1,446,010
                                         ======= ======= ========   ==========

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996


(5) INCOME TAXES (CONTINUED)

  Under SFAS No. 109, net current deferred tax assets or liabilities and net long-term deferred tax assets or liabilities are reported separately in the Company's balance sheets. The Company had a Subchapter S corporation status in fiscal 1993 and fiscal 1994 and, accordingly, did not have any deferred taxes recorded as of September 3, 1994.

  The effect of temporary differences which give rise to a significant portion of deferred taxes are as follows at September 2, 1995 and June 1, 1996:

                                                              1995      1996
                                                            --------  --------
Deferred tax assets:
  Reserves and accruals not yet deductible for tax
   purposes................................................ $ 10,150  $335,038
  Inventory basis differences..............................   40,600    45,099
                                                            --------  --------
Total deferred tax assets..................................   50,750   380,137
Deferred tax liabilities:
  Property basis differences...............................  (32,188)  (74,804)
  Other....................................................   (2,531)   (1,671)
                                                            --------  --------
Total deferred tax liabilities.............................  (34,719)  (76,475)
                                                            --------  --------
Net deferred tax assets.................................... $ 16,031  $303,662
                                                            ========  ========

  During fiscal 1993 and fiscal 1994, the Company was operating as a Subchapter S corporation and was not subject to federal income taxes. The provision for income taxes in the accompanying statements of operations represents certain state tangible and net worth taxes. A reconciliation of tax on income at the federal statutory rate to the recorded income tax provision for fiscal 1995 and for the thirty-nine weeks ended June 1, 1996 is presented below.

                                                                  THIRTY-NINE
                                                                  WEEKS ENDED
                                                        1995      JUNE 1, 1996
                                                     -----------  ------------
Tax provision at statutory rate..................... $ 1,547,581   $1,146,539
State tax provision, net of federal taxes...........     304,054      259,944
Subchapter S corporation earnings not subject to
 federal and state income taxes.....................  (1,599,209)         --
Subchapter S corporation related taxes..............     168,334          --
Book expenses not deductible for tax purposes.......         --        59,203
Other...............................................     (63,338)     (19,676)
                                                     -----------   ----------
Recorded income tax provision....................... $   357,422   $1,446,010
                                                     ===========   ==========

(6) RETIREMENT PLAN

  The Company has adopted a qualified, noncontributory defined contribution retirement plan which covers all employees who have completed one year of service and who have reached age 21. Employees qualify for benefits upon reaching the age of 62; however, an employee cannot receive benefits from the defined contribution retirement plan until actual retirement. Vesting begins at 20% after two years of employment and is increased by 20% each subsequent year until full vesting occurs. Retirement plan contributions are made at the discretion of the Company and for fiscal 1993, 1994 and 1995 and for the thirty-nine weeks ended June 1, 1996 were approximately $215,000, $217,000, $176,000 and $149,000, respectively.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996

(7) COMMITMENTS AND CONTINGENCIES

 Leases

  The Company occupies five warehouse facilities and a corporate office building (which includes a warehouse) under operating leases expiring at various dates through 2006. Two of the warehouses and the Company's corporate office and warehouse facility in Holliston, Massachusetts, are leased from related parties (see Note 10).

  Certain of the Company's leased premises are subject to renewal options at their fair rental values at the time of renewal. Rent expense for fiscal 1993, 1994 and 1995 and for the thirty-nine weeks ended June 1, 1996, under all operating leases, including certain motor vehicle and equipment leases, amounted to approximately $595,000, $636,000, $702,000 and $583,000 (net of
sublease income of approximately $72,000, $47,000, $42,000 and $11,000), respectively.

  At June 1, 1996, approximate future minimum lease payments, net of sublease income, for the next five years and thereafter under noncancelable operating leases including $149,500 in the period June 1, 1996 through August 31, 1996, $598,000 in each year from 1997 through 2001 and $2,684,780 thereafter, to related parties, are as follows:

            FISCAL YEAR                          AMOUNT
            -----------                        ----------
            June 1 through August 31, 1996.... $  213,025
            1997..............................    814,597
            1998..............................    768,192
            1999..............................    763,542
            2000..............................    763,542
            2001..............................    682,077
            Thereafter........................  2,684,780
                                               ----------
                                               $6,689,755
                                               ==========

 Employment Contracts

  In connection with the Recapitalization (discussed in Note 1) on July 3, 1995, the Company entered into employment and noncompetition agreements (the "Employment Agreements") with five executive officers. The Employment Agreements provide for an employment term through July 1, 2000, after which the term will be automatically renewed on an annual basis unless written notice to the contrary is given at least 90 days in advance by either party. The Employment Agreements provide for an aggregate initial annual base salary of $690,000, subject to such annual increases to reflect increases in the applicable consumers price index as may be determined by the Board of Directors, as well as certain benefits and reimbursement of expenses. Should employment be terminated by the Company for any reason other than cause (as defined in the Employment agreements) prior to July 3, 1996, the officer shall be entitled to receive all salary and bonus earned through the termination date, the remaining salary through July 3, 1996 and an additional 12 months of salary. In the event of termination by the Company for any reason other than cause in subsequent years, the officer shall be entitled to receive all salary and bonus earned through the termination date plus an additional 12 months of salary.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996

(8) STOCK TRANSACTIONS

  On July 3, 1995, the Recapitalization of the Company was completed. These transactions are described in Note 1. In connection with the Recapitalization, the Company effected a 100-for-1 Common Stock split. In April 1996, the Company further effected a 50-for-1 Common Stock split. On June 21, 1996, the Company further effected a 3.1-for-1 Common Stock split. All references to the number of common shares and per share amounts in the consolidated financial statements, including these accompanying notes have been retroactively restated to reflect these splits for periods subsequent to the Recapitalization.

  In August 1993, the Company adopted an employee stock option plan for three key employees and granted options to purchase 4,000 shares of Common Stock at the estimated fair market value on the date of grant. These options were to expire 15 years from the date of grant and were exercisable immediately. In 1993, 2,000 options were exercised, and the remaining 2,000 options were exercised in 1994. To facilitate the exercise of these options, the Company made bonus payments to the executives in the amounts of approximately $2,111,000 and $2,237,000 in 1993 and 1994, respectively. In connection with the Recapitalization, this stock option plan was terminated.

  The Company redeemed 2,000 shares of Common Stock held by certain officers of the Company on both September 6, 1993 and September 26, 1994 at their estimated fair market value.

  On July 3, 1995, in connection with the Recapitalization, the Company adopted an incentive stock option plan (the "Stock Option Plan") under which 688,820 shares of Common Stock have been authorized. In July 1995, the Company granted options to certain officers to purchase a total of 620,000 shares of Common Stock. In October 1995, the Company granted to certain employees options to purchase 29,450 shares of Common Stock. The exercise price of the options granted in July, 1995 is $0.81 per share, and the exercise price of the options granted in October, 1995 is $1.61 per share which, in both instances, is not less than estimated fair market value on the grant date. The options vest over seven years at rates set forth in the Stock Option Plan agreement and are exercisable for a 10-year period. A summary of option activity is presented below:

                                                                        EXERCISE
                                                               SHARES    PRICE
                                                               -------  --------
      Options granted......................................... 620,000   $0.81
      Outstanding, September 2, 1995.......................... 620,000    0.81
        Granted...............................................  29,450    1.61
        Exercised............................................. (23,250)   0.81
                                                               -------
      Outstanding, June 1, 1996............................... 626,200   $0.84
                                                               -------   -----
      Options exercisable, June 1, 1996.......................  94,085   $0.84
                                                               -------   -----
      Shares available for future grants......................  39,370
                                                               =======

  On July 3, 1995, certain stockholders of the Company made a $300,000 capital contribution pursuant to the Recapitalization, which was used to pay a onetime bonus to an executive officer of the Company. Payment of the bonus was made prior to year-end and is included in the operating expenses in the accompanying consolidated statements of income.

  In 1995, the Company declared dividends in the amount of approximately $2,200,000. In 1996, certain stockholders contributed approximately $99,000 of this dividend back to the Company. These transactions are reflected in the accompanying consolidated statements of changes in stockholders' equity (deficit).

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996


(9) SUPPLEMENTAL CASH FLOW DISCLOSURE

  Cash payments for interest and income taxes and certain noncash transactions were as follows for the periods indicated:

                          YEAR ENDED  YEAR ENDED   YEAR ENDED  THIRTY-NINE WEEKS
                          AUGUST 28, SEPTEMBER 3, SEPTEMBER 2,   ENDED JUNE 1,
                             1993        1994         1995           1996
                          ---------- ------------ ------------ -----------------
Interest................   $   --      $   --      $   51,494     $1,821,854
Income taxes............    18,560      73,328        149,792      1,420,690
Issuance of subordinated
 note to acquire net
 assets of St. Louis
 Ostomy.................       --          --             --       1,235,000
1995 unpaid dividends
 contributed by
 stockholders back to
 the Company in 1996....       --          --             --          98,780
Issuance of 12% note
 payable on June 30,
 2000 for the repurchase
 of common stock........       --          --       2,500,000            --
Issuance of 200 shares
 of preferred stock for
 certain
 Recapitalization fees..       --          --         200,000            --
Accretion of preferred
 stock..................       --          --         110,833        507,060
Transfer of cash
 surrender value of life
 insurance to officers..       --          --         309,966            --
Exchange of notes
 payable by officers for
 cash surrender value of
 life insurance.........       --          --         234,739            --

(10) OTHER RELATED PARTY TRANSACTIONS

  The stockholders of the Company and, in certain cases, two of its officers, participate in three partnerships with which the Company has entered into certain transactions. The Company leases warehouse facilities in Holliston, Massachusetts; Atlanta, Georgia; and South Bend, Indiana, from related parties under 15- and 10-year leases expiring in fiscal 2006, 2006 and 2003, respectively. Rent expense under these leases amounted to approximately $563,000, $571,000, $591,000 and $449,000 for 1993, 1994, 1995 and the thirty-
nine weeks ended June 1, 1996, respectively. In the opinion of the Company, the rent paid to related parties is not materially different than the amounts which would be paid to third parties for comparable space. In July 1995, the Company was released from the guarantee of repayment of a mortgage loan on the Atlanta facility.

  In December 1995, the Company sold an automobile with a net book value of $2,000 to one of the executives for $20,000.

(11) LIFE INSURANCE ON KEY EXECUTIVES

  On June 30, 1995, $5,000,000 of life insurance for two key executives which had previously been carried by the Company was transferred back to the executives. In the event of either individual's death, the proceeds of this insurance were to be used to repurchase the individual's stock in the Company at book value. In return for the transfer of the insurance, the executives exchanged certain notes payable to them from the Company and issued notes payable of $129,520 in the amount of the difference between the old notes payable and the cash surrender value of the insurance plus prepaid insurance premiums at the date of transfer. At September 2, 1995, the entire $129,520 is due from the executives and is included in accounts receivable in the accompanying balance sheet. The notes were paid in full during the thirty-nine weeks ended June 1, 1996.

                       SUBURBAN OSTOMY SUPPLY CO., INC.

                                 JUNE 1, 1996

(11) LIFE INSURANCE ON KEY EXECUTIVES

  In order to comply with certain debt covenants, the Company acquired term life insurance policies in the amount of $1,000,000 each on the two key executives. In the event of either individual's death, the proceeds of this insurance must be used to pay down outstanding principal under the terms of the Credit Facility Agreement.

(12) SUBSEQUENT EVENTS

  On June 14, 1996, the Company acquired all of the outstanding common stock of Patient-Care Medical Sales, a California corporation, for an aggregate purchase price, including expenses, of approximately $4,150,000, of which $375,000 is payable on the first annual anniversary of the closing, subject to set off ("Patient-Care Deferred Payment"). The acquisition is expected to be accounted for as a purchase, and the purchase price will be allocated to the net assets acquired based on their respective estimated fair values. The acquisition was financed using bank debt (see Note 4).

  In June 1996, the Company plans to file a registration statement with the Securities and Exchange Commission to sell 3,900,000 shares, or 38.5% of its common stock, through a public offering.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To St. Louis Ostomy Distributors, Inc.:

  We have audited the accompanying balance sheets of St. Louis Ostomy Distributors, Inc. (a Missouri corporation) as of July 30, 1994 and July 29, 1995, and the related statements of income, changes in stockholders' (deficit) equity and cash flows for each of the three years ended July 29, 1995 and for the period from July 30, 1995 through January 22, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Louis Ostomy Distributors, Inc. as of July 30, 1994 and July 29, 1995, and the results of its operations and its cash flows for each of the three years ended July 29, 1995 and for the period from July 30, 1995 through January 22, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
June 14, 1996

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

                BALANCE SHEETS--JULY 30, 1994 AND JULY 29, 1995

                                                           1994         1995
                                                        -----------  ----------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................ $    86,042  $  448,782
  Accounts receivable, net of allowance for doubtful
   accounts of $90,015 and $91,651 in 1994 and 1995,
   respectively........................................   1,710,283   1,741,359
  Merchandise inventory................................     764,829     681,323
  Prepaid expenses and other...........................      68,748      39,949
  Deferred income taxes................................      36,502      36,767
                                                        -----------  ----------
    Total current assets...............................   2,666,404   2,948,180
                                                        -----------  ----------
Fixed Assets, at cost:
  Equipment and fixtures...............................     396,097     466,681
  Leasehold improvements...............................      48,037      48,037
                                                        -----------  ----------
                                                            444,134     514,718
  Less--Accumulated depreciation.......................     187,107     243,865
                                                        -----------  ----------
    Total fixed assets, net............................     257,027     270,853
                                                        -----------  ----------
Other Assets:
  Cash surrender value of life insurance...............      34,071      40,688
  Deposits.............................................      20,350      20,350
                                                        -----------  ----------
    Total other assets.................................      54,421      61,038
                                                        -----------  ----------
    Total assets....................................... $ 2,977,852  $3,280,071
                                                        ===========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.................... $       --   $  303,384
  Note payable.........................................   1,545,262         --
  Accounts payable.....................................     998,950   1,049,773
  Accrued expenses, including payroll and related
   taxes...............................................     158,460     205,442
  Income taxes payable.................................      14,596      14,057
                                                        -----------  ----------
    Total current liabilities..........................   2,717,268   1,572,656
                                                        -----------  ----------
Long-term Debt.........................................         --      585,724
Deferred Income Taxes..................................       5,819       9,913
Stockholders' Equity:
  Common stock, $1 par value--
    Authorized--30,000 shares
    Issued--500 shares in 1994 and 250 shares in 1995..         500         250
  Additional paid-in capital...........................      51,957      51,957
  Retained earnings....................................   2,166,118   1,059,571
  Treasury stock at cost, 250 shares in 1994...........  (1,963,810)        --
                                                        -----------  ----------
    Total stockholders' equity.........................     254,765   1,111,778
                                                        -----------  ----------
    Total liabilities and stockholders' equity......... $ 2,977,852  $3,280,071
                                                        ===========  ==========

   The accompanying notes are an integral part of these financial statements.

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

                              STATEMENTS OF INCOME

       FOR THE YEARS ENDED JULY 31, 1993, JULY 30, 1994 AND JULY 29, 1995
           AND THE PERIOD FROM JULY 30, 1995 THROUGH JANUARY 22, 1996

                                                                   PERIOD FROM
                                                                  JULY 30, 1995
                                                                     THROUGH
                                                                   JANUARY 22,
                               1993         1994        1995          1996
                            -----------  ----------- -----------  -------------
Net Sales.................. $14,025,192  $15,905,672 $17,235,282   $9,272,034
Cost of Goods Sold.........  11,102,211   12,490,194  13,756,393    7,375,178
                            -----------  ----------- -----------   ----------
  Gross profit.............   2,922,981    3,415,478   3,478,889    1,896,856
Operating Expenses.........   1,838,181    1,812,520   1,972,352    1,120,079
Depreciation and amortiza-
 tion......................      54,685       53,658      56,758       55,113
                            -----------  ----------- -----------   ----------
  Operating income.........   1,030,115    1,549,300   1,449,779      721,664
Interest Expense, net......     173,635      135,974      90,263       17,857
Other (Income) Expense.....     (16,920)       5,285     (12,841)      (4,882)
                            -----------  ----------- -----------   ----------
  Income before provision
   for income taxes........     873,400    1,408,041   1,372,357      708,689
Provision for Income Tax-
 es........................     324,777      506,408     515,344      277,278
                            -----------  ----------- -----------   ----------
  Net income............... $   548,623  $   901,633 $   857,013   $  431,411
                            ===========  =========== ===========   ==========


   The accompanying notes are an integral part of these financial statements.

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

       FOR THE YEARS ENDED JULY 31, 1993, JULY 30, 1994 AND JULY 29, 1995
           AND THE PERIOD FROM JULY 30, 1995 THROUGH JANUARY 22, 1996

                                                                                TOTAL
                             COMMON    ADDITIONAL                           STOCKHOLDERS'
                             STOCK,     PAID-IN    RETAINED     TREASURY      (DEFICIT)
                          $1 PAR VALUE  CAPITAL    EARNINGS       STOCK        EQUITY
                          ------------ ---------- -----------  -----------  -------------
Balance, July 25, 1992..     $ 500      $   --    $   715,862  $(1,963,810)  $(1,247,448)
  Capital contribution..       --        51,957           --           --         51,957
  Net income............       --           --        548,623          --        548,623
                             -----      -------   -----------  -----------   -----------
Balance, July 31, 1993..       500       51,957     1,264,485   (1,963,810)     (646,868)
  Net income............       --           --        901,633          --        901,633
                             -----      -------   -----------  -----------   -----------
Balance, July 30, 1994..       500       51,957     2,166,118   (1,963,810)      254,765
  Retirement of treasury
   stock................      (250)         --     (1,963,560)   1,963,810           --
  Net income............       --           --        857,013          --        857,013
                             -----      -------   -----------  -----------   -----------
Balance, July 29, 1995..       250       51,957     1,059,571          --      1,111,778
  Net income............       --           --        431,411          --        431,411
                             -----      -------   -----------  -----------   -----------
Balance, January 22,
 1996...................     $ 250      $51,957   $ 1,490,982  $       --    $ 1,543,189
                             =====      =======   ===========  ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

                            STATEMENTS OF CASH FLOWS

       FOR THE YEARS ENDED JULY 31, 1993, JULY 30, 1994 AND JULY 29, 1995
           AND THE PERIOD FROM JULY 30, 1995 THROUGH JANUARY 22, 1996

                                                                  PERIOD FROM
                                                                 JULY 30, 1995
                                                                    THROUGH
                                1993       1994        1995     JANUARY 22, 1996
                              ---------  ---------  ----------  ----------------
Cash Flows from Operating
 Activities:
  Net income................  $ 548,623  $ 901,633  $  857,013     $ 431,411
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities--
    Depreciation and amorti-
     zation.................     54,685     53,658      56,758        55,113
    Provision for bad debt
     losses.................     10,432     13,445       1,636        13,291
    Net loss on sale of
     fixed assets...........        --      20,000         --            --
    Deferred income tax
     (benefit) provision....     (3,361)   (19,861)      3,829       (14,010)
    Change in assets and li-
     abilities--
      Accounts receivable...   (208,637)  (268,907)    (32,712)     (187,014)
      Merchandise invento-
       ry...................   (181,288)  (107,198)     83,506      (161,552)
      Prepaid expenses and
       other................    (38,316)   (18,998)     28,799        39,949
      Deposits..............      6,150    (12,634)        --            --
      Accounts payable......    292,160   (160,124)     50,823       192,900
      Accrued expenses......    (10,721)   (21,096)     46,982        85,703
      Income taxes payable..   (280,067)     5,561        (539)        7,241
                              ---------  ---------  ----------     ---------
        Net cash provided by
         operating
         activities.........    189,660    385,479   1,096,095       463,032
                              ---------  ---------  ----------     ---------
Cash Flows from Investing
 Activities:
  Repayments from affiliated
   company..................     16,707        --          --            --
  Purchase of fixed assets..    (73,137)   (82,679)    (70,584)      (36,653)
  Increase in cash surrender
   value of life insurance..    (13,749)   (13,332)     (6,617)       (4,384)
  Proceeds from surrender of
   life insurance policy....        --      41,268         --            --
                              ---------  ---------  ----------     ---------
        Net cash used in
         investing
         activities.........    (70,179)   (54,743)    (77,201)      (41,037)
                              ---------  ---------  ----------     ---------
Cash Flows from Financing
 Activities:
  Capital contribution from
   stockholder..............     51,957        --          --            --
  Proceeds from notes pay-
   able to bank.............    300,000        --          --            --
  Principal repayment of
   notes payable to bank....   (223,059)  (231,679)    (28,332)          --
  Principal repayment of
   long-term bank debt......   (108,830)  (227,184)   (627,822)     (451,693)
                              ---------  ---------  ----------     ---------
        Net cash provided by
         (used in) financing
         activities.........     20,068   (458,863)   (656,154)     (451,693)
                              ---------  ---------  ----------     ---------
Net Increase (Decrease) in
 Cash and Cash Equivalents..    139,549   (128,127)    362,740       (29,698)
Cash and Cash Equivalents,
 beginning of period........     74,620    214,169      86,042       448,782
                              ---------  ---------  ----------     ---------
Cash and Cash Equivalents,
 end of period..............  $ 214,169  $  86,042  $  448,782     $ 419,084
                              =========  =========  ==========     =========

   The accompanying notes are an integral part of these financial statements.

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 29, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  St. Louis Ostomy Distributors, Inc. (the "Company") is a wholesaler of home health care products. The Company is located in St. Louis, Missouri.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Disclosure of Fair Value of Financial Instruments

  The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, notes payable and debt. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. Certain of the Company's debt bears interest at a variable market rate, and thus has a carrying amount that approximates fair value. The debt carries a fixed rate of interest which approximates fair value based on rates available to the Company for debt with similar terms and maturities.

 Merchandise Inventory

  Inventory is stated at the lower of cost or market and is accounted for using the weighted moving-average cost method, which approximates the first-in, first-out (FIFO) method.

 Fixed Assets

  The cost of property and equipment is depreciated and amortized over the estimated useful lives of the related assets, as follows:

      Equipment, computers and fixtures................. 3-7 years Straight-line
      Leasehold improvements............................  31 years Straight-line

  Maintenance and repairs are expensed as incurred.

 Cash and Cash Equivalents

  For the accompanying statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which is an asset and liability method. Under the asset and liability method, deferred taxes are established for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities at currently enacted tax laws and rates.

(2) DEBT

  Debt consists of the following at July 30, 1994 and July 29, 1995:

                                                              1994      1995
                                                           ---------- --------
      Note payable to Jefferson Bank...................... $      --  $889,108
      Note payable to Colonial Bank. The note was
       refinanced in September 1994.......................  1,545,262      --
                                                           ---------- --------
                                                           $1,545,262 $889,108
                                                           ========== ========

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

                                 JULY 29, 1995

(2) DEBT (CONTINUED)

  In connection with the acquisition of certain shares held by a former stockholder in 1993 (discussed in Note 7), the Company entered into a note agreement in the amount of $1,963,810. The note was collateralized by all of the Company's assets and shares of common stock and was guaranteed by the remaining sole stockholder of the Company. The note was refinanced with $1,700,000 of bank debt in February 1994.

  The $1,700,000 debt payable to Colonial Bank was secured by the Company's accounts receivable, inventory and equipment, and was guaranteed by the stockholder of the Company. Interest on the note was at prime (7.25% at July 30, 1994) plus .5%. Monthly payments were required in the amount of $28,333 plus interest. In September 1994, this debt was refinanced with new bank debt in the amount of $1,516,929.

  The $1,516,929 original debt with Jefferson Bank is collateralized by accounts receivable and inventory of the Company, as well as the assignment of a Company-owned life insurance policy on the life of the stockholder. The debt is guaranteed by the stockholder. Interest accrues annually at the prime rate (8.75% at July 29, 1995). The terms of the debt agreement provide for monthly payments of $25,282 plus interest, with the final payment due in September 1999. In addition to the required minimum monthly payments, the Company has made optional prepayments in accordance with the terms of the agreement in the amount of approximately $442,000 through July 29, 1995.

  In February 1992, the Company entered into a $80,000 loan agreement with Colonial Bank secured by an automobile. The loan bore interest at prime (6.0% at July 31, 1993) plus 1% and was fully repaid in April 1994.

  In October 1992, the Company entered into a loan agreement with Colonial Bank secured by accounts receivable, inventory and equipment of the Company. The loan was guaranteed by the stockholder. Interest accrued at a rate of prime plus .5%, and monthly payments were due in the amount of $25,901 plus interest. The note was fully repaid in October 1993.

  At July 29, 1995, aggregate minimum maturities are as follows:

            FISCAL YEAR                           AMOUNT
            -----------                          --------
            1996................................ $303,384
            1997................................  303,384
            1998................................  282,340
                                                 --------
                                                 $889,108
                                                 ========

(3) INCOME TAXES

  The provision (benefit) for income taxes for the years ended July 31, 1993, July 30, 1994 and July 29, 1995 and for the period from July 30, 1995 through January 22, 1996 consists of the following:

                                                                    PERIOD FROM
                                                                   JULY 30, 1995
                                                                      THROUGH
                                                                    JANUARY 22,
                                        1993      1994      1995       1996
                                      --------  --------  -------- -------------
U.S. Federal--
  Current............................ $295,328  $480,470  $452,895   $261,488
  Deferred...........................   (3,025)  (18,133)    3,390    (13,232)
State--
  Current............................   32,810    45,799    58,620     29,800
  Deferred...........................     (336)   (1,728)      439       (778)
                                      --------  --------  --------   --------
                                      $324,777  $506,408  $515,344   $277,278
                                      ========  ========  ========   ========

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

                                 JULY 29, 1995

(3) INCOME TAXES (CONTINUED)

  Under SFAS No. 109, net current deferred tax assets or liabilities and net long-term deferred tax assets or liabilities are reported separately in the Company's accompanying balance sheets. The components of the deferred taxes as of July 30, 1994 and July 29, 1995 are as follows:

                                                                1994     1995
                                                               -------  -------
Deferred tax assets:
  Reserves and accruals not yet deductible for tax purposes... $33,306  $33,192
  Other.......................................................   3,196    2,855
                                                               -------  -------
Total deferred tax assets.....................................  36,502   36,767
Deferred tax liabilities:
  Property basis differences..................................  (5,819)  (9,913)
                                                               -------  -------
Net deferred taxes............................................ $30,683  $22,854
                                                               =======  =======

  The provision for income taxes is different from the amount computed by applying the U.S. federal statutory income tax rate of 34% to income before provision for income taxes, primarily due to state taxes net of federal income tax benefit.

(4) RETIREMENT PLAN

  The Company has a qualified, noncontributory, profit-sharing plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. Contributions to the plan amounted to approximately $52,000, $60,000, $75,000 and $0 in 1993, 1994, 1995 and the period from July 30, 1995 through January 22, 1996, respectively.

(5) COMMITMENTS AND CONTINGENCIES

 Leases

  In December 1991, the Company entered into a lease for rental of a warehouse facility commencing in April 1992 and expiring in March 1997. Rent expense charged against operations under the lease amounted to approximately $117,000, $83,000, $86,000 and $35,000 in 1993, 1994, 1995 and the period from July 30,
1995 through January 22, 1996, respectively.

  In March 1994, the Company entered into a lease for rental of a luxury box at a sports facility for a five-year period expiring in August 1999. Rent expense for fiscal 1995 and for the period from July 30, 1995 through January 22, 1996 was approximately $13,000 and $14,000, respectively.

  At July 29, 1995, approximate future minimum lease payments under noncancelable operating leases are as follows:

            YEAR                                  AMOUNT
            ----                                 --------
            1996................................ $114,666
            1997................................   89,959
            1998................................   32,056
            1999................................   34,300
                                                 --------
                                                 $270,981
                                                 ========

                      ST. LOUIS OSTOMY DISTRIBUTORS, INC.

                                 JULY 29, 1995


(6) SUPPLEMENTAL CASH FLOWS DISCLOSURE

  Cash payments for interest and income taxes and certain noncash transactions were as follows for the periods indicated:

                                                                   PERIOD FROM
                                                                    JULY 30,
                                                                      1995
                                                                     THROUGH
                                                                   JANUARY 22,
                                      1993      1994       1995       1996
                                    -------- ---------- ---------- -----------
Interest........................... $170,520 $  137,239 $  108,117  $ 33,472
Income taxes.......................  644,157    543,816    478,835   284,586
Refinance of note payable through
 the issuance of long-term debt....      --         --   1,516,929       --
Retirement of long-term debt
 through the issuance of note
 payable...........................      --   1,512,990        --        --

(7) STOCK REDEMPTION AGREEMENT

  On April 24, 1992, the Company entered into an agreement to acquire the outstanding shares of one of the Company's stockholders. The purchase of 250 shares of the Company's stock was funded through the issuance of a promissory note in the amount of $1,963,810. In February 1994, this obligation was refinanced with bank debt (see Note 2).

  The agreement contained a covenant not to compete in the amount of $250,000 to be paid in monthly installments ranging from $3,125 to $5,208 through March 1998. Additionally, a one-year employment agreement for $50,000 and a five-year consulting agreement for $100,000 per year were entered into between the Company and the former stockholder. Amounts paid under these agreements amounted to approximately $145,000 in 1993.

  On May 19, 1993, in connection with the sale of the remaining stockholder's interest in an affiliated company, the terms of the above agreement were modified to release the Company from further obligation under the noncompetition and consulting agreements.

(8) RELATED PARTY TRANSACTIONS

  The Company engaged in transactions with a company formerly related through common ownership. Sales in the amount of $335,565 were made to the affiliate during 1993. On May 19, 1993, the stockholder of the Company sold his interest in the affiliated company. Under the agreement, the Company agreed to maintain the same profit margin on future sales to the former affiliate. During 1994, this provision was eliminated. The companies also entered into a mutual covenant not to compete for a period of three years.

(9) STOCK TRANSACTIONS

  In April 1992, the Company acquired 250 shares of stock held by a former stockholder. This transaction is discussed in Note 7.

  In March 1995, the Company's stockholder transferred 175 shares of stock to a limited partnership in which the stockholder is the general partner.

(10) SUBSEQUENT EVENT

  On September 22, 1995, the stockholders of the Company signed a confidential letter of intent to sell the outstanding stock to Suburban Ostomy Supply Co., Inc. The transaction was completed on January 22, 1996.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Patient-Care Medical Sales:

  We have audited the accompanying balance sheets of Patient-Care Medical Sales (a California corporation) as of March 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the three years ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patient-Care Medical Sales as of March 31, 1995 and 1996, and the results of its operations and its cash flows for the three years ended March 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
May 3, 1996

                           PATIENT-CARE MEDICAL SALES

                              BALANCE SHEETS

                                                    MARCH 31,         MAY 31,
                                              --------------------- -----------
                                                 1995       1996       1996
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
                   ASSETS
Current Assets:
  Cash and cash equivalents.................. $  117,030 $   84,116 $      150
  Accounts receivable, net of allowance for
   doubtful accounts of $132,399, $123,791
   and $84,914 at March 31, 1995 and 1996 and
   May 31, 1996, respectively................  2,239,783  1,893,234  1,857,516
  Merchandise inventory......................  1,233,667  1,412,178  1,238,011
  Prepaid expenses and other.................     21,697     90,887     72,637
  Prepaid income taxes.......................        --     161,813    157,208
  Deferred income taxes......................    113,350     89,826     89,826
                                              ---------- ---------- ----------
    Total current assets.....................  3,725,527  3,732,054  3,415,348
                                              ---------- ---------- ----------
Fixed Assets, at cost:
  Equipment and fixtures.....................    674,693    813,439    813,439
  Leasehold improvements.....................     40,864     45,422     45,422
                                              ---------- ---------- ----------
                                                 715,557    858,861    858,861
                                              ---------- ---------- ----------
  Less--Accumulated depreciation.............    464,581    534,682    549,858
                                              ---------- ---------- ----------
    Total fixed assets, net..................    250,976    324,179    309,003
                                              ---------- ---------- ----------
Other Assets:
  Deposits...................................     14,738     27,282     24,465
  Deferred income taxes......................      9,816        --         --
                                              ---------- ---------- ----------
    Total assets............................. $4,001,057 $4,083,515 $3,748,816
                                              ========== ========== ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.......... $  195,113 $  455,620 $  440,376
  Bank line of credit........................    880,000    890,000    810,000
  Accounts payable...........................  1,050,488    951,584  1,028,987
  Accrued expenses, including payroll and
   related taxes.............................    280,345    529,269    205,504
  Income taxes payable.......................    206,986        --         --
                                              ---------- ---------- ----------
    Total current liabilities................  2,612,932  2,826,473  2,484,867
                                              ---------- ---------- ----------
Long-Term Debt...............................    271,500        --         --
Deferred Income Taxes........................        --      12,615     12,615
Commitments and Contingencies
Stockholders' Equity:
  Common stock, no par value--
    Authorized--100,000 shares
    Issued--295 shares at March 31, 1995,
     1996 and
     May 31, 1996............................      5,000      5,000      5,000
  Retained earnings..........................  1,111,625  1,239,427  1,246,334
                                              ---------- ---------- ----------
    Total stockholders' equity...............  1,116,625  1,244,427  1,251,334
                                              ---------- ---------- ----------
    Total liabilities and stockholders'
     equity.................................. $4,001,057 $4,083,515 $3,748,816
                                              ========== ========== ==========

   The accompanying notes are an integral part of these financial statements.

                          PATIENT-CARE MEDICAL SALES

                           STATEMENTS OF INCOME

                                                                      TWO MONTHS
                                 YEAR ENDED MARCH 31,                ENDED MAY 31,
                          -------------------------------------  ----------------------
                             1994         1995         1996         1995        1996
                          -----------  -----------  -----------  ----------  ----------
                                                                      (UNAUDITED)
Net Sales...............  $17,580,778  $18,100,947  $18,321,220  $3,048,523  $2,989,523
Cost of Goods Sold......   14,405,775   14,403,101   14,545,214   2,470,245   2,396,432
                          -----------  -----------  -----------  ----------  ----------
  Gross profit..........    3,175,003    3,697,846    3,776,006     578,278     593,091
Operating Expenses......    2,919,138    3,120,145    3,435,205     550,855     558,863
Depreciation and Amorti-
 zation.................       70,626       57,897       70,101      12,032      15,176
                          -----------  -----------  -----------  ----------  ----------
  Operating income......      185,239      519,804      270,700      15,391      19,052
Interest Expense, Net...      109,783      105,979      146,182      22,285      21,229
Other Income, Net.......      (33,258)     (78,442)     (88,976)    (17,395)    (13,689)
                          -----------  -----------  -----------  ----------  ----------
  Income before provi-
   sion for
   income taxes.........      108,714      492,267      213,494      10,501      11,512
Provision for Income
 Taxes..................       36,669      210,773       85,692       4,496       4,605
                          -----------  -----------  -----------  ----------  ----------
  Net income............  $    72,045  $   281,494  $   127,802  $    6,005  $    6,907
                          ===========  ===========  ===========  ==========  ==========



  The accompanying notes are an integral part of these financial statements.

                           PATIENT-CARE MEDICAL SALES

               STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                             COMMON                   TOTAL
                                             STOCK,     RETAINED  STOCKHOLDERS'
                                          NO PAR VALUE  EARNINGS     EQUITY
                                          ------------ ---------- -------------
Balance, March 31, 1993..................    $5,000    $  758,086  $  763,086
  Net income.............................       --         72,045      72,045
                                             ------    ----------  ----------
Balance, March 31, 1994..................     5,000       830,131     835,131
  Net income.............................       --        281,494     281,494
                                             ------    ----------  ----------
Balance, March 31, 1995..................     5,000     1,111,625   1,116,625
  Net income.............................       --        127,802     127,802
                                             ------    ----------  ----------
Balance, March 31, 1996..................     5,000     1,239,427   1,244,427
  Net income (unaudited).................       --          6,907       6,907
                                             ------    ----------  ----------
Balance, May 31, 1996 (unaudited)........    $5,000    $1,246,334  $1,251,334
                                             ======    ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                           PATIENT-CARE MEDICAL SALES

                         STATEMENTS OF CASH FLOWS

                                                                TWO MONTHS
                              YEAR ENDED MARCH 31,             ENDED MAY 31,
                          -------------------------------  ------------------
                            1994       1995       1995       1995      1996
                          ---------  ---------  ---------  --------  --------
                                                              (UNAUDITED)
Cash Flows from Operat-
 ing Activities:
  Net income............  $  72,045  $ 281,494  $ 127,802  $  6,005  $  6,907
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities--
    Depreciation and am-
     ortization.........     70,626     57,897     70,101    12,032    15,176
    Provision for bad
     debt losses........     50,000     82,399     (8,608)   (1,478)  (38,877)
    Loss on sale of
     fixed assets.......      1,713     17,225        --        --        --
    Change in assets and
     liabilities--
      Deferred income
       tax (benefit)
       provision, net...    (25,070)   (57,957)    45,955       --        --
      Accounts receiv-
       able.............   (321,538)  (357,215)   355,157   225,303    74,595
      Merchandise inven-
       tory.............    (83,041)  (108,311)  (178,511) (189,299)  174,167
      Prepaid expenses
       and other........     15,597    (17,051)   (69,190)  (30,030)   18,250
      Prepaid income
       taxes............        --         --    (161,813)      --      4,605
      Deposits..........        --         320    (12,544)   (1,899)    2,817
      Accounts payable..    121,769     95,579    (98,904)  (19,125)   77,403
      Accrued expenses..     94,465      4,494    248,924     2,829  (323,765)
      Income taxes pay-
       able.............     25,518    180,606   (206,986)    4,496       --
                          ---------  ---------  ---------  --------  --------
        Net cash
         provided by
         operating
         activities.....     22,084    179,480    111,383     8,834    11,278
                          ---------  ---------  ---------  --------  --------
Cash Flows from Invest-
 ing Activities:
  Purchase of fixed as-
   sets.................    (29,247)   (47,000)  (143,304)      --        --
                          ---------  ---------  ---------  --------  --------
        Net cash used in
         investing
         activities.....    (29,247)   (47,000)  (143,304)      --        --
                          ---------  ---------  ---------  --------  --------
Cash Flows from Financ-
 ing Activities:
  Payments on capital
   lease obligations....    (31,227)   (34,015)   (10,993)      --    (15,244)
  Net (payments on) pro-
   ceeds from bank line
   of credit............   (163,000)   280,000     10,000   180,000   (80,000)
  Principal repayment of
   notes payable........        --     (65,000)       --        --        --
                          ---------  ---------  ---------  --------  --------
        Net cash (used
         in) provided by
         financing
         activities.....   (194,227)   180,985       (993)  180,000   (95,244)
                          ---------  ---------  ---------  --------  --------
Net (Decrease) Increase
 in Cash and Cash Equiv-
 alents.................   (201,390)   313,465    (32,914)  188,834   (83,966)
Cash and Cash Equiva-
 lents, Beginning of Pe-
 riod...................      4,955   (196,435)   117,030   117,030    84,116
                          ---------  ---------  ---------  --------  --------
Cash and Cash Equiva-
 lents, End of Period...  $(196,435) $ 117,030  $  84,116  $305,864  $    150
                          =========  =========  =========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                           PATIENT-CARE MEDICAL SALES

                       NOTES TO FINANCIAL STATEMENTS

   (INFORMATION AT MAY 31, 1995 AND 1996 AND FOR THE TWO MONTHS THEN ENDED IS
                                UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  Patient-Care Medical Sales (the "Company") is a wholesaler of home health care products, primarily incontinence, ostomy and wound care supplies. The Company is located in Santa Fe Springs, California.

 Merchandise Inventory

  Inventory is stated at the lower of cost or market and is accounted for using the weighted moving-average cost method, which approximates the first-in, first-out (FIFO) method.

 Fixed Assets

  The cost of property and equipment is depreciated and amortized over the estimated useful lives of the related assets, as follows:

      Equipment, computers and fixtures  5-7 years Straight-line
      Leasehold improvements               5 years Straight-line

 Cash and Cash Equivalents

  For the accompanying statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which is an asset and liability method. Under the asset and liability method, deferred taxes are established for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities at currently enacted tax laws and rates.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Disclosure of Fair Value of Financial Instruments

  The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, bank line-of-credit payable and note payable to shareholder. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The Company's outstanding bank line of credit bears interest at a variable market rate and has a carrying amount that approximates fair value. The note payable to shareholder carries a fixed rate of interest that also approximates fair value, based on rates available to the Company for debt with similar terms and remaining maturities.

 Interim Financial Information

  The financial statements at May 31, 1996 and for the two months then ended are unaudited. In the opinion of the Company's management, the unaudited financial statements at May 31, 1996 and for the two months then ended include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation. The results of operations for the two months ended May 31, 1996 are not necessarily indicative of the results to be expected for the full year.

                          PATIENT-CARE MEDICAL SALES

  (INFORMATION AT MAY 31, 1995 AND 1996 AND FOR THE TWO MONTHS THEN ENDED IS
                                UNAUDITED)


(2) DEBT

  Debt consists of the following at March 31, 1995 and 1996:

                                                             1995       1996
                                                          ---------- ----------
   Sanwa Bank line of credit............................. $  880,000 $  890,000
   Note payable to a shareholder.........................    271,500    271,500
   Equipment capital leases..............................    195,113    184,120
                                                          ---------- ----------
                                                          $1,346,613 $1,345,620
                                                          ========== ==========

  The Company has an agreement with Sanwa Bank which provides for a $1,400,000 line of credit secured by substantially all the assets of the Company. Outstanding borrowings bear interest monthly at the annual rate of prime plus 1% (or 9.25% at March 31, 1996). The line of credit agreement expires on July 31, 1996, at which time all outstanding borrowings and unpaid interest are due in full. The agreement requires the Company to comply with certain covenants and to satisfy certain financial tests and ratios.

  In February 1993, the shareholder of the Company advanced funds to the Company in the amount of $271,500 in return for a promissory note. The note is due in February 1997 and bears interest monthly at an interest rate of 11% per annum. The note is secured by substantially all the Company's assets and is subordinate to the bank line of credit.

  The Company also has equipment capital leases ranging in maturities from June 1997 to February 2000 and bearing interest rates ranging from 7% to 13%.

(3) INCOME TAXES

  The provision (benefit) for income taxes for the years ended March 31, 1994, 1995 and 1996 consists of the following:

                                                       1994      1995     1996
                                                     --------  --------  -------
U.S. Federal--
  Current........................................... $ 45,603  $210,896  $30,529
  Deferred..........................................  (19,262)  (44,528)  35,308
State--
  Current...........................................   16,136    57,834    9,208
  Deferred..........................................   (5,808)  (13,429)  10,647
                                                     --------  --------  -------
                                                     $ 36,669  $210,773  $85,692
                                                     ========  ========  =======

                          PATIENT-CARE MEDICAL SALES

  (INFORMATION AT MAY 31, 1995 AND 1996 AND FOR THE TWO MONTHS THEN ENDED IS
                                UNAUDITED)

(3) INCOME TAXES (CONTINUED)


  Under SFAS No. 109, net current deferred tax assets or liabilities and net long-term deferred tax assets or liabilities are reported separately in the Company's accompanying balance sheets. Deferred taxes result primarily from nondeductible accruals and reserves and tax bases differing from financial reporting bases of inventories and fixed assets. The components of the deferred taxes as of March 31, 1995 and 1996 are as follows:

                                                                   1995
                                                             -----------------
                                                                       LONG-
                                                             CURRENT    TERM
                                                             -------- --------
Deferred tax assets......................................... $113,350 $  9,816
Deferred tax liabilities....................................      --       --
                                                             -------- --------
                                                             $113,350 $  9,816
                                                             ======== ========
                                                                   1996
                                                             -----------------
                                                                       LONG-
                                                             CURRENT    TERM
                                                             -------- --------
Deferred tax assets......................................... $ 89,826 $    --
Deferred tax liabilities....................................      --   (12,615)
                                                             -------- --------
                                                             $ 89,826 $(12,615)
                                                             ======== ========

  The provision for income taxes is different from the amount computed by applying the U.S. federal statutory income tax rate of 34% to income before provision for income taxes, primarily due to state taxes net of federal income tax benefit.

(4) RETIREMENT PLAN

  In 1996, the Company adopted a qualified, defined contribution 401(k) plan covering eligible full-time employees during the 1996 fiscal year. The Company matches 25% of employee contributions up to 6% of their annual salary and may also make discretionary contributions. Contributions to the plan by the Company amounted to $7,014 in 1996.

(5) COMMITMENTS AND CONTINGENCIES

 Lease

  The Company currently has a lease for its Santa Fe Springs warehouse facility which expires in May 1998. Rent expense, including common area maintenance charges, charged against operations under the lease amounted to $212,433, $169,739 and $176,077 in 1994, 1995 and 1996, respectively.

  At March 31, 1996, approximate future minimum lease payments under this noncancelable operating lease are as follows:

            YEAR                                  AMOUNT
            ----                                 --------
            1997................................ $160,920
            1998................................  160,920
            1999................................   26,820
                                                 --------
                                                 $348,660
                                                 ========

                          PATIENT-CARE MEDICAL SALES

   (INFOMATION AT MAY 31, 1995 AND 1996 AND FOR THE TWO MONTHS THEN ENDED IS
                                UNAUDITED)

(6) SUPPLEMENTAL CASH FLOWS DISCLOSURE

  Cash payments for interest and income taxes and certain noncash transactions were as follows:

                                                                 TWO MONTHS
                                                                    ENDED
                                       YEAR ENDED MARCH 31,        MAY 31,
                                     ------------------------- ---------------
                                      1994     1995     1995    1995    1996
                                     ------- -------- -------- ------- -------
                                                                 (UNAUDITED)
Interest............................ $61,740 $268,730 $146,182 $22,285 $21,229
Income taxes........................  36,222   88,124  408,535     --      --
Equipment acquired under capital
 lease obligations..................     --   179,172      --      --      --
                                     ======= ======== ======== ======= =======

(7) SUBSEQUENT EVENT

  On April 18, 1996, the stockholder of the Company signed a confidential letter of intent to sell the outstanding stock to Suburban Ostomy Supply Co., Inc. The proposed transaction is subject to a number of conditions, including the negotiation of a definitive agreement and satisfactory completion of due diligence by the buyer.

Graphic depiction of the Company's Direct Marketing material and training and telemarketing Staffs.

                                    [LOGO]

                             3,900,000 SHARES
                                 COMMON STOCK


                                  PROSPECTUS


                           DEAN WITTER REYNOLDS INC.

                           BEAR, STEARNS & CO. INC.

                            WILLIAM BLAIR & COMPANY

                          WHEAT FIRST BUTCHER SINGER


                                      , 1996

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby (including the Common Stock which may be issued pursuant to an over-allotment option) are as follows:

                                                                     AMOUNTS
                                                                   -----------
   SEC Registration fee........................................... $ 21,652.00
   NASD filing fee................................................ $  6,753.00
   Nasdaq National Market fee..................................... $ 46,700.00
   Printing Expenses.............................................. $150,000.00
   Legal fees and expenses........................................ $300,000.00
   Accounting Fees and expenses................................... $125,000.00
   Blue sky fees and expenses (including legal fees and ex-
    penses)....................................................... $ 25,000.00
   Transfer agent and registrar fees and expenses................. $ 20,000.00
   Miscellaneous.................................................. $104,895.00
                                                                   -----------
       Total...................................................... $800,000.00
                                                                   -----------

  The Company will bear all expenses shown above.
- --------
* All amounts are estimated, except SEC Registration, NASD and Nasdaq National Market Fees.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 67 of Chapter 156B of the Massachusetts Business Corporation Law, which is applicable to the Company, provides as follows:

  Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by: (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this Section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

  No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

  The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

  In addition, pursuant to its Articles of Organization and Bylaws, the Company shall indemnify its directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

  The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

  The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers and has entered into indemnification agreements with its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the past three years, Suburban has issued the following securities, none of which have been registered under the Securities Act of 1933, as amended (the "Act"):

    (a) On July 3, 1995, in connection with the recapitalization of the Company, the Company sold: (i) an aggregate of 4,340,000 shares (after giving effect to the 100 for 1 Common Stock split effected July 3, 1995, the 50 for 1 Common Stock split effected April 10, 1996 and the 3.1 for 1 Common Stock split effected June 21, 1996) to Summit Ventures, Summit Investors, Summit Debt Fund and BSC for an aggregate purchase price of $100,000; and (ii) an aggregate of 66,500 shares of its Redeemable Preferred Stock to Summit Partners for an aggregate consideration of $6,650,000. In connection with the July 3, 1995 recapitalization, the Company also issued $9,250,000 in principal amount of Summit Notes and the Management Notes. Finally, in connection with the July 3, 1995 recapitalization, the Company granted to certain officers of the Company options to purchase 620,000 (post-splits) shares of its Common Stock.

    (b) In connection with the acquisition of St. Louis Ostomy the Company issued the St. Louis Note.

    (c) On October 12, 1995 and April 31, 1996, the Company issued an aggregate of 23,250 shares (post-splits) of Common Stock upon the exercise by Mr. Manos of option to purchase such shares, at exercise price of $0.81 per share (post-splits).

    (d) On October 31, 1995, the Company granted to various employees options to purchase an aggregate of 29,450 shares (post-splits) pursuant to the Company's 1995 Stock Option Plan.

    (e) On January 22, 1996, the Company issued the Bank Warrant.

ITEM 16. EXHIBITS

  Exhibits:

   *1.1 Form of Underwriting Agreement
    3.1 Restated Articles of Organization, as amended
    3.2 Bylaws
    5.1 Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional
        Corporation, as to the legality of the securities being registered
   10.1 Stock Purchase and Redemption Agreement, among the Company, Summit,
        BSC, the Management Stockholders and Melvin Aronson, dated July 3, 1995
   10.2 Subordinated Debenture Purchase Agreement among the Company, Summit
        Debt and Summit Investors, dated July 3, 1995
   10.3 Shareholders' Agreement among the Company, Summit, BSC, the Management
        Stockholders and Melvin Aronson, dated July 3, 1995
   10.4 Registration Rights Agreement among the Company, Summit, BSC, the
        Management Stockholders and Melvin Aronson, dated July 3, 1995

   10.5  $6,615,000 12% Subordinated Debenture of the Company issued to Summit
         Debt, dated July 3, 1995
   10.6  $135,000 12% Subordinated Debenture of the Company issued to Summit
         Investors, dated July 3, 1995
   10.7  Suburban Ostomy Supply Co., Inc. Stock Option Plan
   10.8  Stock Option Agreement with Herbert Grey, dated July 3, 1995
   10.9  Stock Option Agreement with Donald Benovitz, dated July 3, 1995
   10.10 Stock Option Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.11 Stock Option Agreement with John Manos, dated July 3, 1995
   10.12 Employment Agreement with Herbert Gray, dated July 3, 1995
   10.13 Employment Agreement with Donald Benovitz, dated July 3, 1995
   10.14 Employment Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.15 Employment Agreement with Patrick Bohan, dated July 3, 1995
   10.16 Employment Agreement with John Manos, dated July 3, 1995
   10.17 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Melvin Aronson, dated July 3, 1995
   10.18 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Herbert P. Gray, dated July 3, 1995
   10.19 $375,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Donald Benovitz, dated July 3, 1995
   10.20 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company issued to Stephen N. Aschettino, dated July 3, 1995
   10.21 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company issued to Patrick Bohan, dated July 3, 1995
   10.22 Credit Agreement between the Company and The First National Bank of
         Boston, dated July 3, 1995
   10.23 First Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated January 22, 1996
   10.24 Second Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated June 14, 1996
   10.25 Proposed terms and conditions of Amended Credit Facility from the Bank
   10.26 Warrant to purchase shares of Common Stock issued to the Bank, dated
         January 22, 1996
   10.27 Stock Purchase Agreement relating to the Purchase of St. Louis Ostomy by the Company, dated January 22, 1996
   10.28 Non-Competition Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.29 $1,235,000 10% Subordinated Promissory Note of the Company issued to
         Michael J. Quinn, dated January 22, 1996
   10.30 Employment Letter Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.31 Stock Purchase Agreement relating to the Purchase of Patient-Care by the Company, dated June 14, 1996
   10.32 Escrow Agreement among the Company and the Stockholders of Patient-
         Care, dated June 14, 1996
   10.33 Non-Competition Agreement by Nate Spunt for the benefit of the Company and Patient-Care, dated June 14, 1996
   10.34 Employment Agreement between Patient-Care and John Somers, dated June
         14, 1996
   10.35 UPS Ground Incentive Program Contract Carrier Agreement between the
         Company and UPS, dated February 13, 1995
   10.36 Letter Agreement between the Company and UPS, dated August 23, 1995
   10.37 UPS Consignee Billing Contract Courier Agreement between the Company and UPS, dated September 23, 1995

   10.38  Lease of New Englander Industrial Park between the Company and GBA
          Realty Trust, dated August 1991
   10.39  Lease and Agreement between the Company and GBA Realty Corp., dated
          August 1, 1993
   10.40  Lease Agreement between the Company and Suburban Grayson Atlanta
          Partnership, dated August 1, 1986
   10.41 Lease Agreement between the Company and Christmas Joint Venture, dated July 1, 1994
   10.42  Single Tenant Industrial Lease between the Company and Watson Land
          Company, dated August 18, 1994
    10.43 Agreement between the Company and Hollister Incorporated, as amended, dated March 16, 1984
   *11.1  Earnings Per Share Computations
   *23.1  Consent of Arthur Andersen LLP
   23.2   Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
          (included in Exhibit 5.1)
   24.1   Power of Attorney (included on signature page)
   27.1   Financial Data Schedule

- --------

* Filed with this Amendment No. 2.

  FINANCIAL STATEMENT SCHEDULES.

  The following financial statement schedule of the Company is furnished at the indicated page:

      Report of Independent Public Accountants (Page S-1)
      Schedule II--Valuation and Qualifying Accounts (Page S-2)

  All other schedules not listed are omitted because of the absence of conditions under which they are required.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BOSTON, MASSACHUSETTS, ON SEPTEMBER 18, 1996.

                                         Suburban Ostomy Supply Co., Inc.

                                                   /s/ Herbert P. Gray
                                         By: __________________________________
                                                     HERBERT P. GRAY
                                                      CHAIRMAN AND
                                                 CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

        /s/ Herbert P. Gray           Chairman of the
- ------------------------------------   Board of Directors     September 18,
          HERBERT P. GRAY              and Chief                1996
                                       Executive Officer

       /s/ Donald H. Benovitz         Director, President
- ------------------------------------   and Chief              September 18,
         DONALD H. BENOVITZ            Operating Officer        1996

     /s/ Stephen N. Aschettino        Vice President,
- ------------------------------------   Treasurer and          September 18,
       STEPHEN N. ASCHETTINO           Clerk (principal         1996
                                       accounting
                                       officer)

                                      Director
    /s/ Martin J. Mannion*                                       September 18,
- ------------------------------------                            1996
         MARTIN J. MANNION

                                      Director
    /s/ Joseph F. Trustey*                                       September 18,
- ------------------------------------                            1996
         JOSEPH F. TRUSTEY

  * under power of attorney

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Suburban Ostomy Supply Co., Inc.:

  We have audited in accordance with generally accepted auditing standards the 1993, 1994 and 1995 consolidated financial statements of Suburban Ostomy Supply Co., Inc. included in this Registration Statement and have issued our report thereon dated June 21, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in item 16.b. of this Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements as of September 3, 1994, September 2, 1995 and June 1, 1996 and for the years ended August 28, 1993, September 3, 1994 and September 2, 1995 and the thirty-nine weeks ended June 1, 1996, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
June 21, 1996

                         SUBURBAN OSTOMY AND SUBSIDIARY

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
            FOR THE PERIOD FROM AUGUST 29, 1992 THROUGH JUNE 1, 1996

                                         ADDITIONS
                                    --------------------
                         BALANCE AT CHARGED TO           DEDUCTIONS  BALANCE AT
                         BEGINNING  COSTS AND            WRITE-OFFS     END
                         OF PERIOD   EXPENSES  OTHER (1) OF BAD DEBT OF PERIOD
                         ---------- ---------- --------- ----------- ----------
Year ended August 28,
 1993
  Accounts receivable...  $   --     $ 89,974       --    $ 89,974    $    --
                          =======    ========  ========   ========    ========
Year ended September 3,
 1994
  Accounts receivable...  $   --     $ 49,802       --    $ 24,802    $ 25,000
                          =======    ========  ========   ========    ========
Year ended September 2,
 1995
  Accounts receivable...  $25,000    $ 21,384       --    $ 21,384    $ 25,000
                          =======    ========  ========   ========    ========
Thirty-nine weeks ended
 June 1, 1996
  Accounts receivable...  $25,000    $167,518  $104,942   $122,460    $175,000
                          =======    ========  ========   ========    ========

- --------
(1) Represents accounts receivable allowance of St. Louis Ostomy acquired on January 22, 1996.

                                 EXHIBIT INDEX

  Exhibits:

   *1.1  Form of Underwriting Agreement
    3.1  Restated Articles of Organization, as amended
    3.2  Bylaws
    5.1  Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation, as to the legality of the securities being registered
   10.1  Stock Purchase and Redemption Agreement, among the Company, Summit,
         BSC, the Management Stockholders and Melvin Aronson, dated July 3,
         1995
   10.2  Subordinated Debenture Purchase Agreement among the Company, Summit
         Debt and Summit Investors, dated July 3, 1995
   10.3  Shareholders' Agreement among the Company, Summit, BSC, the Management
         Stockholders and Melvin Aronson, dated July 3, 1995
   10.4  Registration Rights Agreement among the Company, Summit, BSC, the
         Management Stockholders and Melvin Aronson, dated July 3, 1995
   10.5  $6,615,000 12% Subordinated Debenture of the Company issued to Summit
         Debt, dated July 3, 1995
   10.6  $135,000 12% Subordinated Debenture of the Company issued to Summit
         Investors, dated July 3, 1995
   10.7  Suburban Ostomy Supply Co., Inc. Stock Option Plan
   10.8  Stock Option Agreement with Herbert Grey, dated July 3, 1995
   10.9  Stock Option Agreement with Donald Benovitz, dated July 3, 1995
   10.10 Stock Option Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.11 Stock Option Agreement with John Manos, dated July 3, 1995
   10.12 Employment Agreement with Herbert Gray, dated July 3, 1995
   10.13 Employment Agreement with Donald Benovitz, dated July 3, 1995
   10.14 Employment Agreement with Stephen N. Aschettino, dated July 3, 1995
   10.15 Employment Agreement with Patrick Bohan, dated July 3, 1995
   10.16 Employment Agreement with John Manos, dated July 3, 1995
   10.17 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Melvin Aronson, dated July 3, 1995
   10.18 $1,000,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Herbert P. Gray, dated July 3, 1995
   10.19 $375,000 12% Non-Negotiable Subordinated Promissory Note of the
         Company issued to Donald Benovitz, dated July 3, 1995
   10.20 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company
         issued to Stephen N. Aschettino, dated July 3, 1995
   10.21 $62,500 12% Non-Negotiable Subordinated Promissory Note of the Company
         issued to Patrick Bohan, dated July 3, 1995
   10.22 Credit Agreement between the Company and The First National Bank of
         Boston, dated July 3, 1995
   10.23 First Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated January 22, 1996
   10.24 Second Amendment to Credit Agreement among the Company, the Bank and
         St. Louis Ostomy, dated June 14, 1996
   10.25 Proposed terms and conditions of Amended Credit Facility from the Bank
   10.26 Warrant to purchase shares of Common Stock issued to the Bank, dated
         January 22, 1996
   10.27 Stock Purchase Agreement relating to the Purchase of St. Louis Ostomy by the Company, dated January 22, 1996

   10.28 Non-Competition Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.29  $1,235,000 10% Subordinated Promissory Note of the Company issued to
          Michael J. Quinn, dated January 22, 1996
   10.30 Employment Letter Agreement between the Company and Michael J. Quinn, dated January 22, 1996
   10.31 Stock Purchase Agreement relating to the Purchase of Patient-Care by the Company, dated June 14, 1996
   10.32  Escrow Agreement among the Company and the Stockholders of Patient-
          Care, dated June 14, 1996
   10.33 Non-Competition Agreement by Nate Spunt for the benefit of the Company and Patient-Care, dated June 14, 1996
   10.34  Employment Agreement between Patient-Care and John Somers, dated June
          14, 1996
   10.35  UPS Ground Incentive Program Contract Carrier Agreement between the
          Company and UPS, dated February 13, 1995
   10.36  Letter Agreement between the Company and UPS, dated August 23, 1995
   10.37 UPS Consignee Billing Contract Courier Agreement between the Company and UPS, dated September 23, 1995
   10.38  Lease of New Englander Industrial Park between the Company and GBA
          Realty Trust, dated August 1991
   10.39  Lease and Agreement between the Company and GBA Realty Corp., dated
          August 1, 1993
   10.40  Lease Agreement between the Company and Suburban Grayson Atlanta
          Partnership, dated August 1, 1986
   10.41 Lease Agreement between the Company and Christmas Joint Venture, dated July 1, 1994
   10.42  Single Tenant Industrial Lease between the Company and Watson Land
          Company, dated August 18, 1994
    10.43 Agreement between the Company and Holister Incorporated, as amended, dated March 16, 1984
   *11.1  Earnings Per Share Computations
   *23.1  Consent of Arthur Andersen LLP
   23.2   Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
          (included in Exhibit 5.1)
   24.1   Power of Attorney (included on signature page)
   27.1   Financial Data Schedule

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* Filed with this Amendment No. 2.